Exhibit 10.1

LOAN AGREEMENT

($45,000,000 U.S. REVOLVING LOAN FACILITY,

$15,000,000 CANADIAN REVOLVING LOAN FACILITY

$15,000,000 SINGAPORE REVOLVING LOAN FACILITY

AND

$10,000,000 U.K. REVOLVING LOAN FACILITY)

dated as of February 6, 2006

AMONG

VERITAS DGC INC.,

as U.S. Borrower,

VERITAS ENERGY SERVICES INC. and VERITAS ENERGY

SERVICES PARTNERSHIP,

as Canadian Borrowers,

VERITAS GEOPHYSICAL (ASIA PACIFIC) PTE. LTD.,

as Singapore Borrower

VERITAS DGC LIMITED,

as U.K. Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as U.S. Agent and Lead Arranger,

HSBC BANK CANADA,

as Canadian Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED,
SINGAPORE BRANCH,

as Singapore Agent

HSBC BANK PLC,

as U.K. Agent,

AND

THE OTHER LENDERS NOW OR HEREAFTER

PARTIES HERETO

i

	6.16	Environmental Matters.	71
	6.17	Collateral as of the Effective Date	71
7.		Affirmative Covenants.	72
	7.1	Taxes, Existence, Regulations, Property, Etc.	72
	7.2	Financial Statements and Information.	72
	7.3	Financial Tests	73
	7.4	Inspection.	73
	7.5	Further Assurances.	73
	7.6	Books and Records	73
	7.7	Insurance.	73
	7.8	Notice of Certain Matters.	74
	7.9	Capital Adequacy	74
	7.10	ERISA Information and Compliance.	75
	7.11	Intercompany Accounts.	76
8.		Negative Covenants.	76
	8.1	Borrowed Money Indebtedness.	76
	8.2	Liens.	77
	8.3	Contingent Liabilities.	77
	8.4	Mergers, Consolidations and Dispositions of Assets.	77
	8.5	Redemption, Dividends and Distributions	78
	8.6	Nature of Business.	79
	8.7	Transactions with Related Parties.	79
	8.8	Loans and Investments	79
	8.9	Subsidiaries	79
	8.10	Organizational Documents	80
	8.11	Unfunded Liabilities	80
	8.12	Acquisitions	80
	8.13	Negative Pledges.	80
	8.14	Limitation on Capital Expenditures	80
	8.15	Swap Exposure	81
	8.16	Material Subsidiaries	81
9.		Defaults.	81
	9.1	Events of Default.	81
	9.2	Right of Setoff	84
	9.3	Collateral Account.	84
	9.4	Preservation of Security for Letter of Credit Liabilities.	85
	9.5	Currency Conversion After Maturity.	85
	9.6	Remedies Cumulative.	86
10.		Agents.	86
	10.1	Appointment, Powers and Immunities.	86
	10.2	Reliance.	87
	10.3	Defaults	88
	10.4	Material Written Notices	88
	10.5	Rights as a Lender	88
	10.6	Indemnification.	88
	10.7	Non-Reliance on Agents and Other Lenders	89

	10.8	Failure to Act	89
	10.9	Resignation or Removal of Agent.	89
	10.10	No Partnership	90
	10.11	Authority of Agent	90
11.		Miscellaneous.	91
	11.1	Waiver	91
	11.2	Notices	91
	11.3	Expenses, Etc.	91
	11.4	Indemnification.	92
	11.5	Amendments, Etc.	93
	11.6	Successors and Assigns.	94
	11.7	Limitation of Interest.	97
	11.8	Survival	98
	11.9	Captions	98
	11.10	Counterparts.	98
	11.11	Governing Law.	98
	11.12	Severability.	98
	11.13	Interest Act (Canada)	98
	11.14	Judgment Currency	98
	11.15	Conflicts Between This Agreement and the Other Loan Documents	99
	11.16	Limitation on Charges; Substitute Lenders; Non-Discrimination	99
	11.17	WAIVER OF JURY TRIAL	99
	11.18	Confidentiality	100
	11.19	USA Patriot Act Notice	100
	11.20	Special Condition Precedent to Singapore Revolving Loans and Letters of Credit	101

EXHIBITS

A-1 — Request for Extension of Credit (U.S. Borrower)
A-2 — Request for Extension of Credit (Canadian Borrowers)
A-3 — Request for Extension of Credit (U.K. Borrower)
A-4 – Request for Extension of Credit (Singapore Borrower)
B — Rate Designation Notice
C — Canadian Revolving Note
D — U.S. Revolving Note
E — Assignment and Acceptance
F — Compliance Certificate
G — Bankers’ Acceptance Notice
H — Canadian Dollar Revolving Note
I — U.K. Revolving Note
J – Section 4.1(i) Certificate
K – Singapore Revolving Note

SCHEDULES

1.1(a) – Existing Letters of Credit
1.1(b) – Permitted Disposition
6.5 – Litigation
6.9 – Subsidiaries
8.1 – Existing Indebtedness
8.4 – Certain Conveyances of Equity Interests
8.5 – Permitted Redemption, Dividends and Distributions

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of February 6, 2006 (the “Effective Date”), by and among VERITAS DGC INC., a Delaware corporation (the “U.S. Borrower”); VERITAS ENERGY SERVICES INC., a corporation formed under the laws of the Province of Alberta, and VERITAS ENERGY SERVICES PARTNERSHIP, a general partnership formed under the laws of the Province of Alberta (collectively, the “Canadian Borrowers” and each a “Canadian Borrower”); VERITAS GEOPHYSICAL (ASIA PACIFIC) PTE. LTD. (Company registration number 200600860M), a company incorporated under the laws of Singapore (the “Singapore Borrower”), VERITAS DGC LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”); each of the lenders which is or may from time to time become a party hereto (individually, a “Lender” and, collectively, the “Lenders”, which terms shall include U.S. Lenders, Canadian Lenders, Singapore Lenders and U.K. Lenders); WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as agent for the U.S. Lenders (in such capacity, together with its successors in such capacity, the “U.S. Agent”) and as Lead Arranger; HSBC BANK CANADA (“HSBC Canada”), as agent for the Canadian Lenders (in such capacity, together with its successors in such capacity, the “Canadian Agent”); THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH (“HSBC Singapore”), as agent for the Singapore Lenders (in such capacity, together with its successors in such capacity, the “Singapore Agent”); and HSBC BANK PLC (“HSBC U.K.”), as agent for the U.K. Lenders (in such capacity, together with its successors in such capacity, the “U.K. Agent”).

The parties hereto agree as follows:

1.             Definitions.

1.1           Certain Defined Terms.

In this Agreement, terms defined above shall have the meanings ascribed to them above.  Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement or in the Loan Documents in the singular have the same meanings when used in the plural and vice versa):

Acceptance Fee means the fee payable in Canadian Dollars to each Canadian Lender in respect of the Bankers’ Acceptances accepted by such Canadian Lender computed in accordance with Section 2.3(c).

Accounts shall have the meaning assigned to it in Section 9.102 of the Texas UCC.

Additional Interest means the aggregate of all amounts accrued or paid pursuant to the Notes or any of the other Loan Documents (other than interest on the Notes at the Stated Rate and any Acceptance Fee) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by the Notes or any other amounts owing under any Loan Document.

Adjusted EBITDA for any period means EBITDA for such period less multi-client library amortization for such period.

Adjusted LIBOR means, with respect to each Interest Period applicable to a LIBOR Borrowing, a rate per annum equal to the quotient, expressed as a percentage, of (a) LIBOR with respect to such Interest Period divided by (b) 1.0000 minus the Eurodollar Reserve Requirement in effect on the first day of such Interest Period.

Affiliate means any Person controlling, controlled by or under common control with, any other Person (and, in the case of a Person who is incorporated in Singapore, includes a related corporation within the definition of the Companies Act, Chapter 50 of Singapore).  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

Agents means U.S. Agent, Canadian Agent, Singapore Agent and U.K. Agent, collectively.

Agreement means this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.

Annual Financial Statements means the annual audited financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of the fiscal year relating thereto and an income statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP in all material respects, and accompanied by the opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), which shall state that such financial statements present fairly in all material respects the financial position of such Person and, if such Person has any Subsidiaries, its consolidated Subsidiaries as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP.  As to U.S. Borrower only, Annual Financial Statements shall also include unaudited consolidating financial statements for U.S. Borrower and its Subsidiaries, each in Proper Form, certified by the chief financial officer or other authorized officer of U.S. Borrower as presenting fairly in all material respects the consolidating financial position of U.S. Borrower and its Subsidiaries.

Applicable BA Discount Rate means (a) with respect to any Canadian Lender that is a Schedule I Bank, as applicable to a BA being purchased by such Lender on any day, the CDOR Rate; and (b) with respect to any Canadian Lender that is not a Schedule I Bank, as applicable to a BA being purchased by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and (B) the average (as determined by the Canadian Agent in good faith) of the respective percentage discount rates (expressed to five decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Schedule II/III Reference Banks, in accordance with their normal market practices, at or about 10:00 a.m.

(Calgary, Alberta time) on such date, for purchase of bankers’ acceptances accepted by the Schedule II/III Reference Banks having identical issue and comparable maturity dates and in a comparable amount.

Applicable Canadian Pension Legislation means, at any time, any federal or provincial pension legislation then applicable to the Canadian Borrowers, including (to the extent applicable) the Employment Pension Plans Act (Alberta) and the ITA, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof.

Applications means all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by any Borrower in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of any Person.

Assignment and Acceptance shall have the meaning ascribed to such term in Section 11.6(b).

Availability Period means, for each Lender, the period from and including the Effective Date to (but not including) the Termination Date.

BA Discount Proceeds means in respect of any Bankers’ Acceptance being purchased by a Canadian Lender on any day under Section 2.3, an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by multiplying:

(A)                              the face amount of such Bankers’ Acceptance; by

(B)                                the quotient equal to one divided by the sum of one plus the product of:

(i)                                     the Applicable BA Discount Rate (expressed as a decimal) applicable to such  Bankers’ Acceptance; and

(ii)                                  a fraction, the numerator of which is the number of days remaining in the term of such Bankers’ Acceptance and the denominator of which is 365;

with such quotient being rounded up or down to the nearest fifth decimal place and .000005 being rounded up.

Bankers’ Acceptance or BA means a non-interest bearing draft in Canadian Dollars drawn by a Canadian Borrower on and accepted by a Canadian Lender and issued for value pursuant to Section 2.3 hereof and includes a depository bill under the DBNA and a bill of exchange under the Bills of Exchange Act (Canada).

Bankers’ Acceptance Liabilities means, at any time and in respect of any Bankers’ Acceptance, the face amount thereof if still outstanding and unpaid or, following maturity and payment thereof, the aggregate unpaid amount of all Reimbursement Obligations at that time due and payable in respect of the payment of such Bankers’ Acceptance upon maturity.

Bankers’ Acceptance Notice has the meaning specified in Section 2.3(a).

Bankruptcy Code means (i) the United States Bankruptcy Code, (ii) the Bankruptcy and Insolvency Act (Canada), (iii) the Companies’ Creditors Arrangement Act (Canada) and (iv) the Companies Act, Chapter 50 of Singapore read with the Bankruptcy Act, Chapter 20 of Singapore, as the same may be amended and together with any successor statutes.

Base Rate means, for any day, a rate per annum equal to the lesser of (a) the then applicable Margin Percentage from time to time in effect plus the greater of (1) the applicable Prime Rate for that day  and (2) in the case of Loans made to U.S. Borrower, the Federal Funds Rate for that day plus ½ of 1% or (b) the Ceiling Rate.  If for any reason the U.S. Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds  Rate for any reason, including, without limitation, the inability or failure of the U.S. Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be calculated without regard to that particular component.

Base Rate Borrowing means that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.

Borrowed Money Indebtedness means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments evidencing borrowed money, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies (and any other trade payables) and deferred payments for services to employees and former employees incurred in the ordinary course of such Person’s business), (v) all lease obligations of such Person which have been capitalized on the balance sheet of such Person in accordance with GAAP, (vi) all obligations of others secured by any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, equal to the lesser of the amount of such obligation or the fair market value of such Property, (vii) Interest Rate Risk Indebtedness and Currency Exchange Risk Indebtedness of such Person, (viii) all obligations of such Person in respect of outstanding letters of credit issued for the account of such Person (or for which such Person is primarily liable) or bankers’ acceptances drawn by such Person and (ix) all guarantees by such Person of another Person’s Borrowed Money Indebtedness described in the other provisions of this definition.

Borrowers means U.S. Borrower, Canadian Borrowers, Singapore Borrower and U.K. Borrower, collectively.  When used in connection with Canadian Obligations, the term “the applicable Borrower” shall mean the Canadian Borrowers, jointly.

Business Day means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas, New York, New York, Calgary, Alberta, Singapore or London, England, as applicable.

Calculation Date means the last Business Day of each month.

Canadian Agent shall have the meaning ascribed to such term in the Preamble of this Agreement.

Canadian Borrowers shall have the meaning ascribed to such term in the Preamble of this Agreement; provided that upon the merger of Veritas Energy Services Partnership with and into Veritas Energy Services Inc. as is contemplated by such parties, all references herein to the Canadian Borrowers or a Canadian Borrower shall mean Veritas Energy Services Inc.

Canadian Commitment means, as to any Canadian Lender, the obligation, if any, of such Canadian Lender to make Canadian Revolving Loans, incur or participate in Letter of Credit Liabilities relating to Canadian Letters of Credit and accept and purchase Bankers’ Acceptances in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite such Canadian Lender’s name on the signature pages hereof under the caption “Canadian Commitment”, or otherwise provided for in an Assignment and Acceptance (as the same may be increased or reduced from time to time pursuant to Section 2.4 hereof).

Canadian Dollars or C$ means lawful money of Canada.

Canadian Dollar Revolving Notes means the Notes of Canadian Borrowers evidencing the Canadian Revolving Loans denominated in Canadian Dollars, in the form of Exhibit H hereto.

Canadian Lender means each Lender party hereto with any Canadian Commitment or any outstanding Canadian Obligations.

Canadian Letters of Credit has the meaning assigned to such term in Section 2.2 hereof.

Canadian Obligations means, as at any date of determination thereof, the sum of the following (determined without duplication):  (i) the aggregate principal amount of Canadian Revolving Loans outstanding hereunder on such date, plus (ii) the aggregate amount of the Bankers’ Acceptance Liabilities outstanding on such date,  plus (iii) the aggregate amount of Letter of Credit Liabilities outstanding on such date relating to Canadian Letters of Credit.  For purposes of calculating the aggregate amount of Canadian Obligations, all amounts or values expressed in Canadian Dollars shall be converted into Dollars at the Exchange Rate in effect as of the date of determination.

Canadian Outside Equity Owners means all owners, other than U.S. Borrower or a Subsidiary of U.S. Borrower, of any Equity Interests in and to Veritas Energy Services Inc. as of the date hereof.  As of the date hereof, Canadian Outside Equity Owners constitute no more than 0.2% of the aggregate of all Equity Interests in and to Veritas Energy Services Inc. constituting

“Exchangeable Shares” and 3.3% of the aggregate of all Equity Interests in and to Veritas Energy Services Inc. constituting “Class A Exchangeable Shares Series 1”.

Canadian Prime Loans means Canadian Revolving Loans made pursuant to Section 2.1(b) hereof which are denominated in Canadian Dollars.

Canadian Prime Rate means, on any day, as to Canadian Prime Loans made to Canadian Borrowers, the annual rate of interest announced from time to time by HSBC Canada as its prime rate then in effect at its Principal Office, being the reference rate used by HSBC Canada for determining interest rates on commercial loans denominated in Canadian Dollars to borrowers in Canada.  The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and HSBC Canada,  each Agent and each Lender disclaims any statement, representation or warranty to the contrary.  HSBC Canada, any Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Canadian Prime Rate.

Canadian Resident means an Agent or Lender (a) that is resident in Canada for purposes of the ITA as a result of being incorporated or organized under the laws of Canada or a province thereof or (b) that is an “authorized foreign bank” as referred to in the ITA that will receive or distribute all payments to be received or distributed by it hereunder with respect to the Canadian Obligations in respect of its “Canadian banking business” for purposes of the ITA, with the result that it will be deemed to be a resident of Canada for purposes of the ITA with respect to such payments.

Canadian Revolving Loan means any revolving credit loan made pursuant to Section 2.1(b) hereof.

Canadian Revolving Notes means the Notes of Canadian Borrowers evidencing the Canadian Revolving Loans denominated in Dollars, in the form of Exhibit C hereto.

Canadian Subsidiary means any Subsidiary of U.S. Borrower that is organized or formed under the laws of Canada or any province or territory thereof.

Canadian Taxable Payment shall have the meaning ascribed to such term in Section 4.1(i)(ii) hereof.

Canadian Withholding Tax shall have the meaning ascribed to such term in Section 4.1(i)(ii) hereof.

Capital Expenditures means, with respect to any Person for any period, expenditures in respect of fixed or capital assets by such Person, including capital lease obligations incurred during such period (to the extent not already included), which would be reflected as additions to Property, plant or equipment on a balance sheet of such Person and its consolidated Subsidiaries, if any, prepared in accordance with GAAP; but excluding expenditures during such period for the repair or replacement of any fixed or capital asset which was destroyed, damaged or taken, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person or the proceeds of a condemnation award.  Capital Expenditures shall not include cash multi-client library investments or acquisitions permitted under Section 8.14 hereof.

Capitalization Ratio means, as of any day, the ratio of (a) Funded Debt of U.S. Borrower and its Subsidiaries, on a consolidated basis, as of the last day of its most recently ended fiscal quarter to (b) the sum of shareholders’ equity of U.S. Borrower and Funded Debt of U.S. Borrower and its Subsidiaries, on a consolidated basis, as of such date.

CDOR Rate means, on any day, an annual rate of interest equal to the average rate applicable to Canadian bankers’ acceptances appearing on the “Reuters Screen CDOR Page” on such day for bankers’ acceptances having identical issue and comparable maturity dates and in a comparable amount, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, if such  rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be calculated as the arithmetic mean of the rates applicable to Canadian bankers’ acceptances quoted by the Canadian Lenders which are listed in Schedule I to the Bank Act (Canada) as of 12:00 noon (Calgary, Alberta time) on such day for bankers’ acceptances having identical issue and comparable maturity dates and in a comparable amount, or if such day is not a Business Day, then on the immediately preceding Business Day.

Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable United States federal or Texas laws or, in the case of advances made in Singapore by Singapore Lenders to Singapore Borrower, all applicable laws of Singapore, or in the case of advances made in Canada by Canadian Lenders to Canadian Borrowers, whichever of applicable Canadian federal or Alberta laws  (or the laws of any other jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the express choice of law provisions set forth herein) permits the higher interest rate, stated as a rate per annum.  On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in §303 of the Texas Finance Code) for that day.  U.S. Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrowers, if and to the extent permitted by the Texas Finance Code.  Without notice to Borrowers or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

Change of Control means a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 35% of the aggregate voting power of all classes of Voting Stock of U.S. Borrower or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of U.S. Borrower such that such nominees, when added to any existing directors remaining on the Board of Directors of U.S. Borrower after such election who are Affiliates or Related Persons of such Unrelated Person or Group thereof and who were not on the Board of Directors twelve (12) months prior to such change, shall constitute a majority of the Board of Directors of U.S. Borrower.  As used herein (a) “Beneficially Own” means “beneficially own” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (b) “Group” means a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) “Unrelated Person” means at any time any Person other than U.S. Borrower or any Subsidiary of U.S. Borrower and other than any trust for any employee benefit plan of U.S. Borrower or any Subsidiary of U.S. Borrower; (d) “Related Person” of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) “Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Code means the U.S. Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or promulgated thereunder.

Collateral means all Property now or hereafter subject to the Liens created pursuant to any of the Security Documents.

Collateral Agency Agreement means that certain Collateral Agency Agreement dated concurrently herewith executed by and among Agents and Wells Fargo Bank, National Association, as Collateral Agent, as it may be amended, modified, restated, supplemented and in effect from time to time.

Commitment Fee Percentage means (i) on any day prior to April 30, 2006, 0.25% per annum and (ii) on and after May 1, 2006, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio as of the last day of the most recently ended fiscal quarter of U.S. Borrower and its consolidated Subsidiaries calculated by U.S. Agent as soon as practicable after receipt by U.S. Agent of all financial reports required under this Agreement with respect to such fiscal quarter (including a Compliance Certificate) (provided, however, that if the Commitment Fee Percentage is increased as a result of the reported Leverage Ratio, such increase shall be retroactive to the date as of which that U.S. Borrower was obligated to deliver such financial reports to U.S. Agent pursuant to the terms of this Agreement and provided further that if the Commitment Fee Percentage is decreased as a result of the reported Leverage Ratio, and such financial reports are delivered to U.S. Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of this Agreement, such decrease shall be retroactive to the date that U.S. Borrower was obligated to deliver such financial reports to U.S. Agent pursuant to the terms of this Agreement):

Commitment
Leverage Ratio	Fee Percentage

Greater than or equal to
2.00 to 1.00	0.375

Greater than or equal to
1.50 to 1.00 but less than
2.00 to 1.00	0.30

Greater than or equal to
1.00 to 1.00 but less than
1.50 to 1.00	0.25

Less than 1.00 to 1.00	0.20

Commitment Percentage means, as to any Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s U.S. Commitment, Canadian Commitment, Singapore Commitment or U.K. Commitment, as the case may be, and the denominator of which is the aggregate amount of the U.S. Commitments, Canadian Commitments, Singapore Commitment or U.K. Commitments, as the case may be, of all Lenders.

Compliance Certificate shall have the meaning given to it in Section 7.2(c) hereof.

Contribution Agreements means those certain Contribution Agreements dated concurrently herewith executed by and among, respectively, (i) U.S. Borrower and the guarantors in respect of the U.S. Obligations, (ii) Canadian Borrowers and the guarantors in respect of the Canadian Obligations, (iii) Singapore Borrower and the guarantors in respect of the Singapore Obligations and (iv) U.K. Borrower and the guarantors in respect of the U.K. Obligations, as they may from time to time be amended, modified, restated or supplemented.

Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code or under Applicable Canadian Pension Legislation.

Corporation means any corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.

Cover for Letter of Credit Liabilities or any Bankers’ Acceptance Liabilities shall be effected by (i) delivering to the applicable Agent a letter of credit in form and substance, and issued by a Person, acceptable to the applicable Agent in its sole discretion or (ii) paying to the applicable Agent immediately available funds, to be held by the applicable Agent in a collateral account maintained by the applicable Agent at its Principal Office and collaterally assigned to the applicable Agent as security for the applicable Obligations using documentation reasonably satisfactory to the applicable Agent in the amount required by any applicable provision hereof.  Such letters of credit and amounts in such collateral account shall be retained by the applicable Agent until such time as the applicable Letter of Credit shall have expired and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied or the applicable Bankers’ Acceptance shall have matured and the related Bankers’ Acceptance Liabilities shall have been fully satisfied; provided, however, that at such time if a Default or

Event of Default has occurred and is continuing, the applicable Agent shall not be required to release such letters of credit or amounts in such collateral account from the time of such collateral assignment until such Default or Event of Default shall have been cured or waived.

Currency Exchange Risk Indebtedness means all obligations and indebtedness (on a “net” basis) of any Obligor with respect to the program for the hedging of currency exchange risk provided for in any program entered into by such Obligor for the purpose of reducing such Obligor’s exposure to currency exchange fluctuations and not for speculative purposes, as it may from time to time be amended, modified, restated or supplemented.

DBNA means the Depository Bills and Notes Act (Canada).

Default means an event, act or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

Dollars, US$ and $ means lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary of U.S. Borrower other than a Foreign Subsidiary.

EBITDA means, without duplication, for any period the consolidated net income/loss (excluding any extraordinary gains or losses) of U.S. Borrower and its Subsidiaries, on a consolidated basis, plus, to the extent deducted in calculating consolidated net income/loss, depreciation (calculated net of capitalized multi-client library expense), amortization (including multi-client library amortization), Non-Cash Items, interest expense (in accordance with GAAP), and United States federal, state, provincial and foreign income tax expense, and minus, to the extent added in calculating consolidated net income/loss, any Non-Cash Items.

Effective Date shall the meaning ascribed to such term in the Preamble of this Agreement.

Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the United States Occupational Safety and Health Act, as amended, or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution, contamination, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.  An “Environmental Claim” includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

Environmental Liabilities means all liabilities arising from any Environmental Claim, Environmental Permit or Requirements of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to Property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys’ fees and court costs.

Environmental Permit means any permit, license, approval or other authorization under any applicable Requirement of Environmental Law relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.

Equipment shall have the meaning assigned to it in Section 9.102 of the Texas UCC.

Equity Interests means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in any applicable Person or any warrants, options or other rights to acquire such interests.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder and, as the context may require, Applicable Canadian Pension Legislation.

Eurodollar Rate means for any day during an Interest Period for a LIBOR Borrowing a rate per annum equal to the lesser of (a) the sum of (1) the Adjusted LIBOR in effect on the first day of such Interest Period plus (2) the applicable Margin Percentage from time to time in effect and (b) the Ceiling Rate.  Each Eurodollar Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Sections 3.3 and 11.16 hereof.

Eurodollar Reserve Requirement means, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next highest one ten thousandth (.0001)) which is in effect on such day for determining all reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to “Eurocurrency liabilities,” as currently defined in Regulation D.  Each determination of the Eurodollar Reserve Requirement by U.S. Agent shall be conclusive and binding, absent manifest error, and may be computed using any commercially reasonable averaging and attribution method.

Euros means the lawful currency for the time being of the European Community.

Event of Default shall have the meaning assigned to it in Section 9.1 hereof.

Exchange Rate means, on any day, with respect to any foreign currency in relation to Dollars or Dollars in relation to any foreign currency, the noon buying rate in New York City for cable transfers payable in the applicable foreign currencies as certified to the Federal Reserve Board by the Federal Reserve Bank of New York for customs purposes on such day, as published on such day pursuant to Federal Reserve Board Statistical Release H.10; provided, however, that in the event that any applicable exchange rate cannot be determined on any day by the foregoing procedure, then such exchange rate shall be determined for such day in accordance with such commercially reasonable procedures as the applicable Agent may elect.

Excluded Taxes means, in the case of a Lender or Agent (or a participant in any Obligation), the taxes imposed or measured by reference to its income, profits, overall capital or overall net worth and franchise taxes imposed on it, in each case, by (a) the jurisdiction in which such Lender or Agent (or such participant) is resident or incorporated or organized or is otherwise carrying on business through a fixed base or permanent establishment or office, or (b) the jurisdiction in which such Lender’s or Agent’s (or such participant’s) lending office or branch in respect of which payments or extensions of credits under this Agreement are made or are attributable is located or any Loan hereunder is arranged or booked.

Existing Letters of Credit means the letters of credit described on Schedule 1.1(a) hereto.

Federal Funds Rate means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any such day which is a Business Day, the average of the quotations for such day on such transactions received by U.S. Agent from three federal funds brokers of recognized standing selected by U.S. Agent in its sole and absolute discretion.

Financing Statements means all such Uniform Commercial Code or Canadian provincial personal property security financing statements or, in the case of a Lien created in England and Wales, forms 395 completed in accordance with Section 395 of the Companies Act 1985, as U.S. Agent shall reasonably require, in Proper Form, duly executed or authorized, as applicable, by the applicable Borrower (or any other applicable Obligor) to perfect or continue perfection of the applicable Agent’s Liens in any applicable Collateral, as any of the foregoing may from time to time be amended, modified, supplemented or restated.

First Currency shall have the meaning ascribed to such term in Section 11.14 hereof.

Foreign Subsidiary means any Subsidiary which is organized or incorporated under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

Funded Debt means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments evidencing borrowed money, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies and deferred payments for services to employees and former employees incurred in the ordinary course of such Person’s business), (v) all lease obligations of such Person which have been capitalized on the balance sheet of such Person in accordance with GAAP, (vi) all obligations of others secured by any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, equal to the lesser of the amount of such obligation or the fair market value of such Property, (vii) all obligations of such Person in respect of outstanding letters of credit issued for the account of such Person (or for which such Person is primarily liable) which support Borrowed Money Indebtedness or in respect of outstanding bankers’ acceptances drawn by such Person and (viii) all guarantees by  such Person in respect of another Person’s Borrowed Money Indebtedness.

Funding Loss means, with respect to (a) any Borrower’s payment of principal of a LIBOR Borrowing on a day other than the last day of the applicable Interest Period; (b) any Borrower’s failure to borrow a LIBOR Borrowing or to borrow funds by way of Bankers’ Acceptances on the date specified by such Borrower; (c) any Borrower’s failure to make any prepayment of the Loans (other than Base Rate Borrowings and Canadian Prime Loans) on the date specified by such Borrower, or (d) any cessation of a Eurodollar Rate to apply to the Loans or any part thereof pursuant to Section 3.3, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability actually incurred by any Lender resulting therefrom  (including but not limited to any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain a Loan).

GAAP means, as to a particular Person, such United States accounting practice as  conforms at the time to generally accepted accounting principles, consistently applied for all periods after the Effective Date so as to present fairly the financial condition, and results of operations and cash flows, of such Person.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board, all reports and financial statements required hereunder may be prepared in accordance with such change so long as the applicable Person provides to U.S. Agent such disclosures of the impact of such change as U.S. Agent may reasonably require. No such change in any accounting principle or practice shall, in itself, cause a Default or Event of Default hereunder (but Borrowers, U.S. Agent and Lenders shall negotiate in good faith to replace any financial covenants hereunder  to the extent such financial covenants are affected by such change in accounting principle or practice).

General Intangibles shall have the meaning assigned to it in Section 9.102 of the Texas UCC.

Governmental Authority means any governmental authority of  the United States of America or any state thereof, the District of Columbia, Canada, the United Kingdom, Singapore, any Province of Canada,  or of any other foreign jurisdiction and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having or asserting jurisdiction over any Agent, any Lender, any Obligor or their respective Property.

Guaranties means, collectively, (i) the Guaranties dated concurrently herewith executed by each Material Subsidiary of U.S. Borrower (other than Foreign Subsidiaries) in favor of U.S. Agent, for the benefit of U.S. Lenders,  (ii) the Guaranties dated concurrently herewith executed by U.S. Borrower, by each Material Subsidiary of U.S. Borrower (other than Foreign Subsidiaries), by the U.K. Borrower, by the Singapore Borrower and by each Material

Subsidiary of Canadian Borrower in favor of Canadian Agent, for the benefit of Canadian Lenders and the Guaranties dated concurrently herewith executed by the respective Canadian Borrowers with respect to Canadian Obligations of the other Canadian Borrower in favor of Canadian Agent, for the benefit of Canadian Lenders, with respect to Canadian Obligations of the other Canadian Borrower, (iii) the Guaranties dated concurrently herewith executed by U.S. Borrower, by each Material Subsidiary of U.S. Borrower (other than Foreign Subsidiaries) , by the U.K. Borrower, by the Canadian Borrower and by each Material Subsidiary of Singapore Borrower in favor of Singapore Agent, for the benefit of Singapore Lenders, (iv) the Guaranties dated concurrently herewith executed by U.S. Borrower, by each Material Subsidiary of U.S. Borrower (other than Foreign Subsidiaries) , by the Canadian Borrower, by the Singapore Borrower and by each Material Subsidiary of U.K. Borrower in favor of U.K. Agent, for the benefit of U.K. Lenders and (iv) any and all other guaranties hereafter executed in favor of any Agent, for the benefit of U.S. Lenders, Canadian Lenders or U.K. Lenders, relating to the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

Hazardous Substance means petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of “Requirements of Environmental Law”.

HSBC Canada shall have the meaning ascribed to such term in the Preamble of this Agreement.

HSBC Singapore shall have the meaning ascribed to such term in the Preamble of this Agreement.

HSBC U.K. shall have the meaning ascribed to such term in the Preamble of this Agreement.

Information shall have the meaning ascribed to such term in Section 11.18 hereof.

Interest Coverage Ratio means, as of any day, the ratio of (a) EBITDA for the 12 months ending on such day less cash multi-client library investment during such 12-month period to (b) Interest Expense for such 12-month period.

Interest Expense means, for any period, total interest expense accruing on Borrowed Money Indebtedness of U.S. Borrower and its Subsidiaries during such period (including interest expense attributable to capitalized leases, facing fees, any commissions and charges with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate swap, collar, cap or similar agreements providing interest rate protection), determined in accordance with GAAP.

Interest Options means the Base Rate, each Eurodollar Rate and, as to the Canadian Dollar Revolving Notes only, the Canadian Prime Rate, and “Interest Option” means any of them.

Interest Payment Dates  means (a)  for Base Rate Borrowings and for Canadian Prime Loans, (i) March 31, 2006, (ii) the last day of each March, June, September and December thereafter prior to the Revolving Loan Maturity Date and (iii) the Revolving Loan Maturity Date; and (b) for LIBOR Borrowings, the end of the applicable Interest Period (and if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period) and the Revolving Loan Maturity Date.

Interest Period means, for each LIBOR Borrowing, a period commencing on the date such LIBOR Borrowing began and ending on the numerically corresponding day which is, subject to availability as set forth in Section 3.3(e), 1, 2, 3 or 6 months (or, if approved by U.S. Agent, 9 or 12 months) thereafter, as any Borrower shall elect in accordance herewith; provided, (1) unless U.S. Agent shall otherwise consent, no Interest Period with respect to a LIBOR Borrowing shall commence on a date earlier than three (3) Business Days after this Agreement shall have been fully executed; (2) any Interest Period with respect to a LIBOR Borrowing which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (3) any Interest Period with respect to a LIBOR Borrowing which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the appropriate calendar month; and (4) no Interest Period for a Revolving Loan shall ever extend beyond the Revolving Loan Maturity Date.

Interest Rate Risk Agreement means an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by U.S. Borrower for the purpose of reducing U.S. Borrower’s and its Subsidiaries’ exposure to interest rate fluctuations and not for speculative purposes, as it may from time to time be amended, modified, restated or supplemented.

Interest Rate Risk Indebtedness means the net obligation and indebtedness of any Obligor with respect to the program for the hedging of interest rate risk provided for in any Interest Rate Risk Agreement.

Inventory shall have the meaning assigned to it in Section 9.102 of the Texas UCC.

Investment means the purchase or other acquisition of any securities or indebtedness of, or the making of any loan, advance, transfer of Property (other than transfers in the ordinary course of business) or capital contribution to, or the incurring of any liability (other than trade accounts payable, letter of credit reimbursement agreements and deposit accounts with banks arising in the ordinary course of business), contingently or otherwise, in respect of the indebtedness of, any Person.

Issuer means the issuer (or, where applicable, each issuer) of a Letter of Credit under this Agreement.

IRS means the United States Internal Revenue Service.

ITA means the Income Tax Act (Canada).

Legal Requirement means any law (including common law), statute, treaty, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, or any determination or award of an abritrator or a court or other Governmental Authority, whether presently existing or arising in the future.

Lender and Lenders shall the meanings ascribed to such terms in the Preamble of this Agreement.

Lender Affiliate means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Letter of Credit Liabilities means, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.  For the purpose of determining at any time the amount described in clause (i), in the case of any Letter of Credit payable in a currency other than Dollars or Canadian Dollars, such amount shall be converted by the applicable Agent to Dollars by any reasonable method, and such converted amount shall be conclusive and binding, absent manifest error.  For purposes of calculating the aggregate amount of Letter of Credit Liabilities, all amounts or values expressed in Canadian Dollars shall be converted into Dollars at the Exchange Rate in effect as of the date of calculation.

Letters of Credit means the U.S. Letters of Credit, the Canadian Letters of Credit, the Singapore Letters of Credit and the U.K. Letters of Credit.

Leverage Ratio means, as of any day, the ratio of (a) Funded Debt of U.S. Borrower and its Subsidiaries, on a consolidated basis, as of the last day of its most recently ended fiscal quarter to (b) Adjusted EBITDA for the 4 quarter period ending on the last day of the most recent fiscal quarter for which financial statements are available.  In the event that any Person becomes a Subsidiary of U.S. Borrower during the applicable period for which the Leverage Ratio is being determined, Adjusted EBITDA of such Person shall be calculated on a pro forma basis as if such Person had been a Subsidiary of U.S. Borrower for all of such period so long as Agents and Lenders have been provided with Annual Financial Statements for the most recently ended fiscal year of such Person.  U.S. Borrower shall furnish to U.S. Agent supporting calculations for such pro forma adjustment and such other information as U.S. Agent may reasonably request to determine the accuracy of such calculation.

LIBOR means, for each Interest Period for any LIBOR Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by U.S. Agent and Borrowers) as of (i) 11:00 a.m., Houston, Texas time (in respect of a LIBOR Borrowing relating to the U.S. Revolving Loans), (ii) 12:00 noon, Calgary, Alberta time (in respect of a LIBOR Borrowing relating to the Canadian Revolving Loans), (iii) 12:00 noon, Singapore time (in respect of a LIBOR Borrowing relating to the Singapore Revolving Loans) or (iv) 12:00 noon, London, United Kingdom time (in respect of a LIBOR Borrowing relating to the U.K. Revolving Loans) (or, in any case, as soon thereafter as practicable) on the day two Business Days prior to the first day of such Interest Period for deposits in Dollars having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Borrowing to which such Interest Period relates.  If none of such Telerate Page 3750 nor any successor or similar service is available, then “LIBOR” shall mean, with respect to any Interest Period for any applicable LIBOR Borrowing, the rate of interest per annum, rounded upwards, if necessary, to the nearest 1/100th of 1%, quoted by (i) U.S. Agent at or before 11:00 a.m., Houston, Texas time (in respect of a LIBOR Borrowing relating to the U.S. Revolving Loans), (ii) Canadian Agent at or before 12:00 noon, Calgary, Alberta time (in respect of a LIBOR Borrowing relating to the Canadian Revolving Loans), (iii) Singapore Agent at or before 12:00 noon, Singapore time (in respect of a LIBOR Borrowing relating to the Singapore Revolving Loans) or (iv) U.K. Agent at or before 12:00 noon, London, United Kingdom time (in respect of a LIBOR Borrowing relating to the U.K. Revolving Loans) (or, in any case, as soon thereafter as practicable), on the date two Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to the applicable Agent by one or more prime banks selected by such Agent in its sole discretion, in the London interbank market, of deposits in Dollars for delivery on the first day of such Interest Period and having a maturity equal (or as nearly equal as may be) to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR Borrowing to which such Interest Period relates.  Each determination by U.S. Agent of LIBOR shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

LIBOR Borrowing means each portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate.

Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien (statutory or otherwise) or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions.

Loan Documents means, collectively, this Agreement, the Notes, the Bankers’ Acceptances, the Bankers’ Acceptance Notices, the Collateral Agency Agreement, the Guaranties, all Applications, the Security Documents, the Notice of Entire Agreement, all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to any Agent or any Lender pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Loans means the U.S. Revolving Loans, the Canadian Revolving Loans, the Singapore Revolving Loans and the U.K. Revolving Loans provided for by Section 2.1 hereof.

Majority Lenders means any two or more Lenders having greater than 50% of the aggregate amount of U.S. Commitments, the Canadian Commitments, the Singapore Commitments and the U.K. Commitments; provided that if all Commitments have terminated, the Majority Lenders shall be any two or more Lenders having greater than 50% of the aggregate amount of all Obligations outstanding.

Margin Percentage means (i) on any day prior to April 30, 2006, 0.00% per annum with respect to Base Rate Borrowings and Canadian Prime Loans and 1.00% per annum with respect to LIBOR Borrowings and (ii) on and after May 1, 2006, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio as of the last day of the then most recently ended fiscal quarter of U.S. Borrower and its consolidated Subsidiaries calculated by U.S. Agent as soon as practicable after receipt by U.S. Agent of all financial reports required under this Agreement with respect to such fiscal quarter (including a Compliance Certificate) (provided, however, that if the Margin Percentage is increased as a result of the reported Leverage Ratio, such increase shall be retroactive to the date that U.S. Borrower was obligated to deliver such financial reports to U.S. Agent pursuant to the terms of this Agreement and provided further that if the Margin Percentage is decreased as a result of the reported Leverage Ratio, and such financial reports are delivered to U.S. Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of this Agreement, such decrease shall be retroactive to the date that U.S. Borrower was obligated to deliver such financial reports to U.S. Agent pursuant to the terms of this Agreement):

		Canadian Prime Loans &
	LIBOR Borrowings	Base Rate Borrowings
Leverage Ratio	Margin Percentage	Margin Percentage

Greater than or equal to
2.00 to 1.00	1.50	0.50

Greater than or equal to
1.50 to 1.00 but less than
2.00 to 1.00	1.25	0.25

Greater than or equal to
1.00 to 1.00 but less than
1.50 to 1.00	1.00	0.00

Less than 1.00 to 1.00	0.75	0.00

Material Adverse Effect means any material and adverse effect (i) on the validity or enforceability of any of the Loan Documents or any of the rights or remedies of the Agents or the

Lenders thereunder or (ii) on the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of U.S. Borrower and its  Subsidiaries on a consolidated basis.

Material Subsidiary means (a) any Domestic Subsidiary, Canadian Subsidiary, Singapore Subsidiary or U.K. Subsidiary of U.S. Borrower whose (i)  total assets have a value (determined in accordance with GAAP) of at least $3,000,000 as of the last day of any fiscal quarter for a period of two preceding consecutive fiscal quarters or more, or (ii) annual revenues exceed $3,000,000 for the most recently ended four fiscal quarters of U.S. Borrower; (b) any Foreign Subsidiary (other than any Canadian Subsidiary, Singapore Subsidiary or U.K. Subsidiary) of U.S. Borrower whose (i)  total assets have a value (determined in accordance with GAAP) of at least $10,000,000 as of the last day of any fiscal quarter for a period of two consecutive preceding fiscal quarters or more, or (ii) annual revenues exceed $10,000,000 for the most recently ended four fiscal quarters of U.S. Borrower; and (c) any Subsidiary designated by the U.S. Borrower in writing as a Material Subsidiary.  Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of the U.S. Borrower included in the audited financial statements for purposes of this definition.

Maximum Canadian Available Amount means $15,000,000.  In connection with the application of any provision hereof using the term “Maximum Canadian Available Amount”, any amounts denominated in Canadian Dollars shall be converted to Dollars using the then current Exchange Rate.  The Maximum Canadian Available Amount is subject to change pursuant to Section 2.4 hereof.

Maximum Singapore Available Amount means $15,000,000.  In connection with the application of any provision hereof using the term “Maximum Singapore Available Amount”, any amounts denominated in Singapore Dollars shall be converted to Dollars using the then current Exchange Rate.  The Maximum Singapore Available Amount is subject to change pursuant to Section 2.4 hereof.

Maximum U.K. Available Amount means $10,000,000.  In connection with the application of any provision hereof using the term “Maximum U.K. Available Amount”, any amounts denominated in Pounds or Euros shall be converted to Dollars using the then current Exchange Rate.  The Maximum U.K. Available Amount is subject to change pursuant to Section 2.4 hereof.

Maximum U.S. Available Amount means $45,000,000.  The Maximum U.S. Available Amount is subject to change pursuant to Sections 2.4 hereof.

Multiemployer Plan means a Plan that is subject to Title IV of ERISA and is a “multiemployer plan” as defined in Section 3(37) of ERISA.

Non-Cash Items means as to any Person for any period, depreciation, amortization and other non-cash charges (including amortization of the capitalized balance of the multi-client data library of the Borrowers and their Subsidiaries) determined in accordance with GAAP.

Non-U.S. Participant shall have the meaning ascribed to such term in Section 4.1(d)(i) hereof.

Notes shall have the meaning assigned to such term in Section 2.7 hereof.

Notice of Entire Agreement means a notice of entire agreement, in Proper Form, executed by Borrowers, each other Obligor and Agents, as the same may from time to time be amended, modified, supplemented or restated.

Obligations means, as at any date of determination thereof, the sum of the following:  (i) the aggregate principal amount of Loans outstanding hereunder on such date, plus (ii) the aggregate amount of the outstanding Letter of Credit Liabilities on such date, plus (iii) the aggregate amount of outstanding Bankers’ Acceptance Liabilities on such date, plus (iv) all other outstanding liabilities, obligations and indebtedness of any Obligor to any Agent or Lender under any Loan Document on such date.   For purposes of calculating the aggregate amount of Obligations, all amounts or values expressed in Canadian Dollars, Singapore Dollars, Pounds or Euros shall be converted into Dollars at the applicable Exchange Rate in effect as of the date of determination and all amounts or values expressed in other currencies shall be converted into Dollars using such commercially reasonable means of determining the applicable exchange rate as the applicable Agent may elect.

Obligors means each Borrower and each Person now or hereafter an obligor pursuant to a Guaranty and/or a Security Agreement.

Organizational Documents means, with respect to a corporation organized under the laws of any State of the United States or any Province of Canada, the certificate of incorporation or  articles of incorporation and bylaws of such corporation; with respect to a company incorporated in Singapore, the certificate of incorporation and the memorandum and articles of association; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a trust, the instrument establishing such trust and with respect to any other Person, the agreements or instruments pursuant to which such Person was formed and by which such Person is governed; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

Past Due Rate means, on any day, a rate per annum equal to the lesser of (i) the Ceiling Rate for that day or (ii) the applicable Base Rate or Canadian Prime Rate, as the case may be, plus the Margin Percentage for Canadian Prime Rate Borrowings then in effect plus two percent (2%).

Patriot Act shall have the meaning ascribed to such term in Section 11.19 hereof.

Payor shall have the meaning ascribed to such term in Section 4.5 hereof.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA and any pension commission or similar body or fund constituted under any Applicable Canadian Pension Legislation.

Permitted Disposition means sale or other disposition of the business or assets described on Schedule 1.1(b) hereto on or before January 31, 2007.

Permitted Dividends means (i) dividends or distributions by a Subsidiary of U.S. Borrower to U.S. Borrower or any other Subsidiary (other than a Foreign Subsidiary) of U.S. Borrower and dividends or distributions by any Foreign Subsidiary of U.S. Borrower to any other Foreign Subsidiary of U.S. Borrower, (ii) stock dividends, and (iii) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and so long as Borrowers will have at least $20,000,000 in a combination of unused Commitments and unrestricted cash and cash equivalents (on a consolidated basis) subsequent to any applicable payment, dividends paid by U.S. Borrower to its shareholders after the date hereof in an aggregate amount not to exceed $25,000,000 from and after the date hereof, and (iv) so long as (x) no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (y) the Borrowers will have at least $150,000,000 in a combination of unused Commitments and unrestricted cash and cash equivalents (on a consolidated basis) subsequent to any applicable payment and (z) the  Leverage Ratio is less than 1.75 to 1.00 subsequent to any applicable payment, a one-time cash distribution to shareholders of the U.S. Borrower or a share repurchase by the U.S. Borrower in an amount not to exceed $150,000,000.

Permitted Investments means:  (a) readily marketable securities issued or fully guaranteed by the full faith and credit of the United States of America or of Canada or of the United Kingdom with maturities of not more than eighteen months; (b) commercial paper rated “Prime 2” by Moody’s Investors Service, Inc. or “A-2” by Standard and Poor’s Ratings Services or the equivalent thereof by Dominion Bond Rating Service Limited with maturities of not more than 270 days; (c) corporate or municipal obligations rated “A” or better by Moody’s Investors Service, Inc. and “A” or better by Standard and Poor’s Ratings Services; and (d) certificates of deposit, bankers’ acceptances, eurodollar deposits, other time deposits or repurchase obligations issued by, or tax exempt bonds backed by letters of credit issued by, any U.S., Canadian, Singapore or United Kingdom domestic bank having capital surplus of at least $500,000,000 or by any other financial institution acceptable to the Majority Lenders, all of the foregoing not having a maturity of more than one year from the date of issuance thereof.

Permitted Liens means each of the following: (a) Liens for taxes, but only to the extent that payment thereof shall not at the time be due or if due, the payment thereof is being  contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor; (b) Liens in effect on the Effective Date and disclosed to the Lenders in the financial statements delivered on or prior to the Effective Date pursuant to Section 6.2 hereof or in a schedule hereto; (c) normal reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and encumbrances which do not secure Borrowed Money Indebtedness and which do not have a material adverse effect on the value or utility of the applicable Property and zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, and restrictions on the use of Property, and which do not in any case singly or in the aggregate materially impair the present value or utility of the applicable Property; (d) Liens in favor of any Agent or any Lender under the Loan Documents, including without limitation, Liens securing Interest Rate Risk Indebtedness or Currency Exchange Risk Indebtedness owed to one or more of the U.S. Lenders (but not to any Person which is not, at such time, a U.S. Lender); (e) Liens incurred or deposits made in the ordinary course of business (1) in connection with workmen’s compensation, unemployment insurance, social security and other like laws, or (2) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (2), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property; (f) attachments, judgments and other similar Liens arising in connection with court proceedings, provided that with respect to court proceedings which could reasonably be expected to cause an Event of Default under Section 9.1(i) hereof, the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP; (g) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, artisans’, mechanics’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; (h) landlords’ liens arising under leases entered into in the ordinary course of business; (i) Liens securing purchase money indebtedness permitted under Section 8.1 hereof and covering the Property so purchased and pre-existing Liens securing indebtedness permitted under Section 8.1(h) hereof which do not cover Accounts or other Property comprising the Collateral; (j) capital leases and sale/leaseback transactions permitted under the other provisions of this Agreement; (k) customary rights of set-off, revocation, refund or charge back under deposit agreements or the Uniform Commercial Code (as adopted in any State) of banks and other financial institutions; and (l) extensions, renewals and replacements of Liens referred to in clauses (a) through (k) of this definition; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets covered by the Lien extended, renewed or replaced and that the Borrowed Money Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the indebtedness secured by the Lien extended, renewed or replaced.

Permitted Senior Indebtedness means Borrowed Money Indebtedness (in addition to Borrowed Money Indebtedness of U.S. Borrower and its Subsidiaries existing as of the date hereof and any refinancings thereof) in an aggregate principal amount not exceeding $50,000,000 with respect to which Borrower shall have demonstrated to the satisfaction of the U.S. Agent on a pro forma basis that no Default or Event of Default could be reasonably expected to arise as a result of the incurrence of such Borrowed Money Indebtedness and which (i) is unsecured, (ii) contains financial covenants which are no more onerous than the covenants set forth herein, and (iii) does not require any amortization prior to six (6) months after the Revolving Loan Maturity Date.

Permitted Subordinated Indebtedness means Borrowed Money Indebtedness with respect to which Borrower shall have demonstrated to the satisfaction of the U.S. Agent on a pro forma basis that no Default or Event of Default could be reasonably expected to arise as a result of the incurrence of such Borrowed Money Indebtedness and which (i) is unsecured, (ii) is subordinated to the Obligations in a manner and pursuant to documentation acceptable to the Majority Lenders, (iii) contains financial covenants which are no more onerous than the covenants set forth herein, (iv) does not require any amortization prior to six (6) months after the

Revolving Loan Maturity Date and (v) contains other terms and conditions standard in subordinated debt issuances.

Person means any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or any Applicable Canadian Pension Legislation and is either (a) maintained by, or contributed to by, any Borrower or any member of the Controlled Group for employees of any Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or (c) with respect to which Borrower or any member of the Controlled Group may have any liability, contingent or otherwise.

Pounds means the lawful currency for the time being of the United Kingdom.

Prime Rate means, on any day, (a) as to Loans made to U.S. Borrower, the rate of interest publicly announced by Wells Fargo as its prime rate in effect at its principal office in San Francisco, California, (b) as to Loans denominated in Dollars made to Canadian Borrowers, the base rate for that day for Loans denominated in Dollars made in Canada quoted by HSBC Canada, (c) as to Loans made to Singapore Borrower, the rate for that day for Loans denominated in Dollars quoted by HSBC Singapore and (d) as to Loans made to U.K. Borrower, the rate for that day for Loans denominated in Dollars quoted by HSBC U.K. to prime banks in the London interbank market for the relevant amount and the relevant period or such other rate as notified by HSBC U.K. to U.K. Borrower.  The Prime Rate is, in each case, a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Wells Fargo, HSBC Canada, HSBC Singapore, HSBC U.K., each Agent and each Lender disclaims any statement, representation or warranty to the contrary. Wells Fargo, HSBC Canada, HSBC Singapore, HSBC U.K., any Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

Principal Office means (a) as to Obligations of  U.S. Borrower, the principal office of U.S. Agent, presently located at 1000 Louisiana, 9th Floor, MAC: T5002-090, Houston, Texas 77002, (b) as to Obligations of Canadian Borrowers, the principal office of Canadian Agent, presently located at 407 - 8th Avenue S.W., Calgary, Alberta, T2P 1E5 Canada, (c) as to Obligations of Singapore Borrower, the principal office of Singapore Agent, presently located at 21 Collyer Quay, #08-01, HSBC Building, Singapore 049320, and (d) as to Obligations of U.K. Borrower, the principal office of U.K. Agent, presently located at The Cross, Gloucester, Gloucestershire GL1 2AP United Kingdom.

Proceeds of Remedies shall have the meaning ascribed to such term in Section 9.4 hereof.

Proper Form means in form and substance reasonably satisfactory to U.S. Agent.

Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Qualifying Lender shall have the meaning ascribed to such term in Section 4.1(i)(iii) hereof.

Quarterly Dates means the last day of each March, June, September and December, provided that if any such date is not a Business Day, then the relevant Quarterly Date shall be the next succeeding Business Day.

Quarterly Financial Statements means the quarterly financial statements of a Person, which statements shall include a balance sheet as of the end of the applicable fiscal quarter and an income statement for such fiscal quarter and for the fiscal year to date and a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures as of the end of and for the corresponding fiscal quarter of the preceding year, prepared in accordance with GAAP in all material respects except that such statements are condensed and exclude detailed footnote disclosures and certified by the chief financial officer or other authorized officer of such Person as fairly presenting, in all material respects, the consolidated financial condition of such Person as of such date. As to U.S. Borrower only, Quarterly Financial Statements shall also include unaudited consolidating financial statements for U.S. Borrower and its Subsidiaries, in Proper Form, certified by the chief financial officer or other authorized officer of U.S. Borrower as presenting fairly in all material respects the consolidating financial position of U.S. Borrower and its Subsidiaries.

Rate Designation Date means that Business Day which is (a) in the case of Base Rate Borrowings (i) by the U.S. Borrower, 11:00 a.m., Houston, Texas time, (ii) by the Canadian Borrowers, 12:00 noon, Calgary, Alberta time, (iii) by the Singapore Borrower, 11:00 a.m., Singapore time, and (iv) by the U.K. Borrower, 11:00 a.m., London, United Kingdom time, in each case on the date of such borrowing and (b) in the case of LIBOR Borrowings (i) by the U.S. Borrower, 11:00 a.m., Houston, Texas time, (ii) by the Canadian Borrowers, 12:00 noon, Calgary, Alberta time, (iii) by the Singapore Borrower, 12:00 noon, Singapore time, and (iv) by the U.K. Borrower, 11:00 a.m., London, United Kingdom time, in each case on the date three Business Days preceding the first day of any proposed Interest Period.

Rate Designation Notice means a written notice substantially in the form of Exhibit B.

Refunding Bankers’ Acceptance has the meaning specified in Section 2.3(b).

Regulation D means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the U.S. Federal Reserve System.

Regulatory Change means with respect to any Lender, any change on or after the Effective Date in any Legal Requirement (including, without limitation, Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.

Reimbursement Obligations means, as at any date, (i) the obligations of any Borrower then outstanding, or which may thereafter arise, in respect of Letters of Credit under this Agreement, to reimburse the applicable Issuers for the amount paid by such Issuers in respect of any drawing under such Letters of Credit and (ii) the obligations of the Canadian Borrowers then outstanding, or which may thereafter arise, in respect of any Bankers’ Acceptance purchased by any Canadian Lender or paid by it on maturity thereof.  Except for Canadian Letters of Credit denominated in Canadian Dollars, Reimbursement Obligations in respect of any Letter of Credit shall at all times be payable in Dollars notwithstanding any such Letter of Credit being payable in a currency other than Dollars.

Request for Extension of Credit means a request for extension of credit duly executed by any responsible officer, which may include the president, chief executive officer, the chief financial officer or the director of treasury of the applicable Borrower or any other Person duly authorized by one of such officers, appropriately completed and substantially in the form of Exhibit A-1 (U.S. Borrower), Exhibit A-2 (Canadian Borrowers), Exhibit A-3 (U.K. Borrower) or Exhibit A-4 (Singapore Borrower) attached hereto, as the case may be.

Required Canadian Collateral means all accounts receivable of Canadian Borrowers and their Material Subsidiaries, including any amounts payable by any Foreign Subsidiary to Canadian Borrowers or any of their Material Subsidiaries whether or not evidenced by promissory notes or other evidence of indebtedness.

Required Payment shall have the meaning ascribed to such term in Section 4.5 hereof.

Required Singapore Collateral means all accounts receivable of Singapore Borrower and its Material Subsidiaries, including any amounts payable by any Foreign Subsidiary to Singapore Borrower or any of its Material Subsidiaries whether or not evidenced by promissory notes or other evidence of indebtedness.

Required U.K. Collateral means all accounts receivable of U.K. Borrower and its Material Subsidiaries, including any amounts payable by any Foreign Subsidiary to U.K. Borrower or any of its Material Subsidiaries whether or not evidenced by promissory notes or other evidence of indebtedness.

Required U.S. Collateral means (i) all Accounts of U.S. Borrower and its Material Subsidiaries (other than Foreign Subsidiaries), including any amounts payable by any Foreign Subsidiary to U.S. Borrower or any of its Material Subsidiaries (other than Foreign Subsidiaries) whether or not evidenced by promissory notes or other evidence of indebtedness, (ii) the U.S. Land Data Library and (iii) all of the issued and outstanding Equity Interests in any Material Subsidiary of U.S. Borrower (other than Foreign Subsidiaries and other than Subsidiaries which are wholly-owned direct Subsidiaries of Foreign Subsidiaries) and 65% of the issued and outstanding Equity Interests in any Foreign Subsidiary which is a Material Subsidiary but which is not a Subsidiary of another Foreign Subsidiary.  The Required U.S. Collateral shall not include (i) Equity Interests in and to Veritas Energy Services Inc. constituting “Exchangeable Shares” or “Class A Exchangeable Shares Series 1” or (ii) any Equity Interests in or Property of any

Subsidiary of the U.S. Borrower formed under the laws of Australia or any state thereof or of Brazil or any state thereof.

Requirements of Environmental Law means all applicable requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state, provincial or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

Reset Date has the meaning specified in Section 2.9(a).

Restricted Indebtedness means Borrowed Money Indebtedness of the Borrowers or any of their Subsidiaries, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Article 8 hereof.

Revolving Loan Maturity Date means the maturity date of the Revolving Notes and the other Obligations, being February 1, 2011.

Revolving Loans means the U.S. Revolving Loans, the U.K. Revolving Loans, the Singapore Revolving Loans and the Canadian Revolving Loans.

Revolving Notes means the U.S. Revolving Notes, the U.K. Revolving Notes, the Singapore Revolving Notes, the Canadian Dollar Revolving Notes and the Canadian Revolving Notes.

Schedule I Bank means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

Schedule II Bank means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).

Schedule III Bank means an authorized foreign bank listed on Schedule III under the Bank Act (Canada).

Schedule II/III Reference Banks means HSBC Canada and other Schedule II Banks and/or Schedule III Banks as are agreed to from time to time by the Canadian Borrowers and the Canadian Agent; provided that there shall be no more than three Schedule II/III Reference Banks at any time.

SEC means the United States Securities and Exchange Commission.

Second Currency shall have the meaning ascribed to such term in Section 11.14 hereof.

Section 4.1(i) Certificate shall have the meaning ascribed to such term in Section 4.1(i)(i) hereof.

Section 212 Lender shall have the meaning ascribed to such term in Section 4.1(i)(iv) hereof.

Security Agreements means (i) the security agreements, each in Proper Form, executed or to be executed by U.S. Borrower and each of its Material Subsidiaries (other than Foreign Subsidiaries) in favor of U.S. Agent, securing the U.S. Obligations, covering all of the Required U.S. Collateral, (ii)  the security agreements, each in Proper Form, executed or to be executed by U.K. Borrower and each of its Material Subsidiaries in favor of U.K. Agent, securing the U.K. Obligations, covering all of the Required U.K. Collateral, (iii)  the security agreements, each in Proper Form, executed or to be executed by Singapore Borrower and each of its Material Subsidiaries in favor of Singapore Agent, securing the Singapore Obligations, covering all of the Required Singapore Collateral, and (iv) the security agreements, each in Proper Form, executed or to be executed by Canadian Borrowers and each of their Material Subsidiaries in favor of Canadian Agent, securing the Canadian Obligations, covering all of the Required Canadian Collateral, as the same may from time to time be amended, modified, restated or supplemented.

Security Documents means, collectively, the Security Agreements, the Financing Statements and any and all other security documents now or hereafter executed and delivered by any Obligor to secure all or any part of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.  Notwithstanding anything to the contrary set forth herein, at the option of any Agent, the Security Documents executed by U.S. Borrower and any of its Subsidiaries which are not Foreign Subsidiaries shall be executed in favor of the Collateral Agent under the Collateral Agency Agreement rather than in favor of the U.S. Agent and shall secure all of the Obligations rather than the U.S. Obligations.

Singapore Agent shall have the meaning ascribed to such term in the Preamble of this Agreement.

Singapore Borrower shall have the meaning ascribed to such term in the Preamble of this Agreement.

Singapore Commitment means, as to any Singapore Lender, the obligation, if any, of such Singapore Lender to make Singapore Revolving Loans, incur or participate in Letter of Credit Liabilities relating to Singapore Letters of Credit in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite such Singapore Lender’s name on the signature pages hereof under the caption “Singapore Commitment”, or otherwise provided for in an Assignment and Acceptance (as the same may be increased or reduced from time to time pursuant to Section 2.4 hereof).

Singapore Dollars means lawful money of Singapore.

Singapore Lender means each Lender party hereto with any Singapore Commitment or any outstanding Singapore Obligations.

Singapore Letters of Credit has the meaning assigned to such term in Section 2.2 hereof.

Singapore Obligations means, as at any date of determination thereof, the sum of the following (determined without duplication):  (i) the aggregate principal amount of Singapore Revolving Loans outstanding hereunder on such date, plus (ii) the aggregate amount of Letter of Credit Liabilities outstanding on such date relating to Singapore Letters of Credit.  For purposes of calculating the aggregate amount of Singapore Obligations, all amounts or values expressed in Singapore Dollars shall be converted into Dollars at the Exchange Rate in effect as of the date of determination.

Singapore Resident means an Agent or Lender that is resident in Singapore for the purposes of the Income Tax Act, Chapter 134 of Singapore or that is an “approved bank” for which a waiver of compliance with Section 45 or Section 45A of the Income Tax Act, Chapter 134 of Singapore has been granted (and has not been revoked) by the Inland Revenue Authority of Singapore for amounts paid or credited with respect to the Singapore Obligations

Singapore Revolving Loan means any revolving credit loan made pursuant to Section 2.1(d) hereof.

Singapore Revolving Notes means the Notes of Singapore Borrower evidencing the Singapore Revolving Loans, in the form of Exhibit K hereto.

Singapore Subsidiary means any Subsidiary of the U.S. Borrower incorporated in Singapore.

Singapore Taxable Payment shall have the meaning ascribed to such term in Section 4.1(i)(vi) hereof.

Singapore Withholding Tax shall have the meaning ascribed to such term in Section 4.1(i)(vi) hereof.

Stated Rate means, with respect to any Lender, the effective weighted per annum rate of interest applicable to the Loans made by such Lender; provided, that if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balances of the Notes plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate.  If the Notes mature (or are prepaid) before such equality is achieved, then, in addition to the unpaid principal and accrued interest then owing pursuant to the other provisions of the Loan Documents, the applicable Borrower promises to pay on demand to the order of the holder of the applicable Note interest in an amount equal to the excess (if any) of (a) the lesser of (i) the total interest which would have accrued on such Note if the Stated Rate had been defined as equal to the Ceiling Rate from time to time in effect and (ii) the total interest which would have accrued on such Note if the Stated Rate were not so prohibited from exceeding the Ceiling Rate, over (b) the total interest actually accrued on such Note to such maturity (or prepayment) date.  Without notice to any Borrower or any other Person, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.

Subsidiary means, as to a particular parent Corporation, any Corporation of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Corporation.

Swing Loan means a Loan made pursuant to Section 2.1(f) hereof.

Swing Loan Availability Period shall mean the period from and including the Effective Date to (but not including) the Termination Date.

Swing Note shall mean that certain promissory note dated as of the Effective Date herewith in the original principal amount of $5,000,000 executed by Borrower payable to the order of Wells Fargo.

Tangible Net Worth means, with respect to U.S. Borrower and its Subsidiaries, the sum of (a) total stockholders’ equity (which excludes treasury stock) less (b) the stated value of any Investment (other than Investments in readily marketable securities) in any entity which is not a Subsidiary (provided, however, that solely for purposes of calculations required by Section 7.3(a), the cumulative effect of currency translation adjustments shall be excluded in calculating amounts under this clause (b)), less (c) the net book value of all intangibles, all as determined on a consolidated basis for U.S. Borrower and its consolidated Subsidiaries in accordance with GAAP, but excluding the multi-client data library and proprietary software and deferred debt issuance costs which shall be treated as tangible assets for the purposes hereof.

Tax or Taxes means any and all present or future taxes, duties, levies, imposts, deductions, charges, withholdings, or reserve, special deposit or similar requirement imposed by any Governmental Authority (including interest and penalties), and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier of (a) the Revolving Loan Maturity Date or (b) the date specified by any Agent in accordance with Section 9.1 hereof.

Texas UCC means the Uniform Commercial Code enacted in the State of Texas as Chapters 1 through 11 of Title 1 of the Texas Business and Commerce Code, in force on the Effective Date.

U.K. Agent shall have the meaning ascribed to such term in the Preamble of this Agreement.

U.K. Borrower shall have the meaning ascribed to such term in the Preamble of this Agreement.

U.K. Commitment means, as to any U.K. Lender, the obligation, if any, of such U.K. Lender to make U.K. Revolving Loans, incur or participate in Letter of Credit Liabilities relating to U.K. Letters of Credit in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite such U.K. Lender’s name on the signature pages hereof under the caption “U.K. Commitment”, or otherwise provided for in an Assignment and Acceptance (as the same may be increased or reduced from time to time pursuant to Section 2.4 hereof).

U.K. Lender means each Lender party hereto with any U.K. Commitment or any outstanding U.K. Obligations.

U.K. Letters of Credit has the meaning assigned to such term in Section 2.2 hereof.

U.K. Obligations means, as at any date of determination thereof, the sum of the following (determined without duplication):  (i) the aggregate principal amount of U.K. Revolving Loans outstanding hereunder on such date, plus (ii) the aggregate amount of Letter of Credit Liabilities outstanding on such date relating to U.K. Letters of Credit.  For purposes of calculating the aggregate amount of U.K. Obligations, all amounts or values expressed in Pounds or Euros shall be converted into Dollars at the Exchange Rate in effect as of the date of determination.

U.K. Revolving Loan means any revolving credit loan made pursuant to Section 2.1(c) hereof.

U.K. Revolving Notes means the Notes of U.K. Borrower evidencing the U.K. Revolving Loans, in the form of Exhibit I hereto.

U.K. Subsidiary means any Subsidiary of the U.S. Borrower formed under the laws of England and Wales.

Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the Controlled Group to the PBGC or a Plan under Title IV of ERISA and, with respect to any Plan governed by Applicable Canadian Pension Legislation, the amount (if any) by which the solvency liabilities under such Plan (determined in accordance with actuarial assumptions contained in the most recent actuarial valuation report for such Plan) exceed the fair market value of the assets of such Plan.  With respect to Multiemployer Plans, the term “Unfunded Liabilities” shall also include contingent liability for withdrawal liability under Section 4201 of ERISA or under Applicable Canadian Pension Legislation to all Multiemployer Plans to which any Borrower or any member of a Controlled Group for employees of any Borrower contributes in the event of complete withdrawal from such plans.

U.S. Agent shall have the meaning ascribed to such term in the Preamble of this Agreement.

U.S. Borrower shall have the meaning ascribed to such term in the Preamble of this Agreement.

U.S. Commitment means, as to any U.S. Lender, the obligation, if any, of such U.S. Lender to make U.S. Revolving Loans and incur or participate in Letter of Credit Liabilities relating to U.S. Letters of Credit in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite such U.S. Lender’s name on the signature pages hereof under the caption “U.S. Commitment”, or otherwise provided for in an Assignment and Acceptance (as the same may be increased or reduced from time to time pursuant to Section 2.4 hereof).

U.S. Land Data Library means all seismic data 100% owned by U.S. Borrower and each Domestic Subsidiary which seismic data was acquired onshore within the continental U.S. and Alaska.

U.S. Lender means each Lender party hereto with any U.S. Commitment or any outstanding U.S. Obligations.

U.S. Letters of Credit shall have the meaning assigned to such term in Section 2.2 hereof.

U.S. Obligations means, as at any date of determination thereof, the sum of the following (determined without duplication):  (i) the aggregate principal amount of U.S. Revolving Loans outstanding hereunder on such date plus (ii) the aggregate amount of the Letter of Credit Liabilities outstanding on such date relating to U.S. Letters of Credit.

U.S. Revolving Loan means a Loan made pursuant to Section 2.1(a) hereof.

U.S. Revolving Notes means the Notes of U.S. Borrower evidencing the U.S. Revolving Loans, in the form of Exhibit D hereto.

Wells Fargo shall have the meaning ascribed to such term in the Preamble of this Agreement.

1.2           Miscellaneous.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

2.             Commitments; Loans; BA’s and Letters of Credit.

2.1           Loans and BA’s.  Each Lender severally agrees, subject to all of the terms and conditions of this Agreement (including, without limitation, Sections 5.1 and 5.2 hereof), to make Loans and, in the case of Canadian Lenders, to accept and purchase Bankers’ Acceptances, as follows:

(a)           U.S. Revolving Loans.  From time to time on or after the Effective Date and during the Availability Period, each U.S. Lender shall make loans under this Section 2.1(a) to U.S. Borrower in an aggregate principal amount at any one time outstanding (including such U.S. Lender’s Commitment  Percentage of all Letter of Credit Liabilities relating to U.S. Letters of Credit at such time) up to but not exceeding such U.S. Lender’s Commitment Percentage of the Maximum U.S. Available Amount.  Subject to the conditions in this Agreement, any such U.S. Revolving Loan repaid prior to the Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such U.S. Revolving Loans shall be due and payable in full on the Termination Date.  Loans made under this Section 2.1(a) shall be made and denominated in Dollars.  The aggregate of all U.S. Revolving Loans to be made by the U.S. Lenders in connection with a particular borrowing shall be equal to the lesser of (i) the unutilized portion of the Maximum U.S. Available Amount or (ii) $200,000 or any integral multiple of $100,000 in excess thereof.

(b)           Canadian Revolving Loans.  From time to time on or after the Effective Date and during the Availability Period, each Canadian Lender shall make loans under this Section 2.1(b) to Canadian Borrowers (or either of them) in an aggregate principal amount at any one time outstanding (including such Canadian Lender’s Commitment Percentage of all Bankers’ Acceptance Liabilities and all Letter of Credit Liabilities relating to Canadian Letters of Credit at such time) up to but not exceeding such Canadian Lender’s Commitment Percentage of the Maximum Canadian Available Amount.  Subject to the conditions in this Agreement, any such Canadian Revolving Loan repaid prior to the Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Canadian Revolving Loans shall be due and payable in full on the Termination Date.  Subject to Section 2.1(e), Loans made under this Section 2.1(b) may, at the option of the relevant Canadian Borrower, be made and denominated either in Dollars or in Canadian Dollars (but all Loans to be made by Canadian Lenders under a particular borrowing must be made and denominated in the same currency).  The aggregate of all Canadian Revolving Loans to be made by the Canadian Lenders in connection with a particular borrowing shall be equal to the lesser of (i) the unutilized portion of the Maximum Canadian Available Amount or (ii) $200,000 or any integral multiple of $100,000 in excess thereof (if the Loans are denominated in Dollars) or C$200,000 or any integral multiple of C$100,000 in excess thereof (if the Loans are denominated in Canadian Dollars).  Notwithstanding anything else contained in Sections 3.1, 4.3 and 5.2, the Canadian Borrowers may borrow Canadian Dollars by way of overdraft and any such Borrowings shall be deemed (i) to be an advance of and be outstanding as a Canadian Prime Loan from the date such overdraft is honored and (ii) to be a representation and warranty by the Canadian Borrowers that at the time any such overdraft is honored all of the conditions contained in Section 5.2 (other than paragraph (b) thereof) have been satisfied.

(c)           U.K. Revolving Loans.  From time to time on or after the Effective Date and during the Availability Period, each U.K. Lender shall make loans under this Section 2.1(c) to U.K. Borrower in an aggregate principal amount at any one time outstanding (including such U.K. Lender’s Commitment  Percentage of all Letter of Credit Liabilities relating to U.K. Letters of Credit at such time) up to but not exceeding such U.K. Lender’s Commitment Percentage of the Maximum U.K. Available Amount.  Subject to the conditions in this Agreement, any such U.K. Revolving Loan repaid prior to the Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such U.K. Revolving Loans shall be due and payable in full on the Termination Date.  Loans made under this Section 2.1(c) shall be made and denominated in Dollars.  The aggregate of all U.K. Revolving Loans to be made by the U.K. Lenders in connection with a particular borrowing shall be equal to the lesser of (i) the unutilized portion of the Maximum U.K. Available Amount or (ii) $200,000 or any integral multiple of $100,000 in excess thereof.

(d)           Singapore Revolving Loans.  From time to time on or after the Effective Date and during the Availability Period, each Singapore Lender shall make loans under this Section 2.1(d) to Singapore Borrower in an aggregate principal amount at any one time outstanding (including such Singapore Lender’s Commitment  Percentage of all Letter of Credit Liabilities relating to Singapore Letters of Credit at such time) up to but not exceeding such Singapore Lender’s Commitment Percentage of the Maximum Singapore Available Amount.  Subject to the conditions in this Agreement, any such Singapore Revolving Loan repaid prior to the Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Singapore Revolving Loans shall be due and payable in full on the Termination Date.  Loans made under this Section 2.1(d) shall be made and denominated in Dollars.  The aggregate of all Singapore Revolving Loans to be made by the Singapore Lenders in connection with a particular borrowing shall be equal to the lesser of (i) the unutilized portion of the Maximum Singapore Available Amount or (ii) $200,000 or any integral multiple of $100,000 in excess thereof.

(e)           Bankers’ Acceptances.  From time to time on or after the Effective Date and during the Availability Period, each Canadian Lender shall accept and purchase Bankers’ Acceptances drawn on it under Section 2.3 hereof by Canadian Borrowers (or either of them) in an aggregate principal amount at any one time outstanding (including such Canadian Lender’s Commitment Percentage of all Canadian Revolving Loans outstanding at such time and all Letter of Credit Liabilities relating to Canadian Letters of Credit at such time) up to but not exceeding such Canadian Lender’s Commitment Percentage of the Maximum Canadian Available Amount.  No Bankers’ Acceptance may be made or accepted on or after the Termination Date and all outstanding Bankers’ Acceptances shall mature no later than the end of the Availability Period.  Bankers’ Acceptances shall be made and denominated in Canadian Dollars.

(f)            Swing Loans.  From time to time on or after the Effective Date and during the Swing Loan Availability Period, provided no Default or Event of Default has occurred which is continuing, Wells Fargo shall make loans under this Section 2.1(f) to U.S. Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding $5,000,000.  Swing Loans shall constitute “U.S. Revolving Loans” for all purposes hereunder, except that until such time as the other U.S. Lenders shall have purchased a participating interest in such Swing Loans as provided for herein, such Swing Loans shall only be considered a utilization of the U.S. Commitment of Wells Fargo (and following such a purchase of a participating interest, the U.S.  Commitment of each U.S. Lender shall be considered utilized by the amount of such participating interest and the amount of Wells Fargo’s U.S. Commitment considered to be utilized shall be decreased by the aggregate amount of such participating interests).  Notwithstanding the foregoing sentence, the aggregate amount of all U.S. Revolving Loans (including, without limitation, all Swing Loans) shall not at any time exceed the Maximum U.S. Available Amount.  Subject to the conditions in this Agreement, any Swing Loan repaid prior to the Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Swing Loans shall be due and payable in full at the end of the Swing Loan Availability Period.  At any time, upon the request of Wells Fargo, each U.S. Lender (other than Wells Fargo) shall, on the first Business Day after such request is made, purchase a participating interest in any one or more Swing Loans made in accordance with the first sentence of this Section 2.1(f) pro rata in accordance with their respective U.S. Commitments.  Each U.S. Lender will immediately transfer to Wells Fargo, in immediately available funds, the amount of its participation.  Whenever, at any time after Wells Fargo has received from any U.S. Lender such U.S. Lender’s participation in a Swing Loan, Wells Fargo receives payment on account thereof, Wells Fargo will distribute to such U.S. Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by Wells Fargo is required to be returned to a Borrower, such U.S. Lender will return to Wells Fargo any portion thereof previously distributed by Wells Fargo to it.  Each U.S. Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such U.S. Lender or any other Person may have against Wells Fargo or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or the termination of any U.S. Commitment; (iii) any adverse change in the condition (financial or otherwise) of any Obligor or any other Lender; (iv) any breach of this Agreement or any other Loan Document by any Obligor or any other U.S. Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Each Swing Loan (or any portion thereof), once so participated, shall cease to be a Swing Loan for the purposes of this Agreement, but shall continue to be a U.S. Revolving Loan.    Each Swing Loan shall be in an amount equal to $100,000 or a integral multiple thereof.

2.2           Letters of Credit.

(a)           Letters of Credit.  Subject to the terms and conditions of this Agreement, and on the condition that (i) aggregate Letter of Credit Liabilities relating to U.S. Letters of Credit shall never exceed the Maximum U.S. Available Amount, (ii) aggregate Letter of Credit Liabilities relating to Canadian Letters of Credit shall never exceed the Maximum Canadian Available Amount,  (iii) aggregate Letter of Credit Liabilities relating to Singapore Letters of Credit shall never exceed the Maximum Singapore Available Amount and (iv) aggregate Letter of Credit Liabilities relating to U.K. Letters of Credit shall never exceed the Maximum U.K. Available Amount:

(1)           U.S. Borrower shall have the right, in addition to the right to obtain U.S. Revolving Loans provided for in Section 2.1(a) hereof, to utilize the U.S. Commitments from time to time during the Availability Period by obtaining the issuance of standby and commercial letters of credit if U.S. Borrower shall so request in the notice referred to in Section 2.2(b)(i) hereof (the Existing Letters of Credit and such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “U.S. Letters of Credit”),

(2)           Canadian Borrowers shall have the right, in addition to the right to obtain Canadian Revolving Loans provided for in Section 2.1(b) hereof and Bankers’ Acceptances provided for in Section 2.1(e) hereof, to utilize the Canadian Commitments from time to time during the Availability Period by obtaining the issuance of standby and commercial letters of credit if Canadian Borrowers shall so request in the notice referred to in Section 2.2(b)(i) hereof (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Canadian Letters of Credit”, which term shall include, if the Canadian Lenders agree, letters of guarantee, bid bonds, performance bonds, customs bonds and similar undertakings),

(3)           Singapore Borrower shall have the right, in addition to the right to obtain  Singapore Revolving Loans provided for in Section 2.1(d) hereof, to utilize the Singapore Commitments from time to time during the Availability Period by obtaining the issuance of standby and commercial letters of credit if Singapore Borrower shall so request in the notice referred to in Section 2.2(b)(i) hereof (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Singapore Letters of Credit”, which term shall include, if the Singapore Lenders agree, letters of guarantee, bid bonds, performance bonds, customs bonds and similar undertakings), and

(4)           U.K. Borrower shall have the right, in addition to the right to obtain U.K. Revolving Loans provided for in Section 2.1(c) hereof, to utilize the U.K. Commitments from time to time during the Availability Period by obtaining the issuance of standby and commercial letters of credit if U.K. Borrower shall so request in the notice referred to in Section 2.2(b)(i) hereof (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “U.K. Letters of Credit”, which term shall include, if the U.K. Lenders agree, letters of guarantee, bid bonds, performance bonds, customs bonds and similar undertakings).

The Letters of Credit will, at the request of the applicable Borrower, be issued in currencies other than those expressly provided for in this Agreement so long as the applicable Agent is reasonably satisfied that such currency is readily available in the required amounts and that such currency selection is not otherwise disadvantageous to any Agent or any Lender.  Upon the date of the issuance of a Letter of Credit (or, in the case of the Existing Letters of Credit, on the Effective Date), the applicable Issuer shall be deemed, without further action by any party hereto, to have sold to each U.S. Lender, Canadian Lender, Singapore Lender or U.K. Lender, as the case may be, and each such U.S. Lender, Canadian Lender, Singapore Lender or U.K. Lender, as the case may be, shall be deemed, without further action by any party hereto, to have purchased from the applicable Issuer, a participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit and the related Letter of Credit Liabilities, which participation shall terminate on the earlier of the expiration date of such Letter of Credit or the Termination Date.  No Letter of Credit shall have an expiration date after the earlier of (x) the date which is twenty-six (26) months after the date of issuance of such Letter of Credit or (y) the date which is one  year after the Revolving Loan Maturity Date.  Any Letter of Credit that shall have an expiration date after the Revolving Loan Maturity Date shall be subject to Cover, such Cover to be delivered to the applicable Agent on the date of issuance of such Letter of Credit.  Wells Fargo or, with the prior approval of U.S. Borrower and the applicable U.S. Lender, another U.S. Lender shall be the Issuer of any U.S. Letter of Credit; HSBC Canada or, with the prior approval of the applicable Canadian Borrower and the applicable Canadian Lender, another Canadian Lender shall be the Issuer of any Canadian Letter of Credit, HSBC Singapore or, with the prior approval of Singapore Borrower and the applicable Singapore Lender, another Singapore Lender shall be the Issuer of any Singapore Letter of Credit, and HSBC U.K. or, with the prior approval of U.K. Borrower and the applicable U.K. Lender, another U.K. Lender shall be the Issuer of any U.K. Letter of Credit.  Except as provided above, all U.S. Letters of Credit, Singapore Letters of Credit and U.K. Letters of Credit shall be denominated in Dollars and all Canadian Letters of Credit shall, at the option of the applicable Canadian Borrower, be denominated in either Dollars or Canadian Dollars.

(b)           Additional Provisions.  The following additional provisions shall apply to each Letter of Credit:

(i)            The applicable Borrower shall give the appropriate Agent notice (with a copy to U.S. Agent) requesting each issuance of a Letter of Credit hereunder as provided in Section 4.4 hereof and shall furnish such additional information regarding such transaction as such Agent may reasonably request.  Upon receipt of such notice, such Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s Commitment Percentage of the amount of such proposed Letter of Credit.

(ii)           No U.S. Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of U.S. Revolving Loans plus (B) the aggregate Letter of Credit Liabilities relating to U.S. Letters of Credit would exceed the Maximum U.S. Available Amount.  No Canadian  Letter of Credit may be issued if after giving effect thereto the sum of, without duplication, (A) the aggregate outstanding principal amount of Canadian Revolving Loans plus (B) the aggregate Letter of Credit Liabilities relating to Canadian Letters of Credit plus (C) the aggregate Bankers’ Acceptance Liabilities would exceed the Maximum Canadian  Available Amount.  No Singapore Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of Singapore Revolving Loans plus (B) the aggregate Letter of Credit Liabilities relating to Singapore Letters of Credit would exceed the Maximum Singapore Available Amount.  No U.K. Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of U.K. Revolving Loans plus (B) the aggregate Letter of Credit Liabilities relating to U.K. Letters of Credit would exceed the Maximum U.K. Available Amount.  On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the applicable Commitment of each applicable Lender shall be deemed to be utilized for all purposes hereof, including Section 2.5(a), in an amount equal to such Lender’s Commitment Percentage of the amount then available for drawings under such Letter of Credit (or any unreimbursed drawings under such Letter of Credit).

(iii)          Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder made in accordance with the terms thereof, the applicable Issuer shall notify the applicable Agent (with a copy to U.S. Agent) and thereafter the applicable Agent shall, not later than the end of the Business Day next following the date of receipt of such notice, notify the applicable Borrower and each applicable Lender as to the amount to be paid as a result of such demand and the payment date therefor.  If at any time prior to the earlier of the expiration date of a Letter of Credit or the Termination Date any applicable Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing under such Letter of Credit, each applicable Lender will pay to the applicable Agent immediately upon demand by such Agent at any time during the period commencing after such payment until reimbursement thereof in full by the applicable Borrower, an amount equal to such Lender’s Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after (i) 11:00 a.m. Houston, Texas time (in the case of a U.S. Letter of Credit), (ii)  12:00 noon Calgary, Alberta time (in the case of a Canadian Letter of Credit), (iii) 11:00 a.m. Singapore time (in the case of a Singapore Letter of Credit) or (iv) 11:00 a.m. London, United Kingdom time (in the case of a U.K. Letter of Credit) on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to (i) in respect of U.S. Letters of Credit, Singapore Letters of Credit or U.K. Letters of Credit, the Federal Funds Rate, (ii) in respect of Canadian Letters of Credit which are denominated in Dollars, the Base Rate plus two percent (2%) and (iii) in respect of Canadian Letters of Credit which are denominated in Canadian Dollars, the Canadian Prime Rate plus two percent (2%).  To the extent that it is ultimately determined that the applicable Borrower is relieved of its obligation to reimburse the applicable Issuer because of such Issuer’s breach of its duty set forth in Section 2.2(e) or such Issuer’s gross negligence or willful misconduct in determining that documents received under any applicable Letter of Credit comply with the terms thereof, the applicable Issuer shall be obligated to refund to the paying Lenders all amounts paid to such Issuer to reimburse such Issuer for the applicable drawing under such Letter of Credit, together with interest from the date of payment by such Lender to the date of repayment by the Issuing Bank at the interest rates set forth above applicable to such Lenders.

(iv)          Subject to Section 2.2(e), the applicable Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the appropriate Agent, on the date on which such Agent notifies the applicable Borrower of the date and amount of any payment by the applicable Issuer of any drawing or payment made under a Letter of Credit, for the amount paid by such Issuer upon such drawing or payment, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived.  Such reimbursement may, subject to satisfaction of the conditions in Sections 5.1 and 5.2 hereof, the limitations on size contained in Section 2.1 and to the Maximum U.S. Available Amount, Maximum Canadian Available Amount, Maximum Singapore Available Amount or Maximum U.K. Available Amount, as the case may be (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Liability), be made by the borrowing of Loans or, in the case of the Canadian Borrowers, by the issuance, acceptance and purchase of Bankers’ Acceptances.  The applicable Agent will pay to each applicable Lender such Lender’s Commitment Percentage of all amounts received from the applicable Borrower  for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Lender has made payment to the applicable Agent in respect of such Letter of Credit pursuant to clause (iii) above.  To the extent such applicable Agent does not pay such Lender within the timeframes which are applicable to such Lenders in clause (iii) above, such applicable Agent shall pay interest to such Lenders at the interest rates set forth in clause (iii) above applicable to such Lenders for such period of delay.

(v)           The applicable Borrower will pay to the appropriate Agent at the Principal Office of such Agent for the account of each applicable Lender a letter of credit fee with respect to each Letter of Credit that has been issued under the relevant facility equal to the Margin Percentage then in effect with respect to LIBOR Borrowings multiplied by the daily average amount available for drawings under each Letter of Credit (and computed on the basis of the actual number of days elapsed in a year composed of 360 days), in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof, such fee to be due and payable (x) with respect to U.S. Letters of Credit and Canadian Letters of Credit, quarterly in arrears on each Quarterly Date and upon expiration or termination of the applicable Letter of Credit and (y) with respect to U.K. Letters of Credit and Singapore Letters of Credit, quarterly in advance upon the issuance of the applicable Letter of Credit and on each three month anniversary of such issuance.  The applicable Agent will pay to each applicable Lender, promptly after receiving any payment in respect of letter of credit fees referred to in this clause (v), an amount equal to the product of such Lender’s Commitment Percentage times the amount of such fees.  In addition to and cumulative of the above described fees, the applicable Borrower shall pay to the appropriate Agent, for the account of the applicable Issuer, in advance on the date of the issuance of the applicable Letter of Credit, a fronting fee in an amount equal to the greater of (x) $500 or (y) 1/8% of the face amount of the applicable Letter of Credit (such fronting fee to be retained by the applicable Issuer for its own account).  Without limiting the foregoing, the applicable Borrower agrees to pay to the appropriate Agent, for the account of the applicable Issuer, other normal and customary fees associated with the transfer, amendment, drawing, negotiation and and/or reissuance of Letters of Credit.  Fees due in respect of a U.S. Letter of Credit, a Singapore Letter of Credit or a U.K. Letter of Credit shall be payable in Dollars and fees due in respect of a Canadian Letter of Credit shall be payable (i) in Dollars, if such Letter of Credit is denominated in Dollars and (ii) in Canadian Dollars if such Letter of Credit is denominated in Canadian Dollars or any other currency.

(vi)          The issuance by the applicable Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5 hereof, be subject to the conditions precedent (A) that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the applicable Issuer, and (B) that the applicable Borrower shall have executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as the applicable Issuer shall have reasonably requested and are not inconsistent with the terms of this Agreement.  In the event of a conflict between the terms of this Agreement and the terms of any Application, the terms hereof shall control.

(vii)         Each Issuer will send to the applicable Borrower and each applicable Lender and the applicable Agent, immediately upon issuance of any Letter of Credit issued by such Issuer or any amendment thereto, a true and correct copy of such Letter of Credit or amendment.

(c)           Indemnification; Release.  Subject to Section 4.2, the applicable Borrower hereby indemnifies and holds harmless each Agent, each Lender and each Issuer from and against any and all claims, damages, losses, liabilities, costs or expenses (excluding taxes, which shall be governed solely by Section 4.1, Section 11.3 and Section 11.16) which such Agent, such Lender or such Issuer may incur (or which may be claimed against such Agent, such Lender or such Issuer by any Person whatsoever), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the applicable Borrower shall not be required to indemnify or hold harmless any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification or exoneration, (ii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law or (iii) the failure of an Issuer to observe at least the standard of care set forth in Section 2.2(e).  The applicable Borrower hereby releases, waives and discharges each Agent, each Lender and each Issuer from any claims, causes of action, damages, losses, liabilities, reasonable costs or expenses which may now exist or may hereafter arise, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, by reason of or in connection with the failure of any other Agent, any other Issuer or any other Lender to fulfill or comply with its obligations to such Agent, such Lender or such Issuer, as the case may be, hereunder (but nothing herein contained shall affect any rights the applicable Borrower  may have against such defaulting party or may have in respect of gross negligence or willful misconduct).  Nothing in this Section 2.2(c) is intended to limit the obligations of any Borrower  under any other provision of this Agreement.

(d)           Additional Costs in Respect of Letters of Credit.  Subject to Sections 11.7 and 11.16 hereof, if there is any Regulatory Change, and the effect of such Regulatory Change is to either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by an Issuer or participated in by a Lender or (ii) impose on any Issuer or any Lender participating in any Letter of Credit any other condition relating, directly or indirectly, to this Agreement or any Letter of Credit, and the result is to increase the cost (excluding taxes, which shall be governed solely by Section 4.1, Section 11.3 and Section 11.16) to any Lender of issuing or maintaining any Letter of Credit or any participation therein, or materially reduce any amount receivable (except as a result of taxes, which shall be governed solely by Section 4.1, Section 11.3 and Section 11.16) by any Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then such Lender shall notify the applicable Borrower through the appropriate Agent (which notice shall be accompanied by a statement setting forth in reasonable detail the basis for the determination of the amount due), and within 15 Business Days after demand therefor by such Lender through such Agent, the applicable Borrower shall pay to such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender for such increased costs or reductions in amount.  Such statement as to such increased costs incurred or reductions in amount receivable by such Lender, submitted by such Lender to the applicable Borrower shall be conclusive as to the amount thereof, absent manifest error, and may be computed using any reasonable averaging and attribution method.  Each Lender will notify the applicable Borrower  through the appropriate Agent of any event occurring after the date of this

Agreement which will entitle such Lender to compensation pursuant to this Section 2.2(d) as promptly as practicable after any executive officer of such Lender obtains knowledge thereof and determines to request such compensation, and (if so requested by the applicable Borrower through the appropriate Agent) will designate a different lending office of such Lender for the issuance or maintenance of Letters of Credit by such Lender or will take such other action as U.S. Borrower, the Canadian Borrowers, the Singapore Borrower or the U.K. Borrower, as the case may be, may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost (or the costs of which are paid by the applicable Borrower), will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender  (provided that no such U.S. Lender shall have any obligation to so designate a different lending office which is not located in the United States of America, no such Canadian Lender shall have any obligation to so designate a different lending office which is not located in Canada, no such Singapore Lender shall have any obligation to so designate a different lending office which is not located in Singapore and no such U.K. Lender shall have any obligation to so designate a different lending office which is not located in the United Kingdom).

(e)           In honoring or dishonoring any presentation under a Letter of Credit, the applicable Issuer agrees to observe at least the standard of practice of financial institutions that regularly issue letters of credit.

(f)            Each applicable Issuer shall give the applicable Borrower prompt notice of each drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish any Obligor’s obligations hereunder.

2.3           Certain Provisions Relating to Bankers’ Acceptances.

(a)           Subject to the terms and conditions hereof, each Canadian Lender severally agrees to accept and purchase Bankers’ Acceptances drawn upon it by any Canadian Borrower  denominated in Canadian Dollars.  The applicable Canadian Borrower shall notify the Canadian Agent (with a copy to U.S. Agent) by irrevocable written notice (each a “Bankers’ Acceptance Notice”) by 12:00 noon (Calgary, Alberta time) two (2) Business Days prior to the proposed date of any borrowing by way of Bankers’ Acceptances.  Each borrowing by way of Bankers’ Acceptances shall be in a minimum aggregate face amount of C$100,000.00 and integral multiples of C$100,000.00 in excess thereof.  The face amount of each Bankers’ Acceptance shall be C$100,000.00 or any integral multiple thereof.  Each Bankers’ Acceptance Notice shall be in the form of Exhibit G.

(1)           Bankers’ Acceptances shall be issued and shall mature on a Business Day.  Each Bankers’ Acceptance shall have a term of approximately 1, 2 or 3 months or, if available, 6 months, excluding days of grace, and shall mature on a Business Day on or before the Revolving Loan Maturity Date and shall be in form and substance reasonably satisfactory to each Canadian Lender.

(2)           Subject to Section 2.3(a)(3), Bankers’ Acceptances shall be signed by a duly authorized officer of the applicable Canadian Borrower or, in the alternative, the signature of such officer may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signature shall be binding on the applicable Canadian Borrower as if it had been manually executed and delivered by such officer on behalf of the applicable Canadian Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for such Canadian Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on such Canadian Borrower;

(3)           In lieu of a Canadian Borrower signing Bankers’ Acceptances in accordance with Section 2.3(a)(2) and, for so long as the power of attorney in Section 2.3(a)(5) is in force with respect to a given Canadian Lender, such Canadian Lender shall execute and deliver Bankers’ Acceptances on behalf of a Canadian Borrower in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by a Canadian Borrower, Bankers’ Acceptances executed by a Canadian Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a power of attorney, unless the context otherwise requires;

(4)           If and for so long as the power of attorney referred to in Section 2.3(a)(5) is in force with respect to each of the Canadian Lenders, it is intended that pursuant to the DBNA, all Bankers’ Acceptances accepted by the Canadian Lenders under this Agreement will be issued in the form of a “depository bill” (as defined in the DBNA), deposited with a “clearing house” (as defined in the DBNA including The Canadian Depository for Securities Ltd. or its nominee CDS & Co.).  In order to give effect to the foregoing, the Canadian Agent will, subject to the approval of the Canadian Borrowers and the Canadian Lenders, establish and notify the Canadian Borrowers and the Canadian Lenders of any additional procedures, consistent with the terms of this Agreement and the DBNA, as are reasonably necessary to accomplish such intention, including:

(i)                                     any instrument held by the Canadian Lenders for the purposes of Bankers’ Acceptances will have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”;

(ii)                                  any reference to the authentication of the Bankers’ Acceptance will be removed; and

(iii)                               any reference to the “bearer” will be removed and such Bankers’ Acceptances will not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

(5)           To facilitate the issuance and acceptance of Bankers’ Acceptances under this Agreement, each of the Canadian Borrowers hereby appoints each Canadian Lender, acting by any authorized signatory of such Lender, as its attorney:

(i)                                     to sign for and on behalf and in the name of such Canadian Borrower as drawer, drafts in such Canadian Lender’s standard form which are depository bills as defined in the DBNA, payable to a “clearing house” (as defined in the DBNA) including, without limitation, The Canadian Depository For Securities Limited or its nominee, CDS & Co. (the “clearing house”);

(ii)                                  for drafts which are not depository bills, to sign for and on behalf and in the name of such Canadian Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Canadian Lender payable to the order of the undersigned or payable to the order of such Canadian Lender;

(iii)                               to fill in the amount, date and maturity date of such Bankers’ Acceptances; and

(iv)                              to deposit and/or deliver such Bankers’ Acceptances which have been accepted by such Canadian Lender,

provided that such acts in each case are to be undertaken by the Canadian Lender in question strictly in accordance with instructions given to such Canadian Lender by the applicable Canadian Borrower as provided in this Section. For certainty, signatures of any authorized signatory of a Canadian Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Canadian Lender.  The communication in writing by the applicable Canadian Borrower, or on behalf of the applicable Canadian Borrower by the Canadian Agent, to the Canadian Lenders of the instructions set out in the Bankers’ Acceptance Notice shall constitute (a) the authorization and instruction of the applicable Canadian Borrower to the Canadian Lenders to sign for and on behalf and in the names of the applicable Canadian Borrower as drawer the requested Bankers’ Acceptances and to complete and/or endorse Bankers’ Acceptances in accordance with such information as set out above and (b) the request of the applicable Canadian Borrower to the Canadian Lenders to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Canadian Borrowers acknowledge that a Canadian Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.  A Canadian Lender shall be and it is hereby authorized to act on behalf of a Canadian Borrower upon and in compliance with instructions communicated to that Canadian Lender as provided herein if such Canadian Lender reasonably believes such instructions to be genuine. If a Canadian Lender accepts Bankers’ Acceptances pursuant to any such instructions, that Canadian Lender shall confirm particulars of such instructions and advise the Canadian Agent that it has complied therewith by notice in writing addressed to the Canadian Agent and served personally or sent by telecopier in accordance with the provisions hereof. A Canadian Lender’s actions in compliance with such instructions, confirmed and advised to the Canadian Agent by such notice, shall be conclusively deemed to have been in accordance with the instructions of the applicable Canadian Borrower, absent manifest error.  This power of attorney may be revoked by any Canadian Borrower with respect to any particular Canadian Lender at any time upon not less than 5 Banking Days’ prior written notice served upon the Canadian Lender in question and the Canadian Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of any Canadian Borrower in respect of any Bankers’ Acceptance executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

(6)           If the power of attorney in Section 2.3(a)(5) is revoked with respect to any Canadian Lender, the revoking Canadian Borrower shall, from time to time as required by the applicable Canadian Lenders, provide to the Canadian Agent for delivery to each such Canadian Lender drafts drawn in blank by such Canadian Borrower (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each such Canadian Lender to fulfill its obligations hereunder. Any such pre-signed drafts which are delivered by any Canadian Borrower to the Canadian Agent or a Canadian Lender shall be held in safekeeping by the Canadian Agent or such Canadian Lender, as the case may be, with the same degree of care as if they were the Canadian Agent’s or such Canadian Lender’s property, and shall only be dealt with by the Canadian Lenders and the Canadian Agent in accordance herewith. No Canadian Lender shall be responsible or liable for its failure to make its share of any Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of any Canadian Borrower to provide such pre-signed drafts to the Canadian Agent (for delivery to such Canadian Lender) on a timely basis.

(7)           Promptly following receipt of a Bankers’ Acceptance Notice, the Canadian Agent shall so advise the Canadian Lenders and shall advise each Canadian Lender of the face amount of each Bankers’ Acceptance to be accepted by it and the term thereof.  The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender shall be determined by the Canadian Agent by reference to the respective Canadian Commitments of the Canadian Lenders, except that, if the face amount of a Bankers’ Acceptance, which would otherwise be accepted by a Canadian Lender, would not be C$100,000.00 or an integral multiple thereof, such face amount shall be increased or reduced by the Canadian Agent in its sole and unfettered discretion to the nearest integral multiple of C$100,000.00.

(8)           Each Bankers’ Acceptance to be accepted by a Canadian Lender shall be accepted at such Canadian Lender’s office shown on the signature pages hereof or as otherwise designated by such Canadian Lender from time to time in writing to Canadian Borrowers.

(9)           On the relevant borrowing date, each Canadian Lender severally agrees to purchase from the applicable Canadian Borrower, at the face amount thereof discounted by the Applicable BA Discount Rate, any Bankers’ Acceptance accepted by it and provide to the Canadian Agent, for the account of the applicable Canadian Borrower, the BA Discount Proceeds in respect thereof after deducting therefrom the amount of the

Acceptance Fee payable by the applicable Canadian Borrower to such Canadian Lender under Section 2.3(c) in respect of such Bankers’ Acceptance.

(10)         Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(11)         The Canadian Borrowers waive presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right and the Canadian Borrowers agree not to claim any days of grace if such Canadian Lender as holder sues the Canadian Borrowers on the Bankers’ Acceptances for payment of the amount payable by the Canadian Borrowers thereunder.

(b)           With respect to each Bankers’ Acceptance, the applicable Canadian Borrower, prior to the occurrence and continuation of a Default, may give irrevocable telephone or written notice (or such other method of notification as may be agreed upon between the Canadian Agent and the Canadian Borrowers) to the Canadian Agent at or before 12:00 noon (Calgary, Alberta time) two (2) Business Days prior to the maturity date of such Bankers’ Acceptance followed by written confirmation electronically transmitted to the Canadian Agent on the same day, of such Canadian Borrower’s intention to issue one or more Bankers’ Acceptance on such maturity date (each a “Refunding Bankers’ Acceptance”) to provide for the payment of such maturing Bankers’ Acceptance (it being understood that payments by the Canadian Borrowers and fundings by the Canadian Lenders in respect of each maturing Bankers’ Acceptance and each related Refunding Bankers’ Acceptance shall be made on a net basis reflecting the difference between the face amount of such maturing Bankers’ Acceptance and the BA Discount Proceeds (net of the applicable Acceptance Fee) of such Refunding Bankers’ Acceptance).  Any funding on account of any maturing Bankers’ Acceptance must be made at or before 12:00 noon (Calgary, Alberta time) on the maturity date of such Bankers’ Acceptance.  If the applicable Canadian Borrower fails to give such notice and the Canadian Borrowers do not otherwise pay to the Canadian Agent all Bankers’ Acceptance Liabilities on the maturity date of any such Bankers’ Acceptance, then subject to satisfaction of the conditions in Section 5 hereof and to the Maximum Canadian Available Amount, the applicable Canadian Borrower shall be irrevocably deemed to have requested and to have been advanced a Canadian Prime Loan in the face amount of such maturing Bankers’ Acceptance on the maturity date of such Bankers’ Acceptance from the Canadian Lender which accepted such maturing Bankers’ Acceptance, which Canadian Prime Loan shall thereafter bear interest as such in accordance with the provisions hereof until paid in full.

(c)           An Acceptance Fee shall be payable by the applicable Canadian Borrower to each Canadian Lender in advance (in the manner specified in Section 2.3(a)(6)) in respect of, and as a condition precedent to the acceptance by such Canadian Lender of, a Bankers’ Acceptance to be accepted by such Canadian Lender calculated at the rate per annum equal to the Margin Percentage applicable to LIBOR Borrowings, calculated on the face amount of such Bankers’ Acceptance and computed on the basis of the number of days in the term of such Bankers’ Acceptance and a year of 365 days.

2.4           Terminations, Reductions or Reallocations of Commitments.

(a)           Mandatory.  On the Termination Date, all Commitments shall be terminated in their entirety.

(b)           Optional Termination or Reduction.  Each applicable Borrower shall have the right to terminate or reduce the unused portion of the applicable Commitments  at any time or from time to time, provided that (i) the applicable Borrower shall give notice of each such termination or reduction to the appropriate Agent (with a copy to U.S. Agent) as provided in Section 4.4 hereof and (ii) each such partial reduction shall be in an integral multiple of $1,000,000.  Notwithstanding the foregoing, U.S. Borrower may not reduce the U.S. Commitments below the then outstanding principal balance of the U.S. Obligations, Canadian Borrowers may not reduce the Canadian Commitments below the then outstanding principal balance of the Canadian Obligations, Singapore Borrower may not reduce the Singapore Commitments below the then outstanding principal balance of the Singapore Obligations and U.K. Borrower may not reduce the U.K. Commitments below the then outstanding principal balance of the U.K. Obligations.  No termination or reduction of the Commitments pursuant to this provision may be reinstated without the prior written approval of Agents and the Lenders.

(c)           Optional Increase.  At any time prior to the Revolving Loan Maturity Date, and so long as no Default or Event of Default shall have occurred which is continuing, U.S. Borrower shall have the right to increase the U.S. Commitments by an amount not exceeding $100,000,000, in the aggregate, provided that (i) the U.S. Borrower shall give notice of each such increase to the U.S. Agent as provided in Section 4.4 hereof, (ii) no Lender shall be required to increase its U.S. Commitment unless it shall have expressly agreed to such increase in writing (but otherwise, no notice to or consent by any Lender shall be required, notwithstanding anything to the contrary set forth in Section 11.5 hereof), (iii) the addition of new U.S. Lenders shall be subject to the terms and provisions of Section 11.6 hereof as if such new U.S. Lenders were acquiring an interest in the U.S. Revolving Loans by assignment from an existing U.S. Lenders (to the extent applicable, i.e. required approvals, minimum amounts, execution of new U.S. Revolving Notes and the like), (iv) the U.S. Borrower shall execute and deliver such additional or replacement U.S. Revolving Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by the U.S. Agent, any new U.S. Lender or any U.S. Lender which is increasing its Commitment and (v) each such increase shall be in an aggregate amount of at least $5,000,000.  If the U.S. Borrower shall terminate or reduce the U.S. Commitments pursuant to Section 2.4(b) hereof, it shall have no further right to increase the U.S. Commitments pursuant to this Section.  U.S. Borrower shall be required to pay (or to reimburse each applicable U.S. Lender for) any breakage costs incurred by any U.S. Lender in connection with the need to reallocate existing U.S. Revolving Loans among the U.S. Lenders following any increase in the U.S. Commitments pursuant to this provision.

(d)           Reallocations.  Subject to agreement by the Borrowers, any Lender may reallocate its existing U.S. Commitment, Canadian Commitment, Singapore Commitment or U.K. Commitment, as the case may be, so long as the sum of such Commitments remains unchanged.   Borrowers shall give written notice to the Agents of any reallocation pursuant to this provision at least ten (10) Business Days prior to the effective date of any such reallocation.  No Lender shall be required to agree to any such reallocation, but may do so at its option, in its sole discretion.  The following conditions precedent must be satisfied prior to any such reallocation becoming effective:

(1)           no Default or Event of Default shall have occurred and be continuing;

(2)           if, as a result of any such reallocation, the aggregate U.S. Obligations would exceed the aggregate of all of the U.S. Commitments, then the U.S. Borrower shall, on the effective date of such reallocation, repay or prepay U.S. Revolving Loans  (or provide Cover for Letter of Credit Liabilities relating to U.S. Letters of Credit) in accordance with this Agreement in an aggregate principal amount such that, after giving effect thereto, the aggregate U.S. Obligations shall not exceed the aggregate of all of the U.S. Commitments;

(3)           if, as a result of any such reallocation, the Canadian Obligations would exceed the aggregate of all of the Canadian Commitments, then the Canadian Borrowers shall, on the effective date of such reallocation,  repay or prepay Canadian Revolving Loans  (or provide Cover for Letter of Credit Liabilities relating to Canadian Letters of Credit or for Bankers’ Acceptance Liabilities) in accordance with this Agreement in an aggregate principal amount such that, after giving effect thereto, the Canadian Obligations shall not exceed the aggregate of all of the Canadian Commitments;

(4)           if, as a result of any such reallocation, the U.K. Obligations would exceed the aggregate of all of the U.K. Commitments, then the U.K. Borrower shall, on the effective date of such reallocation,  repay or prepay U.K. Revolving Loans  (or provide Cover for Letter of Credit Liabilities relating to U.K. Letters of Credit) in accordance with this Agreement in an aggregate principal amount such that, after giving effect thereto, the U.K. Obligations shall not exceed the aggregate of all of the U.K. Commitments;

(5)           if, as a result of any such reallocation, the Singapore Obligations would exceed the aggregate of all of the Singapore Commitments, then the Singapore Borrower shall, on the effective date of such reallocation,  repay or prepay Singapore Revolving Loans  (or provide Cover for Letter of Credit Liabilities relating to Singapore Letters of Credit) in accordance with this Agreement in an aggregate principal amount such that, after giving effect thereto, the Singapore Obligations shall not exceed the aggregate of all of the Singapore Commitments;

(6)           Borrowers shall have paid any amounts (or shall have provided Cover) due under Sections 2.9(c) or (d) hereof on the date of such reallocation;

(7)           the Maximum Canadian Available Amount shall be adjusted to equal the sum of all of the Canadian Commitments after giving effect to such reallocation, the Maximum U.K. Available Amount shall be adjusted to equal the sum of all of the U.K. Commitments after giving effect to such reallocation, the Maximum Singapore Available Amount shall be adjusted to equal the sum of all of the Singapore  Commitments after giving effect to such reallocation and the Maximum U.S. Available Amount shall be adjusted to equal the sum of all of the U.S. Commitments after giving effect to such reallocation;

(8)           participations by the Lenders in the outstanding Letters of Credit and the Letter of Credit Liabilities and the outstanding Loans of the Lenders shall be adjusted to give effect to such reallocation; provided, however, that in lieu of requiring any prepayment of any Bankers’ Acceptances in order to make appropriate adjustments to give effect to such reallocations, Canadian Borrowers shall be required to provide additional Cover for any applicable portion of the Bankers’ Acceptance Liabilities that needs to be so reallocated;

(9)           each Lender whose Commitment shall be the subject of any reallocation shall have received from the Borrowers such fee as may be agreed upon in writing between such Lender and the Borrowers;

(10)         to the extent applicable, each Lender whose Commitment shall be the subject of any reallocation shall have furnished to Borrowers and the appropriate Agents the documentation set forth in Section 4.1(i), demonstrating such Lender’s entitlement to an exemption or reduction from withholding Tax; and

(11)         after giving effect to any such reallocation, the aggregate Canadian Commitments shall not exceed $40,000,000, the aggregate Singapore Commitments shall not exceed $20,000,000 and the aggregate U.K. Commitments shall not exceed $20,000,000.

2.5           Commitment Fees.

(a)           U.S. Borrower shall pay to U.S. Agent for the account of each U.S. Lender, Canadian Borrowers shall pay to Canadian Agent for the account of each Canadian Lender, Singapore Borrower shall pay to Singapore Agent for the account of each Singapore Lender and U.K. Borrower shall pay to U.K. Agent for the account of each U.K. Lender, commitment fees for the Availability Period at a rate per annum equal to the Commitment Fee Percentage.  Such commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (x) the aggregate amount of each Lender’s applicable Commitment for such day over (y) the sum of, without duplication, (i) the aggregate unpaid principal balance (in Dollars) of such Lender’s Loans on such day (excluding any Swing Loans to the extent provided in Section 2.1(f) hereof) plus (ii) the aggregate applicable Letter of Credit Liabilities as to such Lender for such day plus, in the case of Canadian Lenders only, (iii) the aggregate Bankers’ Acceptance Liabilities outstanding on such day.  Accrued commitment fees shall be payable in arrears on the Quarterly Dates prior to the Termination Date and on the Termination Date, with any Canadian Obligations denominated in Canadian Dollars converted to Dollars at the Exchange Rate on each such date for the purposes of each such calculation.

(b)           All past due fees payable under this Section shall bear interest at the Past Due Rate.

2.6           Several Obligations.  The failure of any Lender to make any Loan to be made by it or to accept and purchase any Bankers’ Acceptance required to be so accepted and purchased by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or to accept and purchase its Bankers’ Acceptance on such date, but neither any Agent nor any Lender shall be responsible or liable for the failure of any other Lender to make a Loan or to accept and purchase any Bankers’ Acceptance or to participate in, or co-issue, any Letter of Credit.  Notwithstanding anything contained herein to the contrary, (i) if a U.S. Lender fails to make a U.S. Revolving Loan as and when required hereunder, then upon each subsequent event which would otherwise result in payments of principal being made to the defaulting U.S. Lender, the amount which would have been paid to the defaulting U.S. Lender shall be divided among the non-defaulting U.S. Lenders ratably according to their respective Commitment Percentages until the Obligations of each U.S. Lender (including the defaulting U.S. Lender) are equal to such U.S. Lender’s Commitment Percentage of the total U.S. Obligations, (ii) if a Canadian Lender fails to make a Canadian Revolving Loan or accept and purchase any Bankers’ Acceptance as and when required hereunder, then upon each subsequent event which would otherwise result in payments of principal being made to the defaulting Canadian Lender, the amount which would have been paid to the defaulting Canadian Lender shall be divided among the non-defaulting Canadian Lenders ratably according to their respective Commitment Percentages until the Obligations of each Canadian Lender (including the defaulting Canadian Lender) are equal to such Canadian Lender’s Commitment Percentage of the total Canadian Obligations, (iii) if a Singapore Lender fails to make a Singapore Revolving Loan as and when required hereunder, then upon each subsequent event which would otherwise result in payments of principal being made to the defaulting Singapore Lender, the amount which would have been paid to the defaulting Singapore Lender shall be divided among the non-defaulting Singapore Lenders ratably according to their respective Commitment Percentages until the Obligations of each Singapore Lender (including the defaulting Singapore Lender) are equal to such Singapore  Lender’s Commitment Percentage of the total Singapore Obligations and (iv) if a U.K. Lender fails to make a U.K. Revolving Loan as and when required hereunder, then upon each subsequent event which would otherwise result in payments of principal being made to the defaulting U.K. Lender, the amount which would have been paid to the defaulting U.K. Lender shall be divided among the non-defaulting U.K. Lenders ratably according to their respective Commitment Percentages until the Obligations of each U.K. Lender (including the defaulting U.K. Lender) are equal to such U.K. Lender’s Commitment Percentage of the total U.K. Obligations.

2.7           Notes.  The U.S. Revolving Loans made by each U.S. Lender (other than the Swing Loans) shall be evidenced by a single U.S. Revolving Note of U.S. Borrower in substantially the form of Exhibit D hereto payable to the order of such U.S. Lender in a principal amount equal to the U.S. Commitment of such U.S. Lender, and otherwise duly completed.  The Canadian Revolving Loans made by each Canadian Lender which are denominated in Dollars shall be evidenced by a single Canadian Revolving Note of Canadian Borrowers in substantially the form of Exhibit C hereto payable to the order of such Canadian Lender in a principal amount equal to the Canadian Commitment of such Canadian  Lender, and otherwise duly completed.  The Canadian Prime Loans made by each Canadian Lender shall be evidenced by a single Canadian Dollar Revolving Note of Canadian Borrowers in substantially the form of Exhibit H hereto payable to the order of such Canadian Lender in a principal amount equal to two times the Canadian Commitment of such Canadian  Lender, and otherwise duly completed.  The U.K.

Revolving Loans made by each U.K. Lender shall be evidenced by a single U.K. Revolving Note of U.K. Borrower in substantially the form of Exhibit I hereto payable to the order of such U.K. Lender in a principal amount equal to the U.K. Commitment of such U.K. Lender, and otherwise duly completed.  The Singapore Revolving Loans made by each Singapore Lender shall be evidenced by a single Singapore Revolving Note of Singapore Borrower in substantially the form of Exhibit K hereto payable to the order of such Singapore Lender in a principal amount equal to the Singapore  Commitment of such Singapore  Lender, and otherwise duly completed.  The promissory notes described in this Section are each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, called a “Note” and collectively called the “Notes”.  Each Lender is hereby authorized by each Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to the applicable Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of any Borrower under such Note or hereunder in respect of such Loan.  Swing Loans shall be evidenced by the Swing Note.  The Swing Note, and all renewals, extensions, modifications and replacements thereof and substitutions therefor, shall constitute one of the “Notes” hereunder.

2.8           Use of Proceeds.  The proceeds of the Loans, of the Letters of Credit and of the acceptance and purchase of Bankers’ Acceptances shall be used by the Borrowers to refinance existing Borrowed Money Indebtedness of the Borrowers and for acquisitions, capital expenditures and other working capital and general corporate purposes.  Neither any Agent nor any Lender shall have any responsibility as to the use of any proceeds of the Loans or of the acceptance and purchase of Bankers’ Acceptances.

2.9           Currency Fluctuations.

(a)           Not later than 1:00 p.m. (Houston, Texas time) on each Calculation Date, the U.S. Agent shall determine the Exchange Rate applicable to Canadian Dollars as of such Calculation Date.  For purposes of this Section, the Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”).

(b)           Not later than 4:00 p.m. (Houston, Texas time) on each Reset Date, the U.S. Agent shall consult with the other Agents and the Agents shall determine the aggregate Canadian Obligations, the aggregate U.S. Obligations, the aggregate Singapore Obligations and the aggregate U.K. Obligations.

(c)           If, on any Reset Date, the sum of the aggregate Obligations exceeds the aggregate of all of the Commitments, then (i) the Agents shall give notice thereof to the Lenders and Borrowers and (ii) the Borrowers shall within two (2) Business Days thereafter, repay or prepay Loans (or provide Cover for Letter of Credit Liabilities or Bankers’ Acceptance Liabilities) in accordance with this Agreement in an aggregate principal amount sufficient to reduce the sum of the aggregate Obligations to the aggregate of all of the Commitments.

(d)           If, on any day prior to the Termination Date, the Canadian Obligations exceed the aggregate of all of the Canadian Commitments, then (i) the Canadian Agent shall give notice thereof to the Canadian Borrowers and the Canadian Lenders and (ii) within two (2) Business Days thereafter, the Canadian Borrowers shall repay or prepay Canadian Revolving Loans  (or provide Cover for Letter of Credit Liabilities relating to Canadian Letters of Credit or Bankers’ Acceptance Liabilities) in accordance with this Agreement in an aggregate principal amount such that, after giving effect thereto, the Canadian Obligations shall not exceed the aggregate of all of the Canadian Commitments.

3.             Borrowings, Prepayments and Interest Options.

3.1           Borrowings.  The applicable Borrower shall give the applicable Agent (with a copy to U.S. Agent) notice of each borrowing (other than a borrowing of Swing Loans as to which the last sentence of this Section 3.1 shall apply) to be made hereunder as provided in Section 4.4 hereof and the applicable Agent shall promptly notify each applicable Lender of such request.  Not later than (i) 2:00 p.m. Houston, Texas time (in the case of U.S. Revolving Loans which are same day fundings), (ii) 11:00 a.m. Houston, Texas time (in the case of U.S. Revolving Loans which are not same day fundings), (iii) 11:00 a.m. Calgary, Alberta time (in the case of Canadian Revolving Loans and Bankers’ Acceptances), (iv) 11:00 a.m. Singapore time (in the case of Singapore Revolving Loans, or (v) 11:00 a.m. London, United Kingdom time (in the case of U.K. Revolving Loans) on the date specified for each such borrowing hereunder, each applicable Lender shall make available the amount of the Loan, if any, to be made by it on such date and/or the proceeds of the acceptance and purchase of any Bankers’ Acceptances, if any, to be so accepted and purchased by it on such date to the applicable Agent at its Principal Office, in immediately available funds, for the account of the applicable Borrower.  Such amounts received by the applicable Agent will be held in an account maintained by the applicable Borrower with the applicable Agent.  The amounts so received by the applicable Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower by wiring or otherwise transferring, in immediately available funds, such amount to an account designated by the applicable Borrower and approved by the applicable Agent (such approval not to be unreasonably withheld).  U.S. Borrower shall give U.S. Agent notice of each borrowing of a Swing Loan to be made hereunder as provided in Section 4.3 hereof and, no later than 11:00 a.m. Houston time on the date specified for such borrowing hereunder, Wells Fargo shall make available the amount of such Swing Loan to U.S. Borrower by depositing the same, in immediately available funds, in an account designated by U.S. Borrower and approved by U.S. Agent (such approval not to be unreasonably withheld).

3.2           Prepayments.

(a)           Optional Prepayments.  Except as provided in Section 3.3 hereof, each Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any premium, penalty or fee, any of the Obligations (other than Obligations relating to Bankers’ Acceptances) at any time or from time to time, provided that the applicable Borrower shall give the applicable Agent notice of each such prepayment as provided in Section 4.4 hereof.  Each optional prepayment shall be in an amount equal to $200,000 (in respect of Loans denominated in Dollars) or C$200,000 (in respect of Loans denominated in Canadian Dollars) or an integral multiple of $100,000 (in respect of Loans denominated in Dollars) or C$100,000 (in respect of Loans denominated in Canadian Dollars) in excess thereof.  Bankers’ Acceptances may not be prepaid.

(b)           Interest Payments.  Accrued and unpaid interest on the unpaid principal balance of the Loans shall be due and payable on the Interest Payment Dates.

(c)           Payments and Interest on Reimbursement Obligations.  Each Borrower will pay to the applicable Agent for the account of each applicable Lender the amount of each Reimbursement Obligation owed by such Borrower to such Lenders.  Such payment shall be due on the date on which the applicable Agent notifies the applicable Borrower of the date and amount of the applicable payment by an Issuer of any drawing under a Letter of Credit or on the date of maturity of any Bankers’ Acceptance.  The amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Sections 5.1 and 5.2 hereof have been satisfied, be paid with the proceeds of Loans or, in the case of Canadian Obligations, of the acceptance and purchase or Bankers’ Acceptances.  Subject to Section 11.7 hereof, each Borrower will pay to the applicable Agent for the account of each applicable Lender interest on any Reimbursement Obligation (i) at the applicable Base Rate (with respect to Reimbursement Obligations denominated in Dollars) or at the Canadian Prime Rate (with respect to Reimbursement Obligations denominated in Canadian Dollars) plus the applicable Margin Percentage from the date such Reimbursement Obligation arises until the date five (5) Business Days thereafter and (ii) at the applicable Past Due Rate thereafter until the same is paid in full.

(d)           Mandatory Payment of Swing Loans.  The unpaid principal balance of the Swing Loans shall be due and payable on the fifteenth (15th) day of each calendar month.

3.3           Interest Options

(a)           Options Available.  The outstanding principal balance of the Canadian Dollar Revolving Notes shall bear interest at the Canadian Prime Rate plus the applicable Margin Percentage and the outstanding principal balance of the other Notes (including, without limitation, the Swing Note) shall bear interest at the applicable Base Rate; provided, that (1) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, each Borrower shall have the option of having all or any portion of the principal balances of its Notes (other than the Canadian Dollar Revolving Notes and the Swing Note) from time to time outstanding bear interest at a Eurodollar Rate.  The records of Agents with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error.  Interest on the amount of each advance against the Notes shall be computed on the amount of that advance  from the date it is made.  Notwithstanding anything in this Agreement to the contrary, for the full term of the Notes the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the debt evidenced thereby (including all interest on the Notes at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

(b)           Designation and Conversion.  Each Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof.  Provided no Event of Default has occurred and is continuing and subject to the last sentence of Section 3.3(a) and the provisions of Sections 3.3(c), (d), (e) and (f), each Borrower may elect to have a Eurodollar Rate apply or continue to apply to all or any portion of the outstanding principal balance of its Notes (other than the Canadian Dollar Revolving Notes and the Swing Note).  Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balances of the applicable Notes.  The Interest Options shall be designated or converted in the manner provided below:

(i)                                     The applicable Borrower shall give the applicable Agent telephonic notice, promptly confirmed by a Rate Designation Notice (and the applicable Agent shall promptly inform each applicable Lender thereof).  Each such telephonic and written notice shall specify the amount of the Loan and type (i.e. U.S. Revolving Loan, Canadian Revolving Loan, Singapore Revolving Loan or U.K. Revolving Loan) which is the subject of the designation, if any; the amount of borrowings which are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion and the Interest Period or Periods, if any, selected by the applicable Borrower.  Such telephonic notice shall be irrevocable and shall be given to the applicable Agent no later than the applicable Rate Designation Date.

(ii)                                  No more than four (4) LIBOR Borrowings shall be in effect with respect to the U.S. Revolving Loans at any time, no more than four (4) LIBOR Borrowings shall be in effect with respect to the Canadian Revolving Loans at any time, no more than four (4) LIBOR Borrowings shall be in effect with respect to the Singapore Revolving Loans at any time and no more than four (4) LIBOR Borrowings shall be in effect with respect to the U.K. Revolving Loans at any time.   No single LIBOR Borrowing may include any combination of any two or more of U.S. Revolving Loans, Canadian Revolving Loans, Singapore Revolving Loans and U.K. Revolving Loans.

(iii)                               Each designation or conversion of a LIBOR Borrowing shall occur on a Business Day.

(iv)                              Except as provided in Sections 3.3(c), (d) and (e) hereof, no LIBOR Borrowing may be converted to a Base Rate Borrowing or another LIBOR Borrowing on any day other than the last day of the applicable Interest Period.

(v)                                 Each request for a LIBOR Borrowing shall be in the amount equal to $200,000 or an integral multiple of $100,000 in excess thereof.

(vi)                              Each designation of an Interest Option with respect to all or any designated portion of the outstanding principal balance of the U.S. Revolving Notes shall apply to all of the U.S. Revolving Notes ratably in accordance with their respective outstanding principal balances.  Each designation of an Interest Option with respect to all or any designated portion of the outstanding principal balance of the Canadian Revolving Notes shall apply to all of the Canadian Revolving Notes  ratably in accordance with their respective outstanding principal balances.     Each designation of an Interest Option with respect to all or any designated portion of the outstanding principal balance of the Singapore Revolving Notes shall apply to all of the Singapore Revolving Notes  ratably in accordance with their respective outstanding principal balances.   Each designation of an Interest Option with respect to all or any designated portion of the outstanding principal balance of the U.K. Revolving Notes shall apply to all of the U.K. Revolving Notes  ratably in accordance with their respective outstanding principal balances.   If any Lender assigns an interest in any of its Notes when any LIBOR Borrowing is outstanding with respect thereto, then such assignee shall assume its ratable interest in such LIBOR Borrowing.

(c)           Options Unlawful.  If the adoption of any applicable Legal Requirement after the Effective Date or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or other Governmental Authority shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of such Lender to establish such LIBOR Borrowing shall forthwith be canceled and the applicable Borrower shall, on the last day of the Interest Period relating to any outstanding LIBOR Borrowing (or within such earlier period as may be required by applicable law) (1) convert the LIBOR Borrowing of such Lender with respect to which such demand was made to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate such Lender for any additional cost or expense (excluding taxes, which shall be governed solely by Section 4.1, Section 11.3 and Section 11.16) which such Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which any Lender may incur as a result of such conversion (subject to delivery to the applicable Borrower by the applicable Lender of a statement setting forth in reasonable detail the applicable Lender’s basis therefor).  If, when any Agent so notifies any Borrower, such Borrower has given a Rate Designation Notice specifying a LIBOR Borrowing but the selected Interest Period has not yet begun, as to the applicable Lender such Rate Designation Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans made by such Lender specified in such Rate Designation Notice shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.

(d)           Increased Cost of Borrowings.  Subject to Sections 11.7 and 11.16 and without duplication for amounts indemnified for under Section 4.1(f), if the adoption after the Effective

Date of any applicable Legal Requirement or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or Governmental Authority shall at any time as a result of any portion of the principal balances of the Notes bearing interest on the basis of a Eurodollar Rate:

(1)                                  impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable Eurodollar Rate), special deposit requirement or similar requirement (including, but not limited to, state law requirements) against assets of any Lender, or against deposits with any Lender, or against loans made by any Lender, or against any other funds, obligations or other Property owned or held by any Lender; or

(2)                                  impose on any Lender any other condition regarding any LIBOR Borrowing;

and the result of any of the foregoing is to increase the cost (excluding taxes, which shall be governed solely by Section 4.1, Section 11.3 and Section 11.16) to any Lender of agreeing to make or of making, renewing or maintaining such LIBOR Borrowing, or reduce the amount of principal or interest received (except as a result of taxes, which shall be governed solely by Section 4.1, Section 11.3 and Section 11.16) by any Lender, then, within 15 Business Days after demand by any Agent (accompanied by a statement setting forth in reasonable detail the applicable Lender’s basis therefor), the applicable Borrower shall pay to the applicable Agent additional amounts which shall compensate each applicable Lender for such increased cost or reduced amount.  The reasonable, good faith determination by any Lender of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error.  Each Borrower shall have the right, if it receives from any Agent any notice referred to in this paragraph, upon three Business Days’ notice to the applicable Agent (which shall notify each affected Lender), either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate each applicable Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any applicable Lender may incur as a result of such repayment or conversion.  Each Lender will notify the applicable Borrower through the applicable Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the applicable Borrower through the applicable Agent) will designate a different lending office of such Lender for the applicable LIBOR Borrowing or will take such other action as the applicable Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of such Lender, be disadvantageous to such Lender.

(e)                                  Inadequacy of Pricing and Rate Determination.  If, for any reason with respect to any Interest Period, the applicable Agent (or, in the case of clause 3 below, the applicable Lender) shall have reasonably and in good faith determined (which determination shall be conclusive and binding upon the applicable Borrower, absent manifest error) that:

(1)                                  such Agent is unable through its customary general practices to determine any applicable Eurodollar Rate, or

(2)                                  by reason of circumstances affecting the applicable market, generally, such Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable LIBOR Borrowing requested by the applicable Borrower, or

(3)                                  any applicable Eurodollar Rate will not adequately and fairly reflect the cost to any Lender of making and maintaining such LIBOR Borrowing hereunder for any proposed Interest Period, then the applicable Agent shall give the applicable Borrower notice thereof and thereupon, (A) any Rate Designation Notice previously given by such Borrower designating the applicable LIBOR Borrowing which has not commenced as of the date of such notice from such Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until the applicable Agent shall notify such Borrower that the circumstances giving rise to such notice from such Agent no longer exist, each Rate Designation Notice requesting the applicable Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable LIBOR Borrowing then outstanding shall be converted, without any notice to or from the applicable Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.

(f)                                    Funding Losses.  Each Borrower shall indemnify each applicable Lender against and hold each applicable Lender harmless from any Funding Loss relating to Loans to such Borrower or relating to Bankers’ Acceptances requested by such Borrower.  Subject to Section 11.16, this indemnity shall survive the payment of the Notes.  Within 15 Business Days after demand by any Agent (accompanied by a certificate of the applicable Lender setting forth in reasonable detail the amount and calculation of the amount claimed as to any Funding Losses, which shall be conclusive and binding upon the applicable Borrower, absent manifest error), the applicable Borrower shall pay to such Agent, for the account of such Lender, the amount of such Funding Losses.

(g)                                 Funding Offices; Adjustments Automatic; Calculation Year.  Any Lender may, if it so elects, fulfill its obligation as to any LIBOR Borrowing by causing a branch or affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or affiliate of such Lender; provided, that in such event for the purposes of this Agreement, except as otherwise provided in Sections 4.1(d) and 4.1(i), such Loan shall be deemed to have been made by such Lender and the obligation of the applicable Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or affiliate.  Without notice to any Borrower or any other Person, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement.  Interest at the Canadian Prime Rate or any applicable Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be.  All other interest required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, the applicable interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

(h)                                 Funding Sources.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

4.                                       Payments and Tax Forms; Pro Rata Treatment; Computations, Etc.

4.1                                 Payments.

(a)                                  Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by any Borrower hereunder, under the Notes and under the other Loan Documents shall be made, without set-off or counterclaim,  (i) with respect to Bankers’ Acceptance Liabilities and Canadian Prime Loans, in Canadian Dollars and (ii) in all other cases, in Dollars, in immediately available funds, to the applicable Agent at its Principal Office (or in the case of a successor U.S. Agent, at the principal office of such successor U.S. Agent in the United States, in the case of a successor Canadian Agent, at the principal office of such successor Canadian Agent in Canada, in the case of a successor Singapore Agent, at the principal office of such successor Singapore Agent in Singapore and in the case of a successor U.K. Agent, at the principal office of such successor U.K. Agent in the United Kingdom), not later than (w) 11:00 a.m. Houston, Texas time (in the case of any payment by the U.S. Borrower), (x) 12:00 noon Calgary, Alberta time (in the case of any payment by the Canadian Borrowers), (y) 11:00 a.m. Singapore time (in the case of any payment by the Singapore Borrower), or (z) 11:00 a.m. London, United Kingdom time (in the case of any payment by the U.K. Borrower), on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)                                 Each Borrower shall, at the time of making each payment hereunder, under any Note or under any other Loan Document, specify to the applicable Agent the Obligations payable by such Borrower hereunder or thereunder to which such payment is to be applied.  Each payment received by any Agent hereunder, under any Note or under any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.  If any Agent fails to send to any Lender the applicable amount by the close of business on the date any such payment is received by such Agent if such payment is received prior to (w) 11:00 a.m. Houston, Texas time (in the case of any payment to a U.S. Lender), (x) 12:00 noon Calgary, Alberta time (in the case of any payment to a Canadian Lender), (y) 11:00 a.m. Singapore time (in the case of any payment to a Singapore Lender), or (z) 11:00 a.m. London, United Kingdom time (in the case of any payment to a U.K. Lender) (or on the next succeeding Business Day with respect to payments which are received after such time), such Agent shall pay to the applicable Lender interest on such amount from such date at a rate of interest per annum equal to (i) in respect of Obligations which are denominated in Dollars, the Federal Funds Rate and (ii) in respect of Canadian Obligations which are denominated in Canadian Dollars, the CDOR Rate. Borrowers, Lenders and Agents acknowledge and agree that this provision and each other provision of this Agreement or any of the other Loan Documents relating to the application of amounts in payment of the Obligations shall be subject to the provisions of Section 4.3 regarding pro rata application of amounts after an Event of Default shall have occurred and be continuing.

(c)                                  If the due date of any payment hereunder or under any other Loan Document falls on a day which is not a Business Day, the due date for such payments (except as otherwise provided in clause (2) of the definition of “Interest Period”) shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

(d)                                 Except to the extent provided in Section 4.1(e), all payments by any Borrower hereunder or under any of the Loan Documents shall be made free and clear of and without withholding for or on account of any Taxes except to the extent as may be required by law, but excluding therefrom,

(i)                                     in the case of any Lender or Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each being referred to as a “Non-U.S. Participant”), any Tax imposed by the United States or any state therein by means of withholding at the source on  payments by U.S. Borrower unless U.S. Borrower has agreed in writing prior to any payment date to pay additional amounts under Section 4.1(e) for such Tax (or a portion thereof);

(ii)                                  in the case of any assignee or participant described in Section 11.6 that is a Non-U.S. Participant, any Tax imposed by the United States or any state therein by the means of withholding at the source on payments by U.S. Borrower unless U.S. Borrower has agreed in writing prior to any payment date to pay additional amounts under Section 4.1(e) for such Tax (or a portion thereof);

(iii)                               any Tax imposed by the United Kingdom by reason of the applicable U.K. Lender not being a Qualifying Lender unless U.K. Borrower has agreed in writing prior to any payment date to pay additional amounts under Section 4.1(e) for such Tax (or a portion thereof);

(iv)                              any Tax imposed by Canada or a province or territory thereof on or in respect of a Canadian Lender or the Canadian Agent by reason of the Canadian Lender or Canadian Agent, as the case may be, not being a Canadian Resident unless Canadian

Borrower has agreed in writing prior to any payment date to pay additional amounts under Section 4.1(e) for such Tax (or a portion thereof); and

(v)                                 any Tax imposed by Singapore on or in respect of a Singapore Lender or the Singapore Agent by reason of the Singapore Lender or Singapore Agent, as the case may be, not being a Singapore Resident unless Singapore Borrower has agreed in writing prior to any payment date to pay additional amounts under Section 4.1(e) for such Tax (or a portion thereof).

(e)                                  If any withholding or deduction from any payment to be made to, or for the account of, any Agent or any Lender by any Borrower hereunder or under any other Loan Document is required in respect of any Tax pursuant to any applicable law, rule, or regulation (except for Taxes excluded under Section 4.1(d)), then such Borrower will (i) pay to the relevant authority the full amount required to be so withheld or deducted; (ii) to the extent available, promptly forward to the applicable Agent an official receipt or other documentation reasonably satisfactory to such Agent evidencing such payment to such authority; and (iii) pay to the applicable Agent, for the account of each affected Lender or Agent, such additional amount or amounts as are necessary to ensure that the net amount actually received by such Lender or Agent will equal the full amount such Lender or Agent would have received pursuant to the Loan Documents had no such withholding or deduction been required.  Each such Lender and Agent shall furnish a certificate to the applicable Borrower and the applicable Agent (showing in reasonable detail the basis for determining that an additional amount is payable) which certificate shall, in the absence of manifest error, be conclusive and binding on each Borrower.

(f)                                    Subject to Section 11.16, if there is any Regulatory Change, and the effect of such Regulatory Change is to impose, modify or make applicable any Tax (other than Taxes excluded under Section 4.1(d)) with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result is to increase the cost to any Lender of issuing or maintaining any Letter of Credit or any participation therein, or materially reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit or any participation therein, then such Lender, or its Agent, may submit an Indemnification Claim to the applicable Borrower.  Subject to Section 11.16 and without duplication for amounts Lender is indemnified for under Section 3.3(c)(ii), if a Regulatory Change or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or Governmental Authority at any time as a result of any portion of the principal balances of the Notes bearing interest on the basis of a Eurodollar Rate:

(i)                                     subjects any Lender to any Taxes (other than Taxes excluded under Section 4.1(d)), or any deduction or withholding for any Taxes (other than Taxes excluded under Section 4.1(d)), on or from any payment due under any LIBOR Borrowing or other amount due hereunder, other than income and franchise taxes of the United States or its political subdivisions or such other jurisdiction in which the applicable Lender has its principal office or applicable lending office; or

(ii)                                  changes the basis of taxation of payments due from any Borrower to any Lender under any LIBOR Borrowing (otherwise than by a change in the rate of taxation of the overall net income of such Lender);

and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such LIBOR Borrowing, or reduces the amount of principal or interest received by any Lender, then such Lender, or an Agent may submit an Indemnification Claim to the applicable Borrower.  Each Borrower shall have the right, if it receives an Indemnification Claim, upon 3  Business Days’ notice to the applicable Agent (which shall notify each affected Lender), either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate each affected Lender for the increased cost or reduced amount; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any affected Lender may incur as a result of such repayment or conversion.  Solely for purposes of this Section 4.1(f), an “Indemnification Claim” shall mean a written notice provided by a Lender, or an Agent on a Lender’s behalf, to the applicable Borrower (i) stating the amount of indemnification sought pursuant to this Section 4.1(f), and (ii) providing in detail the basis upon which the amount of indemnification sought pursuant to this Section 4.1(f) was calculated.  Within a reasonable period of time after receiving an Indemnification Claim, the applicable Borrower shall pay to the applicable Lender the amount specified therein.  An Indemnification Claim submitted to a Borrower pursuant to this Section 4.1(f) shall be conclusive as to the amount thereof, absent manifest error.  Notwithstanding anything in this Agreement or any other Loan Document, the obligation of Borrowers to indemnify, reimburse, or otherwise hold harmless Lenders for taxes shall be governed solely by Section 4.1, Section 11.3 and Section 11.16 of this Agreement.

(g)                                 Each Lender will notify the applicable Borrower  through the appropriate Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to Section 4.1(e) or Section 4.1(f) as promptly as practicable after any executive officer of such Lender obtains knowledge thereof and determines to request such compensation, and (if so requested by the applicable Borrower through the appropriate Agent) will designate a different lending office of such Lender for the issuance or maintenance of Letters of Credit by such Lender, or for the making, funding or maintenance of the applicable Loan by such Lender, or will take such other action as U.S. Borrower, the Canadian Borrowers, the Singapore Borrower or the U.K. Borrower, as the case may be, may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost (or the costs of which are paid by the applicable Borrower), will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender  (provided that no such U.S. Lender shall have any obligation to so designate a different lending office which is not located in the United States of America, no such Canadian Lender shall have any obligation to so designate a different lending office which is not located in Canada, no such Singapore Lender shall have any obligation to so designate a different lending office which is not located in Singapore and no such U.K. Lender shall have any obligation to so designate a different lending office which is not located in the United Kingdom).

(h)                                 If any Borrower shall pay any additional amounts in respect of Taxes pursuant to this Section 4.1 or Section 11.3 and any Lender or Agent determines, in its good faith discretion, at any time thereafter that it (A)(i) has received a refund of such Taxes, or any portion thereof, (ii) has been allowed a credit or deduction with respect to such Taxes, or any portion thereof, or (iii) has obtained any other Tax benefit attributable to the payment of such Taxes, then such Lender or Agent shall as soon as is reasonably practicable pay to such Borrower (B)(i) in the case of a refund or credit, the amount of such refund or credit, (ii) in the case of a deduction, the amount of deduction multiplied by the highest statutory rate of Tax imposed on the income to which the deduction is attributable, or (iii) in the case of any other Tax benefit, the amount equal to the Tax benefit, each such amount net of all out-of-pocket expenses reasonably incurred by the applicable Lender or Agent to obtain such refund, credit, deduction or other Tax benefit (and which are attributable to, in the good faith discretion of the applicable Lender or Agent, the refund, credit or deduction of such Taxes, or a portion thereof, or the other Tax benefit), and without interest except for any interest paid by the relevant Governmental Authority with respect to the refund, credit, deduction or other Tax benefit as shall leave the applicable Lender or Agent in the position it would have been in if no such payment in respect of Taxes had been required; provided, however, that such Borrower agrees to repay the amount paid over to such Borrower under this Section (plus any interest actually paid and other related charges properly allocable to the repayment) to the applicable Lender or Agent in the event the applicable Lender or Agent is required to repay to the Governmental Authority the refund, credit, or amount attributable to the other Tax benefit, or is disallowed the deduction, and provided always that the Lenders and Agents shall not be required to disclose any matters relating to their tax affairs.

(i)                                     The following additional provisions shall also apply with respect to Taxes:

(i)                                     To the extent applicable, each U.S. Lender (and each of its participants) and U.S. Agent that is a Non-U.S. Participant agrees to deliver to U.S. Borrower and U.S. Agent on or prior to the initial borrowing date, or in the case of a U.S. Lender or U.S. Agent that becomes a party to this Agreement (or a participant that acquires a participation interest) on a later date, on the date such U.S. Lender or U.S. Agent becomes a party to the Agreement (or such participant acquires such participation interest), together with any other certificate or statement of exemption or reduction required under the Code, (a) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI or W-8IMY (or successor forms), as applicable, or (b) (x) a certificate substantially in the form of Exhibit J (any such certificate, a “Section 4.1(i)  Certificate”) and (y) two accurate and complete original signed copies of IRS Form W-8BEN (or successor form).  In addition, each Non-U.S. Participant agrees that (i) at least ten (10) days in advance of an expiration or lapse due to time of the previous certification, or (ii) immediately upon becoming aware of a change in circumstance that has or will render the previous certification obsolete or inaccurate in any material respect, it will deliver to U.S. Borrower and U.S. Agent two new accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI or W-8IMY (or successor forms), as applicable, or Form W-8BEN (or successor form) and a Section 4.1(i) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Participant to a continued exemption from or reduction in United States withholding Tax with respect to payments under this Agreement and all

Loan Documents.  To the extent a Non-U.S. Participant is unable to deliver the forms required under this Section, it shall immediately notify U.S. Borrower and U.S. Agent.  Each U.S. Lender (and each of its participants) and U.S. Agent that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) and that is not a corporation for U.S. federal income tax purposes agrees to deliver to U.S. Borrower and U.S. Agent on or prior to the initial borrowing date, or in the case of a U.S. Lender or U.S. Agent that becomes a party to this Agreement (or a participant that acquires a participation interest) on a later date, on the date such U.S. Lender or U.S. Agent becomes a party to the Agreement (or such participant acquires such participation interest), two accurate and complete original signed copies of IRS Form W-9 (or successor form) certifying to such Lender’s or such Agent’s entitlement to receive payments under this Agreement and all Loan Documents without deduction for United States backup withholding tax.

(ii)                                  Each Canadian Lender and the Canadian Agent shall be a Canadian Resident.  In the event that a Canadian Lender does not qualify as a Canadian Resident, the Canadian Lender shall deliver to the Canadian Borrowers and the Canadian Agent on the date on which such Canadian Lender becomes a Canadian Lender hereunder or otherwise does not qualify as a Canadian Resident, notice that it is not a Canadian Resident.  Notwithstanding any provision hereof to the contrary and for the avoidance of doubt, it is acknowledged by the parties that there may be Canadian tax imposed under Part XIII of the ITA (“Canadian Withholding Tax”) on any payments as, on account or in lieu of payment of, or in satisfaction of, interest and other fees paid by the Canadian Borrowers or the Canadian Agent with respect to the Canadian Obligations to persons who are not Canadian Residents (such payments a “Canadian Taxable Payment”).  The Canadian Borrowers and the Canadian Agent shall have no obligation to make any additional or increased payment under Section 4.1(d) in respect of any Canadian Withholding Tax on a Canadian Taxable Payment unless a Canadian Borrower has agreed in writing prior to any payment date to pay additional amounts for such Tax (or a portion thereof), and the Canadian Borrowers and the Canadian Agent shall be entitled to deduct and remit to the proper Canadian taxing authorities any Canadian Withholding Tax on any Canadian Taxable Payment.

(iii)                               Each U.K. Lender represents and warrants to U.K. Borrower that it is a Qualifying Lender.  “Qualifying Lender” means (a) a Lender which (i) is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a loan and (ii) was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act) at the time the loan was made; or (b) a Lender which is, on the date a payment of interest falls due hereunder, resident (as defined in the appropriate double taxation agreement) in a country with which the U.K. has a double taxation agreement giving residents of that country complete exemption from U.K. taxation on interest and does not carry on a business in the U.K. through a permanent establishment with which the payment is effectively connected.

(iv)                              Each U.K. Lender represents and warrants to the U.K. Borrower that it is a Section 212 Lender at the date of this Agreement and that it will remain so until it notifies the U.K. Borrower to the contrary.  Each U.K. Lender undertakes to notify the

U.K. Borrower promptly upon it becoming aware that it is not or will cease to be a Section 212 Lender.   “Section 212 Lender” means a person which is beneficially entitled to interest payable to that person in respect of a loan and which, as respects any payments of interest made in respect of that loan, is (a) a company which (for the purposes of Subsection (1)(a) of section 212 of the Income and Corporation Taxes Act 1988) is within the charge to U.K. corporation tax; and (b) not (for the purposes of subsection (3) of section 212 of the Income and Corporation Taxes Act 1988) entitled under any enactment to any exemption from tax.

(v)                                 Each U.K. Lender shall (i) promptly after the date hereof or promptly after the date of an Assignment and Acceptance pursuant to which it became a Lender and (ii) from time to time thereafter upon the obsolescence or expiration of any previously delivered form or certificate (but only so long as such Lender remains lawfully able to do so) provide the Borrowers and the Agents with any form or certificate that is required by any taxing authority, or other such forms as shall be appropriate to establish, that such Lender is a Qualifying Lender. Each U.K. Lender represents and warrants that such information is true and complete in all material respects as of the date it is delivered. Each such Lender shall promptly notify the Borrowers and the Agents if, because of any change in the jurisdiction of organization or the principal office of such Lender, (A) it is required to withdraw or cancel any form or certificate previously submitted by it or any form or certificate has otherwise become ineffective or inaccurate or (B) payments to it are or will be subject to withholding taxes imposed by the United Kingdom to a greater or lesser extent than the extent to which payments to it pursuant to this Agreement, the Notes or any other Loan Document were previously subject.

(vi)                              Each Singapore Lender shall be a resident of Singapore for the purposes of the Income Tax Act, Chapter 134 of Singapore in that its control and management is exercised in Singapore or shall have been granted a waiver of compliance with Section 45 or Section 45A of the Income Tax Act, Chapter 134 of Singapore (which has not been revoked) by the Inland Revenue Authority of Singapore for amounts paid or credited with respect to the Singapore Obligations (“Singapore Resident Lender”).  In the event that a Singapore Lender is not a Singapore Resident Lender (in that it is not resident of Singapore for the purposes of the Income Tax Act, Chapter 134 of Singapore or it has not been granted a waiver of compliance with Section 45 or Section 45A with respect to all amounts paid or credited to it in respect of the Singapore Obligations) the Singapore Lender shall deliver to Singapore Borrowers and the Singapore Agent on the date on which such Singapore Lender becomes a Singapore Lender hereunder or otherwise does not qualify as a Singapore Resident Lender, notice that it is not a Singapore Resident Lender or that a waiver of compliance with Section 45 or Section 45A does not apply.  Notwithstanding any provision hereof to the contrary and for the avoidance of doubt, it is acknowledged by the parties that there may be Singapore tax imposed under Section 45 or Section 45A of the Income Tax Act, Chapter 134 of Singapore (“Singapore Withholding Tax”) on any payments as, on account or in lieu of payment of, or in satisfaction of, interest and other fees paid by the Singapore Borrowers or the Singapore Agent with respect to the Singapore Obligations to persons who are not Singapore Resident Lenders (such payments a “Singapore Taxable Payment”).  The Singapore Borrowers and the Singapore Agent shall have no obligation to make any additional or increased payment under Section 4.1(d) in respect of any Singapore Withholding Tax on a Singapore Taxable Payment unless Singapore Borrower has agreed in writing prior to any payment date to pay additional amounts for such Tax (or a portion thereof), and the Singapore Borrowers and the Singapore Agent shall be entitled to deduct and remit to the proper Singapore taxing authorities any Singapore Withholding Tax on any Singapore Taxable Payment.

4.2                                 Limitation on Liability For Obligations.  Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, no Foreign Subsidiary shall be liable, directly or indirectly, for any U.S. Obligation, either as an Obligor, guarantor or pledgor of its assets.

4.3                                 Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Section 2.1 hereof shall be made (w) in the case of Canadian Revolving Loans, ratably from the Canadian Lenders in accordance with their respective Canadian Commitments, (x) in the case of U.K. Revolving Loans, ratably from the U.K. Lenders in accordance with their respective U.K. Commitments, (y) in the case of Singapore Revolving Loans, ratably from the Singapore Lenders in accordance with their respective Singapore Commitments, and (z) in the case of U.S. Revolving Loans, ratably from the U.S. Lenders in accordance with their respective U.S. Commitments, provided that borrowings of Swing Loans shall be for Wells Fargo’s own account; (b) each payment of commitment fees shall be made for the account of the Lenders, and each termination or reduction of the applicable Commitments of the Lenders under Section 2.4 hereof shall be applied, pro rata, according to the applicable Lenders’ respective Commitment Percentages; (c) subject to Section 2.6, each payment by any Borrower of principal of or interest on any Revolving Loans or any Bankers’ Acceptance, as the case may be, prior to the occurrence of an Event of Default (or after the applicable Event of Default shall have been fully cured or waived) shall be made to the applicable Agent for the account of the applicable Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by or Bankers’ Acceptances accepted by such Lenders, provided that payments of Swing Loans prior to the occurrence of an Event of Default (or after the applicable Event of Default shall have been fully cured) shall be for Wells Fargo’s own account; (d) each payment by any Borrower of principal of or interest on Revolving Loans (including Swing Loans) or any Bankers’ Acceptance, as the case may be,  while an Event of Default shall have occurred and be continuing, shall be made to the applicable Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Obligations held by the Lenders (i.e. such payments shall be shared by all of the Lenders and not restricted to the holders of the applicable Notes, or Lenders having accepted Bankers’ Acceptances, as the case may be, regardless of any attempted contrary designation by any Borrower); (e) the applicable Lenders (other than the applicable Issuer) shall purchase from the applicable Issuer participations in each Letter of Credit in accordance with their respective Commitment Percentages; and (f) the applicable Lenders shall purchase and accept Bankers’ Acceptance pro rata in accordance with their respective Commitment Percentages.

4.4                                 Certain Actions, Notices, Etc.  Notices to the applicable Agent of any termination or reduction of any of the Commitments and of borrowings and optional prepayments of Loans and requests for issuances of Letters of Credit and Bankers’ Acceptances shall be irrevocable and shall be effective only if received by the applicable Agent not later than (i) noon Houston, Texas time (in the case of U.S. Revolving Loans which are same day fundings), (ii) 11:00 a.m. Houston, Texas time (in the case of U.S. Revolving Loans which are not same day fundings and U.S. Letters of Credit), (iii) 12:00 noon Calgary, Alberta time (in the case of Canadian Revolving Loans which are not same day fundings, Bankers’ Acceptances and Canadian Letters of Credit), (iv) 10:00 a.m. Calgary, Alberta time (in the case of Canadian Revolving Loans which are same day fundings), (v) 11:00 a.m. London, United Kingdom time (in the case of U.K. Revolving Loans which are not same day fundings and U.K. Letters of Credit), (vi) 10:00 a.m. London, United Kingdom time (in the case of U.K. Revolving Loans which are same day fundings), (vii) 11:00 a.m. Singapore time (in the case of Singapore Revolving Loans which are not same day fundings and Singapore Letters of Credit) or (viii) 10:00 a.m. Singapore time (in the case of Singapore Revolving Loans which are same day fundings) in each case, on the number of Business Days prior to the date of (or on, as applicable) the relevant termination, reduction, borrowing and/or prepayment specified below:

Number of Business
Days Prior Notice

Section 2.4(d) Reallocations	10

Termination or Reduction of Commitments	5

Borrowings or prepayments of Swing Loans	same day

Increase of U.S. Commitments (pursuant to Section 2.4(c) hereof)	10

Repayment of Base Rate Borrowings	same day

Repayment of LIBOR Borrowings	3

Base Rate Borrowings and Canadian Prime Loans	1

Letter of Credit issuance	2 (or such shorter period as may be acceptable to the applicable Issuer)

LIBOR Borrowings	3 LIBOR Business Days

Bankers’ Acceptances	2

Each such notice of termination or reduction shall specify the amount of the applicable  Commitment to be terminated or reduced.  Each such notice of borrowing or prepayment shall specify the amount of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business Day).  The applicable Agent shall promptly notify the affected Lenders of the contents of each such notice.

4.5                                 Non-Receipt of Funds by Any Agent.  Unless the applicable Agent shall have been notified by a Lender or a Borrower (the “Payor”) prior to the date on which such Lender is to make payment to such Agent of the proceeds of a Loan (or funding of a drawing under a Letter of Credit or reimbursement with respect to any drawing under a Letter of Credit or funding of a payment under a Bankers’ Acceptance or reimbursement with respect to any payment under a Bankers’ Acceptance) to be made by it hereunder or on which the applicable Borrower is to make a payment to such Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to such Agent on the due date, the applicable Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to such Agent, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, the applicable Borrower and, if such Borrower fails to pay the amount thereof to the applicable Agent forthwith upon demand, the applicable Lenders ratably in proportion to their respective Commitment Percentages) shall, on demand, pay to such Agent the amount made available by such Agent, together with interest thereon in respect of the period commencing on the date such amount was so made available by such Agent until the date Agent recovers such amount at a rate per annum for such period equal to (i) in respect of Obligations which are denominated in Dollars, the Federal Funds Rate and (ii) in respect of Canadian Obligations which are denominated in Canadian Dollars, the CDOR Rate.

4.6                                 Sharing of Payments, Etc.  If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement (other than Swing Loans), on any Reimbursement Obligation or on any other Obligation then due to such Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of setoff or Lien granted under Section 9.2 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or Reimbursement Obligations or other Obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid Obligations then due to each of them.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Subject to Section 4.2 hereof, each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made, or Reimbursement Obligations or other Obligations held, by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans, Reimbursement Obligations or other Obligations in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower.

5.                                       Conditions Precedent.

5.1                                 Initial Loans, Letters of Credit and Bankers’ Acceptances.  The obligation of each Lender or each Issuer to make its initial Loans or issue or participate in the initial Letter of Credit hereunder or to accept and purchase its initial Bankers’ Acceptance hereunder (whichever shall first occur) is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of the Majority Lenders (or by all of the Lenders to the extent that such waiver requires unanimous consent under Section 11.5 hereof):

(a)                                  Authorization and Status.  Agents shall have received (i) copies of the Organizational Documents of each Obligor certified as true and correct by its secretary, assistant secretary or other equivalent officer, (ii) evidence reasonably satisfactory to Agents of all action taken by each Obligor authorizing the execution, delivery and performance of the Loan Documents and all other documents related to this Agreement to which it is a party (including, without limitation, a certificate of the secretary, assistant secretary or other equivalent officer of each such party which is a corporation setting forth the resolutions of its Board of Directors authorizing the transactions contemplated thereby), and (iii) such certificates as may be appropriate to demonstrate the qualification and, if relevant, good standing of each Obligor in the jurisdiction of its organization and in each other jurisdiction where the failure in which to qualify could reasonably be expected to have a Material Adverse Effect.

(b)                                 Incumbency.  Each Obligor shall have delivered to Agents a certificate in respect of the name and signature of each of the officers or other authorized individuals (i) who are authorized to sign on its behalf the applicable Loan Documents and (ii) who will, until replaced by other officer(s) or other authorized individual(s) duly authorized for that purpose, act as its representatives for the purposes of signing documents and giving notices and other communications in connection with the Loan Documents, any Loan, the issuance of any Letter of Credit or the acceptance of any Bankers’ Acceptance.  Each Agent and each Lender may conclusively rely on such certificates until they receive notice in writing from the applicable Obligor to the contrary.

(c)                                  Notes.  Agents shall have received the appropriate Notes of Borrowers for each Lender, duly completed and executed.

(d)                                 Loan Documents and Contribution Agreements.  Each Obligor shall have duly executed and delivered the Loan Documents and Contribution Agreements to which it is a party (in such number of copies as Agents shall have requested).  Each such Loan Document shall be in substantially the form furnished to the Lenders prior to their execution of this Agreement, together with such changes therein as Agents may approve.

(e)                                  Security Matters.  All such action as Agents shall have requested to perfect the Liens created pursuant to the Security Documents which are in effect as of the Effective Date shall have been taken, including, without limitation, where applicable, the filing, recording, lodgement and/or registration of the Security Documents with the appropriate Governmental

Authorities.  Agents shall also have received evidence satisfactory to it that the Liens created by the Security Documents constitute first priority Liens, except as expressly provided herein or therein, including, without limitation, delivery of all applicable stock or share certificates of such securities to be pledged pursuant to the Security Documents (with stock powers or share transfer forms executed in blank). Agents shall also have received all Uniform Commercial Code search reports and other applicable personal property registry reports with respect to the Obligors, satisfactory title evidence with respect to real property owned by the Obligors in form and substance acceptable to Agent, and executed releases or assignments (as U.S. Agent may require) of any prior Liens which are not permitted hereunder.

(f)                                    Fees and Expenses. Borrowers shall have paid to Agents all accrued and unpaid fees in the amounts previously agreed upon in writing between any Borrower and any Agent.

(g)                                 Insurance.  Borrowers shall have delivered to Agents certificates of insurance satisfactory to Agents evidencing the existence of all insurance required to be maintained by each Obligor by this Agreement and the Security Documents.

(h)                                 Opinions of Counsel.  Agents shall have received such opinions of counsel to Obligors as Agents shall reasonably request with respect to Obligors and the Loan Documents.

(i)                                     Consents.  Agents shall have received evidence satisfactory to the Majority Lenders that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans, Letters of Credit and Bankers’ Acceptances and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.

(j)                                     Payment of Existing Debt.  Agents shall have received evidence satisfactory to the Majority Lenders that the U.S. Borrower and its Subsidiaries shall have been released (or will, upon payment thereof using the proceeds of the Loans, be released) from all liabilities and obligations in respect of all Borrowed Money Indebtedness other than the Obligations and other than liabilities and obligations expressly permitted under Section 8.1 hereof, and that any such Borrowed Money Indebtedness which is not so permitted shall have been terminated.

(k)                                  Other Documents.  Agents shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Agents may reasonably request.

5.2                                 All Loans, Letters of Credit and Bankers’ Acceptances.  The obligation of each Lender to make any Loan to be made by it hereunder or to issue or participate in any Letter of Credit or to accept and purchase any Bankers’ Acceptance is subject to (a) the accuracy, in all material respects, on the date of such Loan or such Letter of Credit issuance or such Bankers’ Acceptance acceptance and purchase of all representations and warranties of each Obligor contained in this Agreement and the other Loan Documents; (b) the applicable Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to a Loan, Letter of Credit or Bankers’ Acceptance, as the case may be, by the time and on the Business Day specified under Section 4.4 hereof, (2) in the case of a Letter of Credit, an Application, and (3) such other documents as the applicable Agent may reasonably require; (c) prior to the making of such Loan or the issuance of such Letter of Credit or the acceptance and purchase of such Bankers’ Acceptance, there shall have occurred no event which could reasonably be expected to have a Material Adverse Effect; (d) no Default or Event of Default shall have occurred and be continuing; (e) in the case of a U.S. Revolving Loan, all Swing Loans then outstanding shall have been paid or shall be paid with the proceeds of such U.S. Revolving Loan; and (f) the making of such Loan or the issuance of such Letter of Credit or the acceptance and purchase of such Bankers’ Acceptance shall not be illegal or prohibited by any applicable Legal Requirement.  Any Agent may condition any Loan hereunder or the issuance of any Letter of  Credit hereunder or the acceptance and purchase of any Bankers’ Acceptance hereunder upon such confirmation as such Agent may reasonably require regarding the then current outstanding balances of the Loans, Letters or Credit, Bankers’ Acceptance and Commitments under the administration of any other Agent.  The submission by any Borrower of a Request for Extension of Credit shall be deemed to be a representation and warranty that the conditions precedent to the applicable Loan or Letter of Credit or Bankers’ Acceptance have been satisfied.

6.                                       Representations and Warranties.

To induce Agents, the Issuers and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit and accept and purchase Bankers’ Acceptances, each Borrower represents and warrants (such representations and warranties to survive any investigation and the making of the Loans and the issuance of any Letters of Credit and the acceptance and purchase of any Bankers’ Acceptances) to the Lenders, Issuers and Agents as follows:

6.1                                 Organization.  Each Obligor (other than U.K. Borrower and Singapore Borrower) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  U.K. Borrower is duly incorporated and validly existing under the laws of England and Wales.  Singapore Borrower is duly incorporated and validly existing under the laws of Singapore.  Each Obligor (a) has all necessary power and authority to conduct its business as presently conducted; and (b) is duly qualified to do business and in good standing, if applicable, in the jurisdiction of its organization and in all jurisdictions in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

6.2                                 Financial Statements.  Borrowers have furnished to Agents (i) audited consolidated financial statements (including a balance sheet) as to U.S. Borrower and its consolidated Subsidiaries that fairly present in all material respects, in accordance with GAAP, the consolidated financial condition and the results of operations of U.S. Borrower and its consolidated Subsidiaries as at the end of the fiscal year ended July 31, 2005 and (ii) unaudited consolidated financial statements (including a balance sheet) as to U.S. Borrower and its consolidated Subsidiaries that fairly present in all material respects, in accordance with GAAP, the consolidated financial condition and the results of operations of U.S. Borrower and its consolidated Subsidiaries as at the end of the fiscal quarter ended October 31, 2005.  No events, conditions or circumstances have occurred from the date that the financial statements were delivered to Agent through the Effective Date which would cause said financial statements to be misleading in any material respect.  There are no material instruments or liabilities which should be reflected in such financial statements provided to Agent which are not so reflected.

6.3                                 Enforceable Obligations; Authorization.  The Loan Documents to which the applicable Obligors are parties are legal, valid and binding obligations of each applicable Obligor, enforceable against each applicable Obligor in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of the Loan Documents by the respective Obligors (a) have all been duly authorized by all necessary corporate (or analogous) action; (b) are within the corporate (or analogous) power and authority of each applicable Obligor; (c) do not and will not contravene or violate any Legal Requirement applicable to any applicable Obligor or the Organizational Documents of any applicable Obligor, the contravention or violation of which could reasonably be expected to have a Material Adverse Effect; (d) do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which any Obligor or any of its Property may be bound, the breach or contravention of which might reasonably be expected to have a Material Adverse Effect, and (e) do not and will not result in the creation of any Lien upon any Property of any Obligor, except in favor of Agents as expressly contemplated herein or in the other Loan Documents, and except for Permitted Liens.  All necessary permits, registrations and consents for such making and performance have been obtained.  Except as otherwise expressly stated in the Security Documents, the Liens of the Loan Documents will, upon the due execution and delivery of the Security Documents, and the making of all filings and registrations, payment of all registration, filing and other fees and the completion of all other required formalities, constitute valid and perfected first and prior Liens on the Property described therein, subject to no other Liens whatsoever except Permitted Liens.

6.4                                 Other Debt.  No Obligor is in default in the payment of any other Borrowed Money Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party and which default could reasonably be expected to have a Material Adverse Effect.

6.5                                 Litigation.  Except as set forth on Schedule 6.5 hereto, there is no material litigation or administrative proceeding, to the knowledge of any executive officer of any Borrower, pending or threatened against, nor any outstanding judgment, order or decree against, any Obligor before or by any Governmental Authority which if determined in a manner adverse to such Obligor could reasonably be expected to have a Material Adverse Effect.  No Obligor is in default with respect to any judgment, order or decree of any Governmental Authority where such default could reasonably be expected to have a Material Adverse Effect.

6.6                                 Title.  Each Obligor has good and defensible title to the Collateral, if any, pledged (or purported to be pledged) by such Obligor pursuant to the Security Documents, free and clear of all Liens (except Liens permitted under Section 8.2 hereof and Liens arising pursuant to the Loan Documents).

6.7                                 Taxes.  Each Obligor has filed all tax returns required to have been filed by it and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith or where the failure to make required filings or pay required taxes could not reasonably be expected to have a Material Adverse Effect.

6.8                                 Regulations U and X.  None of the proceeds of any Loan or proceeds from the acceptance and purchase of Bankers’ Acceptances will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose that would constitute a “purpose credit” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, as any of them may be amended from time to time.

6.9                                 Subsidiaries.  As of the Effective Date, U.S. Borrower has no Subsidiaries other than as set forth on Schedule 6.9 hereto.  As of the Effective Date, the percentage of the issued and outstanding Equity Interests in each applicable Subsidiary which is owned by U.S. Borrower and/or one or more of its Subsidiaries is set forth on Schedule 6.9 hereto.

6.10                           No Untrue or Misleading Statements.  No document, instrument or other writing furnished to the Lenders by or on behalf of any Obligor in connection with the transactions contemplated in any Loan Document contains any untrue statement of material fact or omits to state any such fact necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading in any material respect.

6.11                           ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect, with respect to each Plan, each Borrower and each member of the Controlled Group has fulfilled its obligations, including obligations under the minimum funding standards of ERISA and the Code and is in compliance with the provisions of ERISA and the Code.  No event has occurred which could result in a liability of any Borrower or any member of the Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course) that could reasonably be expected to have a Material Adverse Effect.  No Lien provided under Section 4068 of ERISA has attached to any Property of any Borrower or any member of the Controlled Group.  Except as could not reasonably be expected to have a Material Adverse Effect, there are no Unfunded Liabilities in respect of any Plan as of the date hereof and no “prohibited transaction” has occurred with respect to any Plan.

6.12                           Investment Company Act.  No Obligor is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said act.

6.13                           Solvency.  Neither the U.S. Borrower nor any of its Subsidiaries which are Domestic Subsidiaries is “insolvent,” as such term is used and defined in (i) the Bankruptcy Code and (ii) the fraudulent conveyance statutes of the State of Texas or of any jurisdiction in which any of the Collateral may be located.  Neither any Canadian Borrower nor any of its Subsidiaries is “insolvent” as defined in the Bankruptcy Code.  Neither the U.K. Borrower nor any of its Subsidiaries is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (England and Wales).  Neither the Singapore Borrower nor any of its Subsidiaries is unable to pay its debts within the meaning of the statute described in clause (iv) of the definition of “Bankruptcy Code” set forth in Section 1.1 hereof.

6.14                           Fiscal Year.  The fiscal year of each Obligor (other than Veritas Energy Services Partnership) ends on July 31.  The fiscal year of Veritas Energy Services Partnership ends on November 30.

6.15                           Compliance.  Each Obligor is in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.16                           Environmental Matters.  Each Obligor has, to the best knowledge of its executive officers, obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain or maintain which could reasonably be expected to have a Material Adverse Effect.  Each Obligor and its Properties, business and operations have been and are, to the best knowledge of its executive officers, in compliance with all applicable Requirements of Environmental Law and Environmental Permits the failure to comply with which could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the executive officers of U.S. Borrower (after making reasonable inquiry of the personnel and records of the applicable Obligors), each Obligor and its Properties, business and operations are not subject to any (A) Environmental Claims or (B)  Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect.  None of the officers of any Obligor has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, liabilities, condition (financial or otherwise), business or operations which could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the executive officers of U.S. Borrower (after making reasonable inquiry of the personnel and records of the applicable Obligors), none of the Borrowers knows of any event or condition with respect to currently enacted Requirements of Environmental Laws presently scheduled to become effective in the future with respect to any of the Properties of any Obligor which could reasonably be expected to have a Material Adverse Effect, for which the applicable Obligor has not made good faith provisions in its business plan and projections of financial performance.

6.17                           Collateral as of the Effective Date.  The Collateral securing the U.S. Obligations as of the Effective Date includes all Required U.S. Collateral as of the Effective Date.  The Collateral securing the Canadian Obligations as of the Effective Date includes all Required Canadian Collateral as of the Effective Date.  The Collateral securing the Singapore Obligations as of the Effective Date includes all Required Singapore Collateral as of the Effective Date.  The Collateral securing the U.K. Obligations as of the Effective Date includes all Required U.K. Collateral as of the Effective Date.  All certificates evidencing any applicable Equity Interests included within the Collateral have been delivered to the applicable Agent (or the Person holding the same shall have been instructed to deliver it to the applicable Agent in a manner reasonably acceptable to U.S. Agent), duly endorsed in such manner as the applicable Agent shall request and accompanied by stock powers executed in blank, and all applicable promissory notes or other evidence of indebtedness included within the Collateral have been delivered to the applicable Agent (or the Person holding the same shall have been instructed to deliver it to the applicable Agent in a manner reasonably acceptable to U.S. Agent), duly endorsed in such manner as the applicable Agent shall request).

7.                                       Affirmative Covenants.

Each Borrower covenants and agrees with Agents and the Lenders that prior to the payment of all Obligations and the termination of all Commitments it will do or cause to be done, and cause each other Obligor (unless limited by the language of the applicable provision to less than all of the Obligors) to do or cause to be done, each and all of the following:

7.1                                 Taxes, Existence, Regulations, Property, Etc.  At all times, except where failure or noncompliance could not reasonably be expected to have a Material Adverse Effect: (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested in good faith and adequate reserves in accordance with GAAP have been established therefor; (b) except as permitted by Section 8.4, do all things necessary to preserve its existence, qualifications, rights and franchises; (c) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property; and (d) cause its Property to be protected, maintained and kept in good repair, ordinary wear and tear excepted, and make all replacements and additions to such Property as may be reasonably necessary to conduct its business properly and efficiently in accordance with past practices.

7.2                                 Financial Statements and Information.  Furnish to Agents and each Lender each of the following: (a) within 5 Business Days after the required SEC filing date for each fiscal year, Annual Financial Statements of U.S. Borrower and its consolidated Subsidiaries as filed with the SEC; (b) within 5 Business Days after the required SEC filing date for each fiscal quarter, Quarterly Financial Statements of U.S. Borrower and its consolidated Subsidiaries as filed with the SEC; (c) concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof, such schedules, computations and other information, in reasonable detail, as may be reasonably required by Agents to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by a duly authorized officer of U.S. Borrower as true and correct in all material respects to the best knowledge of such officer and, commencing with the Quarterly Financial Statements prepared as of January 31, 2006, a compliance certificate (“Compliance Certificate”) substantially in the form of Exhibit F hereto, duly executed by such authorized officer; (d) concurrently with the financial statements provided for in Subsection 7.2(a)  hereof, projected consolidated financial statements for the then current fiscal year; (e) within 120 days after the end of each fiscal year, the annual unaudited financial statements of the Canadian Borrowers and their respective consolidated Subsidiaries, the U.K. Borrower and its consolidated Subsidiaries and the Singapore Borrower and its consolidated Subsidiaries; (f) promptly upon their becoming publicly available, each financial statement, report, notice or definitive proxy statements sent by U.S. Borrower to shareholders generally and each regular or periodic report and each registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by U.S. Borrower with, or received by U.S. Borrower in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency;  (g) at any time upon the request of U.S. Agent following the occurrence of an Event of Default which is continuing, a report of an independent collateral field examiner approved by U.S. Agent in writing and reasonably acceptable to the applicable Borrower (which may be, or be affiliated with, any Agent or one of the Lenders) with respect to the Accounts of Borrowers and their Material Subsidiaries (provided, however, that U.S. Agent shall not require such a report more than once per calendar quarter), and (h) such other information relating to the condition (financial or otherwise), operations, prospects or business of any Obligor as from time to time may be reasonably requested by any Agent or any Lender. Each delivery of a financial statement pursuant to this Section 7.2 shall constitute a restatement of the representations contained in the last two sentences of Section 6.2 with respect to such furnished financial statements.

7.3                                 Financial Tests.  Have and maintain:

(a)                                  Capitalization Ratio – a Capitalization Ratio of not greater than 40% at all times.  The Capitalization Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of U.S. Borrower.

(b)                                 Leverage Ratio - a Leverage Ratio of not greater than (1) 2.75 to 1.00 at all times during the period commencing on the date hereof through and including October 31, 2006 and (2) 2.50 to 1.00 at all times thereafter.  The Leverage Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of U.S. Borrower.

(c)                                  Interest Coverage Ratio – an Interest Charge Coverage Ratio of not less than 3.00 to 1.00 at all times.  The Interest Coverage Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of U.S. Borrower.

7.4                                 Inspection.  Permit each applicable Agent from time to time at any reasonable time upon reasonable prior notice and during normal business hours to inspect its Property in a manner consistent with applicable safety requirements and policies of insurance, to examine its files, books and records, except classified governmental material, legally privileged material and material subject to a confidentiality obligation, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as any such applicable Agent may reasonably desire; provided that such inspection does not unreasonably interfere with such Obligor’s operations.

7.5                                 Further Assurances.  Promptly execute and deliver, at the expense of the applicable Borrower, any and all other and further instruments which may be reasonably requested by any Agent to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions contemplated by the Loan Documents, and in order to grant, preserve, protect and perfect the validity and priority of the Liens created by the Security Documents.

7.6                                 Books and Records.  Maintain books of record and account which permit financial statements to be prepared in accordance with GAAP.

7.7                                 Insurance.  Maintain insurance on its Property with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and Properties in the same general areas in which the applicable Obligor operates.

These insurance provisions are cumulative of the insurance provisions of the Security Documents.  Each Agent shall be provided with a certificate showing coverages provided under the policies of insurance and such policies shall be endorsed to the effect that prior to cancellation, the issuing insurer will endeavor to mail notice to each Agent (a) 10 days prior to such cancellation in the event of cancellation for nonpayment of premium, and (b) thirty (30) days prior to any other reduction or material change in such coverage.

7.8                                 Notice of Certain Matters.  Give Agents written notice of the following promptly after any executive officer of any Borrower shall become aware of the same:

(a)                                  the issuance by any applicable Governmental Authority having jurisdiction in the matter of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Loan Document, or the making of the Loans or the acceptance and purchase of Bankers’ Acceptances or the initiation of any litigation, or any claim or controversy which would reasonably be expected to result in the initiation of any such litigation, seeking any such injunction, order or other restraint;

(b)                                 the commencement of any litigation or proceeding affecting U.S. Borrower or any of its Material Subsidiaries in which the then reasonably anticipated exposure of the U.S. Borrower and its Material Subsidiaries is $10,000,000 or more and not covered by insurance, or in which injunctive or similar relief is sought which is then reasonably anticipated to have an adverse economic effect on U.S. Borrower and its Material Subsidiaries of $10,000,000 or more; and

(c)                                  any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with the respect thereto.

Borrowers will also notify Agents in writing at least 30 days prior to the date that any Obligor changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

7.9                                 Capital Adequacy.  If any Lender shall have reasonably determined that the adoption after the Effective Date or effectiveness after the Effective Date (whether or not previously announced) of any applicable Legal Requirement regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive issued after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, under the Letters of Credit, the Notes or other Obligations held by it to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section, after demand by such Lender (with a copy to the appropriate Agent) as provided below, pay (subject to Sections 11.7 and 11.16 hereof) to such Lender such additional amount or amounts as will compensate such

Lender for such reduction.  The certificate of any Lender setting forth its reasonable, good faith determination of such amount or amounts as shall be necessary to compensate it and setting forth in reasonable detail the basis thereof and reasons therefor shall be delivered as soon as practicable to the applicable Borrower and shall be conclusive and binding, absent manifest error.  The applicable Borrower shall pay the amount shown as due on any such certificate within fifteen (15) Business Days after the receipt of such certificate.  In preparing such certificate, a Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

7.10                           ERISA Information and Compliance.  Promptly furnish to Agents: (i) immediately upon receipt, a copy of any notice of withdrawal liability within the meaning of Section 4201 of ERISA resulting form a complete withdrawal or partial withdrawal (as defined in Section 4201(b) of ERISA) and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (ii) if requested by any Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service or any Governmental Authority having jurisdiction under Applicable Canadian Pension Legislation, copies of each annual and other report or other information return with respect to each Plan or any trust created thereunder, (iii) immediately upon becoming aware of the occurrence of any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the disclosure requirements of 29 C.F.R. Section 4043 promulgated by the PBGC have not been waived and that could reasonably be expected to have a Material Adverse Effect, or of any “prohibited transaction” (as such term is defined in Section 4975 of the Code) in connection with any Plan or any trust created thereunder that could reasonably be expected to have a Material Adverse Effect, a written notice signed by an authorized officer of the applicable Borrower or the applicable member of the Controlled Group specifying the nature thereof, what action the applicable Borrower or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service, the Department of Labor or any other applicable Governmental Authority with respect thereto, (iv) promptly after the filing or receiving thereof by any Borrower or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, in whole or in part, that could reasonably be expected to have a Material Adverse Effect, and (v) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by any Borrower or any member of the Controlled Group to the Secretary of the Treasury, the Department of Labor, the Internal Revenue Service or any other applicable Governmental Authority.  To the extent required under applicable statutory funding requirements, each Borrower will fund, or will cause the applicable member of the Controlled Group to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect and, in addition, with respect to Plans governed by Applicable Canadian Pension Legislation, all special payments in connection with solvency deficiencies or going concern Unfunded Liabilities, and comply with all applicable provisions of ERISA, in each case, except to the extent that failure to do the same could not reasonably be expected to have a Material Adverse Effect.  Each Borrower covenants that it shall and shall cause each member of the Controlled Group to (1) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (2) prepare and file in a timely manner all notices and reports required under the terms of ERISA including but not limited to annual reports; and (3) pay in a timely manner all required PBGC premiums, in each case, except to the extent that failure to do the same could not reasonably be expected to have a Material Adverse Effect.

7.11                           Intercompany Accounts.  If U.S. Borrower or any of its Material Subsidiaries (other than Foreign Subsidiaries) shall hereafter receive any promissory notes or other evidence of indebtedness with respect to any amounts payable by any Foreign Subsidiary to U.S. Borrower or any of its Material Subsidiaries (other than Foreign Subsidiaries), such promissory notes or other evidence of indebtedness shall be promptly delivered to U.S. Agent, duly endorsed in such manner as U.S. Agent shall request, and accompanied by such additional documentation as U.S. Agent may reasonably request in order to evidence or perfect a first priority Lien securing the U.S. Obligations covering such promissory notes or other evidence of indebtedness.  If Canadian Borrowers or any of their Material Subsidiaries shall hereafter receive any promissory notes or other evidence of indebtedness with respect to any amounts payable by any Foreign Subsidiary to Canadian Borrowers or any of their Material Subsidiaries, such promissory notes or other evidence of indebtedness shall be promptly delivered to Canadian Agent, duly endorsed in such manner as Canadian Agent shall request, and accompanied by such additional documentation as Canadian Agent may reasonably request in order to evidence or perfect a first priority Lien securing the Canadian Obligations covering such promissory notes or other evidence of indebtedness.  If Singapore Borrower or any of its Material Subsidiaries shall hereafter receive any promissory notes or other evidence of indebtedness with respect to any amounts payable by any Foreign Subsidiary to Singapore Borrower or any of its Material Subsidiaries, such promissory notes or other evidence of indebtedness shall be promptly delivered to Singapore Agent, duly endorsed in such manner as Singapore Agent shall request, and accompanied by such additional documentation as Singapore Agent may reasonably request in order to evidence or perfect a first priority Lien securing the Singapore Obligations covering such promissory notes or other evidence of indebtedness.  If U.K. Borrower or any of its Material Subsidiaries shall hereafter receive any promissory notes or other evidence of indebtedness with respect to any amounts payable by any Foreign Subsidiary to U.K. Borrower or any of its Material Subsidiaries, such promissory notes or other evidence of indebtedness shall be promptly delivered to U.K. Agent, duly endorsed in such manner as U.K. Agent shall request, and accompanied by such additional documentation as U.K. Agent may reasonably request in order to evidence or perfect a first priority Lien securing the U.K. Obligations covering such promissory notes or other evidence of indebtedness.

8.                                       Negative Covenants.

Each Borrower covenants and agrees with Agents and the Lenders that prior to the payment of all Obligations and the termination of all Commitments it will not, and will not suffer or permit any of its Subsidiaries to, do any of the following:

8.1                                 Borrowed Money Indebtedness.  Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Borrowed Money Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following: (a) Borrowed Money Indebtedness under this Agreement and the other Loan Documents and Borrowed Money Indebtedness secured by Liens permitted by Section 8.2 hereof; (b) the liabilities existing on the date of this Agreement and set forth in Schedule 8.1 hereto and all renewals, extensions and replacements (but not increases) of any of the foregoing; (c) the Interest Rate Risk Indebtedness and Currency Exchange Risk Indebtedness; (d)  purchase money indebtedness (or financing under leases which, in accordance with GAAP have been recorded or should be recorded as capital leases) and other secured Borrowed Money Indebtedness not exceeding $50,000,000 at any one time outstanding; (f) Permitted Subordinated Indebtedness; (g) Permitted Senior Indebtedness; (h) subject to the terms of Section 7.3 hereof, pre-existing Borrowed Money Indebtedness of any Person that becomes a Subsidiary after the Effective Date in compliance with Section 8.9  (provided, however, that no such Borrowed Money Indebtedness was incurred at the instigation of U.S. Borrower or any of its Subsidiaries in contemplation of such acquisition); (i) Borrowed Money Indebtedness constituting contingent liabilities permitted by Section 8.3; and (j) other Borrowed Money Indebtedness not to exceed $10,000,000 at any one time outstanding.

8.2                                 Liens.  Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts or other Collateral; except Permitted Liens.

8.3                                 Contingent Liabilities.  Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for (a) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice; (b) obligations disclosed to Agents in the financial statements delivered on or prior to the Effective Date pursuant to Section 6.2 hereof  (and all renewals, extensions and replacements—but not increases—of such obligations after the Effective Date); (c) contingent liabilities with respect to those liabilities permitted under Sections 8.1 or 8.2 hereof (provided that, to the extent that such liabilities are subordinated to the Obligations, such contingent liabilities shall be subordinated to the Obligations on terms reasonably acceptable to the U.S. Agent); (d) contingent liabilities with respect to leases and other contracts or warranties and indemnities, in each case, not constituting Borrowed Money Indebtedness, which have been or are undertaken or made in the ordinary course of business; (e) contingent liabilities with respect to operating leases and other obligations of Subsidiaries which do not constitute Borrowed Money Indebtedness; (f) the undertaking in the ordinary course of business to maintain working capital or equity capital of a Subsidiary or otherwise maintain the net worth or solvency of a Subsidiary to the extent required to maintain qualification and good standing; and (g) additional contingent liabilities which do not exceed $10,000,000 in the aggregate at any time outstanding.

8.4                                 Mergers, Consolidations and Dispositions of Assets.  In any single transaction or series of transactions, directly or indirectly:

(a)                                  liquidate or dissolve; provided that any Subsidiary of U.S. Borrower may liquidate, dissolve or take action to wind-up its operations if (i) U.S. Borrower determines such action to be in the best interests of U.S. Borrower and its Subsidiaries; (ii) any liquidating dividends are paid to U.S. Borrower or to a wholly-owned Subsidiary of U.S. Borrower; and (iii) U.S. Borrower gives Agents written notice of such action at least ten (10) days prior to taking such action;

(b)                                 be a party to any merger or consolidation unless and so long as (i) no Default or Event of Default has occurred that is then continuing; (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default, (iii) if an Obligor is a party to such transaction, an Obligor is the surviving Person; (iv) the surviving Person ratifies and assumes each Loan Document to which any party to such merger was a party; and (v) Agents are given at least 10 days’ prior written notice of such merger or consolidation;

(c)                                  sell, convey or lease all or any part of its assets, except for (i) sales or leases of Inventory in the ordinary course of business (including transfers and dispositions of any assets which, in the reasonable judgment of the applicable Person, are obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business); (ii) sales, leases or licenses of other Property in the ordinary course of business; (iii) sales, leases or other dispositions of Property outside the ordinary course of business having a fair market value in an aggregate amount not to exceed, in the aggregate from and after the date hereof, ten percent (10%) of Tangible Net Worth calculated as of the date of the applicable sale or other disposition; (iv) sales, leases or other dispositions of Property (whether or not Collateral) expressly permitted by the other terms of this Agreement or any Loan Document; (v) conveyances constituting investments in Subsidiaries permitted by Section 8.8; (vi) transfers of assets (w) from any Subsidiary of U.K. Borrower to U.K. Borrower or to another Subsidiary of U.K. Borrower, (x) from any Subsidiary of Singapore Borrower to Singapore Borrower or to another Subsidiary of Singapore Borrower, (y) from any Subsidiary of Canadian Borrower to Canadian Borrower or to another Subsidiary of Canadian Borrower or (z) from any Subsidiary of U.S. Borrower (other than a Foreign Subsidiary) to U.S. Borrower or to another Subsidiary of U.S. Borrower (other than a Foreign Subsidiary) so long as, in each such case, the Liens of the Security Documents are not affected thereby; (vii) leases, subcharters or sublicenses of any Property (other than accounts receivable or other Property comprising the Collateral) by U.S. Borrower to any of its Subsidiaries or by any Subsidiary of U.S. Borrower to U.S. Borrower or any of its other Subsidiaries; (viii) the Permitted Disposition; and (ix) dispositions occurring as the result of a casualty event or condemnation, or

(d)                                 except for Liens in favor of Agents and except as provided in Schedule 8.4, pledge, transfer or otherwise dispose of any Equity Interest in any Material Subsidiary or any Borrowed Money Indebtedness of any Material Subsidiary or issue or permit any Subsidiary of U.S. Borrower to issue any additional Equity Interest other than stock evidencing a Permitted Investment or stock dividends (in each case, subject to a Lien in favor of Agents to the extent required hereby).

8.5                                 Redemption, Dividends and Distributions.  Except as set forth on Schedule 8.5 hereof, at any time:  (a) redeem, retire or otherwise acquire, directly or indirectly, any Equity Interest other than Equity Interests in wholly-owned Subsidiaries or (b) make any distributions of any Property or cash to the owner of any of the Equity Interests in any Obligor, other than, in either case, Permitted Dividends and Permitted Investments.

8.6                                 Nature of Business.  Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.

8.7                                 Transactions with Related Parties.  Enter into any transaction or agreement with any officer, director or holder of any Equity Interest in any Obligor (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources or is upon fair and reasonable terms in the ordinary course of business consistent with past practices; provided, however, no Obligor (or any Affiliate of an Obligor) shall be prohibited from making any payment resulting  from a Legal Requirement and/or entering into an agreement reflecting the transaction giving rise to such payment.

8.8                                 Loans and Investments.  Make any loan, advance, extension of credit or capital contribution to, or make or, except as permitted by Sections 8.1, 8.3, 8.4 or 8.9 hereof,  have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except (a) Permitted Investments; (b) normal and reasonable advances in the ordinary course of business to officers and employees; (c) accounts receivable and accounts payable arising in the ordinary course of business; (d) deposits in money market funds investing exclusively in Permitted Investments; (e) Investments disclosed in the financial statements delivered pursuant to Section 6.2; (f) Investments by any Obligor in any other Obligor which is not a Foreign Subsidiary; (g) loans to and Investments in Foreign Subsidiaries not to exceed, in the aggregate at any one time, $200,000,000; (h) loans to and Investments in joint ventures in which the U.S. Borrower or any of its Subsidiaries is a participant not to exceed, in the aggregate at any one time, $100,000,000 (provided that any such joint venture must be engaged in business lines which are substantially similar to the business lines in which  the U.S. Borrower and its Subsidiaries, or any one of them, are engaged as of the date hereof); and (i) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

8.9                                 Subsidiaries.  Form, create or acquire any Material Subsidiary, except that U.S. Borrower (or any of its Subsidiaries) may form, create or acquire a wholly-owned Material Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) if such Material Subsidiary is not a Foreign Subsidiary, such Material Subsidiary shall execute and deliver to each Agent Guaranties in substantially the same form as the Guaranties executed concurrently herewith by the Material Subsidiaries of U.S. Borrower which are not Foreign Subsidiaries, (c) if such Material Subsidiary is a Material Subsidiary of Canadian Borrowers, such Material Subsidiary shall execute and deliver to Canadian Agent a Guaranty in substantially the same form as the Guaranties executed concurrently herewith in favor of Canadian Agent, (d) if such Material Subsidiary is a Material Subsidiary of U.K. Borrower, such Material Subsidiary shall execute and deliver to U.K. Agent a Guaranty in substantially the same form as the Guaranties executed concurrently herewith in favor of U.K. Agent, (e) if such Material Subsidiary is a Material Subsidiary of Singapore Borrower, such Material Subsidiary shall execute and deliver to Singapore Agent a Guaranty in substantially the same form as the Guaranties executed concurrently herewith in favor of

Singapore Agent, and (f) each such Material Subsidiary shall execute and deliver (and shall cause the applicable owner(s) of the Equity Interests in such Material Subsidiary to execute and deliver) such Security Documents as the Agents may reasonably require in order to create a valid, perfected, first priority Lien upon all Required U.S. Collateral, Required Canadian Collateral, Required Singapore Collateral or Required U.K. Collateral, as the case may be, securing the applicable Obligations.  Agents shall be given at least 10 days’ prior written notice of such formation, creation or acquisition.  Notwithstanding the foregoing, no Foreign Subsidiary may form, create or acquire a Subsidiary which is not a Foreign Subsidiary, except for a Subsidiary (x) which is treated as a disregarded entity for United States federal income tax purposes, (y) whose members are solely Foreign Subsidiaries and (z) which owns no assets other than Equity Interests in Foreign Subsidiaries.

8.10                           Organizational Documents.  Amend, modify, restate or supplement any of its Organizational Documents if such action could reasonably be expected to have a Material Adverse Effect.

8.11                           Unfunded Liabilities.  Incur any Unfunded Liabilities after the Effective Date or allow any Unfunded Liabilities to arise or exist to an extent which could reasonably be expected to have a Material Adverse Effect.

8.12                           Acquisitions.  Acquire any real Property or any material personal Property after the Effective Date (other than an acquisition of real or personal Property in the ordinary course of business which does not constitute an acquisition of all or a substantial portion of the assets, property and/or Equity Interests in and to any Person) unless Borrowers shall have demonstrated to the satisfaction of the U.S. Agent on a pro forma basis that, both before and after giving effect to the applicable acquisition, (i) no Default or Event of Default exists or could be reasonably expected to arise as a result of such acquisition, (ii) Borrowers have and will have at least $20,000,000 in unused Commitments and unrestricted cash and cash equivalents (on a consolidated basis), (iii) the acquisition is related to an existing line of business and (iv) either (x) the Leverage Ratio is and will be less than 2.00 to 1.00 or (y) each of (I) the aggregate  consideration paid in connection with any single such acquisition shall not exceed ten percent (10%) of the Tangible Net Worth of the U.S. Borrower and its consolidated Subsidiaries calculated as of the last day of the most recently ended fiscal quarter as of the date of the applicable acquisition and (II) the aggregate  consideration paid from and after the date hereof in connection with acquisitions of Property permitted by this Section (exclusive of acquisitions in the ordinary course of business) shall not exceed $100,000,000.

8.13                           Negative Pledges.  Except for (a) any of the Loan Documents, (b) customary provisions in leases, licenses, asset sale agreements and other customary agreements not related to Borrowed Money Indebtedness and entered into in the ordinary course of business or expressly permitted herein, and (c) restrictions imposed by agreements governing Permitted Liens, enter into any agreement or contract which limits or restricts in any way the granting of Liens by U.S. Borrower or any of its Subsidiaries securing any of the Obligations.

8.14                           Limitation on Capital Expenditures.  If, on the last day of any fiscal quarter, the sum of aggregate unused Commitments and unrestricted cash and cash equivalents (on a consolidated basis) is less than $20,000,000, permit aggregate Capital Expenditures of the U.S.

Borrower and its Subsidiaries during the subsequent quarter to exceed gross depreciation for such quarter or permit cash multi-client library investment (net of pre-funding) during such quarter to exceed multi-client library revenue during such quarter minus multi-client cash costs during such quarter.

8.15                           Swap Exposure.  Enter into (i) any program for reducing exposure to currency exchange fluctuations or (ii) any program for hedging of interest rate risk covering Borrowed Money Indebtedness unless, in either such case, such program is entered into for protection against currency exchange or interest rate risks, and not for speculative purposes.

8.16                           Material Subsidiaries.  U.S. Borrower shall not permit the aggregate of the total assets or the total annual revenues of all Material Subsidiaries which are Domestic Subsidiaries, Canadian Subsidiaries, Singapore Subsidiaries or U.K. Subsidiaries to be less than 90% of the aggregate consolidated total assets or the aggregate consolidated annual revenues of the U.S. Borrower and its Subsidiaries as of the last day of any fiscal quarter.  U.S. Borrower shall not permit any of its Foreign Subsidiaries or any of its Domestic Subsidiaries which are not Material Subsidiaries to own any right, title or interest in and to the U.S. Land Data Library.

9.                                       Defaults.

9.1                                 Events of Default.  If any one or more of the following events (herein called “Events of Default”) shall occur and be continuing, then any Agent may (and at the direction of the Majority Lenders, shall) do any or all of the following:  (1) without notice to any Borrower or any other Person, declare the applicable Commitments terminated (whereupon the Commitments shall be terminated) and/or accelerate the Termination Date to a specified date as early as the date of termination of the applicable Commitments; (2) terminate any Letter of Credit allowing for such termination, by sending a notice of termination as provided therein and require the applicable Borrower to provide Cover for outstanding Letters of Credit; (3) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, NOTICE OF ACCELERATION AND NOTICE OF INTENT TO ACCELERATE), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrowers; provided that in the case of the occurrence of an Event of Default with respect to any Obligor referred to in clause (f), (g) or (h) of this Section 9.1, the Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and the Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, NOTICE OF ACCELERATION AND NOTICE OF INTENT TO ACCELERATE), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrowers; and (4) exercise any or all other rights and remedies available to any Agent or any Lenders under the Loan Documents, at law or in equity:

(a)                                  Payments - (i) any Obligor shall fail to make any payment or required prepayment of any installment of principal on the Loans or any Reimbursement Obligation payable under the

Notes, this Agreement or the other Loan Documents when due or (ii) any Obligor fails to make any payment or required payment of interest with respect to the Loans, any Reimbursement Obligation or any other fee or amount under the Notes, this Agreement or the other Loan Documents when due and, in the case of clause (ii) only, such failure to pay continues unremedied for a period of three Business Days after invoice; or

(b)                                 Other Obligations - any Obligor shall default in the payment when due of any principal of or interest on any Borrowed Money Indebtedness having an outstanding principal amount of at least $5,000,000 in the aggregate (other than the Loans and Reimbursement Obligations) and such default shall continue beyond any applicable period of grace and shall give rise to a right on the part of the holder of such Borrowed Money Indebtedness to accelerate such Borrowed Money Indebtedness; or any event or condition shall occur which results in the acceleration of the maturity of any such Borrowed Money Indebtedness or enables the holder of any such  Borrowed Money Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace; or

(c)                                  Representations and Warranties - any written representation or warranty made or deemed made by or on behalf of any Obligor in this Agreement or any other Loan Document or in any certificate furnished or made by any Obligor to Agents or the Lenders in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified or deemed stated or certified; or

(d)                                 Affirmative Covenants - (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Section 7.3 hereof or (ii) default is made in the due observance or performance of any of the other covenants and agreements contained in Section 7 hereof or any other affirmative covenant of any Obligor contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by any Agent to U.S. Borrower or (y) such default otherwise becomes known to any executive officer of U.S. Borrower, whichever is earlier; or

(e)                                  Negative Covenants - default is made in the due observance or performance by any Borrower of any of the covenants or agreements contained in Section 8 of this Agreement or of any other negative covenant of any Obligor contained in this Agreement or any other Loan Document; or

(f)                                    Involuntary Bankruptcy or Receivership Proceedings - a receiver, receiver-manager, receiver and manager, interim receiver, monitor, conservator, judicial manager, liquidator or trustee of any Obligor or of any of its Property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 90 days; or any Obligor is adjudicated bankrupt or insolvent; or any material portion of such Person’s Property is sequestered by court order and such order remains in effect for more than 90 days; or a petition is filed against any Obligor under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 90 days after such filing; or

(g)                                 Voluntary Petitions or Consents - any Obligor commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing; or

(h)                                 Assignments for Benefit of Creditors or Admissions of Insolvency - any Obligor makes an assignment for the benefit of its creditors, or admits in writing its insolvency (including any admission of its inability to pay its debts generally as they become due), or consents to the appointment of a receiver, receiver-manager, interim receiver, monitor, trustee, or liquidator of such Obligor or of all or any substantial part of its Property; or

(i)                                     Undischarged Judgments - a final non-appealable judgment or judgments for the payment of money exceeding, in the aggregate, $5,000,000 (exclusive of amounts covered by insurance) is rendered by any court or other Governmental Authority against any Obligor and such Obligor does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof; or

(j)                                     Security Documents - any Security Document after delivery thereof, shall cease for any reason, except to the extent permitted by the terms of this Agreement or such Security Document, to create a valid and perfected Lien of the first priority (subject to the Permitted Liens), required thereby on any of the Collateral individually or in the aggregate having a fair market value in excess of $1,000,000 purported to be covered thereby and securing that portion of the Obligations which is therein designated as being secured, or any Obligor (or any other Person who may have granted or purported to grant such Lien) will so state in writing or, after the creation thereof as herein provided,  Agents shall cease to have valid, perfected, first priority Liens upon the issued and outstanding Equity Interests in and to all Subsidiaries of U.S. Borrower to the extent required by the terms of this Agreement; or

(k)                                  Change of Control; Ownership of Subsidiaries - (i) except for the Canadian Outside Equity Owners, any Person other than U.S. Borrower or its Subsidiaries shall own any Equity Interest in any Borrower or any Material Subsidiary or any Person other than an Agent shall acquire any Lien on any Equity Interest in any Borrower or any Material Subsidiary; or (ii) any Change of Control shall occur; or

(l)                                     Uninsured Loss - any Obligor shall be the subject of any uninsured or unindemnified casualty losses exceeding, in the aggregate, $10,000,000 in book value in any fiscal year; or

(m)                               Material Adverse Change – any event shall have occurred which constitutes, in the good faith opinion of a  commercial banker acting reasonably, a material adverse  effect  (i)  on the validity or enforceability of any of the Loan Documents  or  any  of the rights or remedies of the Agents or the Lenders thereunder  or  (ii) on the assets or liabilities of U.S. Borrower and its Subsidiaries on a consolidated basis.

9.2                                 Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by Borrowers and the other Obligors), to setoff and apply any and all deposits, whether general or special, time or demand, provisional or final (but excluding the funds held in accounts clearly designated as escrow or trust accounts held by any Borrower or any other Obligor for the benefit of Persons which are not Affiliates of any Obligor), whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit, at any time held, and any other funds or Property at any time held, and other Borrowed Money Indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or any other Obligor against any and all of the Obligations irrespective of whether or not such Lender or any Agent will have made any demand under this Agreement, the Notes or any other Loan Document.  Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Borrower or the applicable other Obligor, as the case may be, pro rata in accordance with their applicable Commitments.  Each Lender agrees to promptly notify the applicable Borrower and Agents after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application.  The rights of Agents and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which Agents or the Lenders may have.  This Section is subject to the terms and provisions of Sections 4.6 and 11.7 hereof.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, any amounts realized under this Section which constitute an asset of any Foreign Subsidiary shall only be applied to the payment of Canadian Obligations, Singapore Obligations  or U.K. Obligations.

9.3                                 Collateral Account.  U.S. Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by any Agent or by the Majority Lenders (through any Agent), pay to U.S. Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all outstanding U.S. Letters of Credit, which funds shall be held by U.S. Agent as Cover.  Canadian Borrowers hereby agree, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by any Agent or by the Majority Lenders (through any Agent), pay to Canadian Agent an amount in immediately available funds equal to the sum of the then aggregate amount available for drawings under all outstanding Canadian Letters of Credit plus the unpaid principal balance of all outstanding Bankers’ Acceptances, which funds shall be held by Canadian Agent as Cover.  Singapore Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by any Agent or by the Majority Lenders (through any Agent), pay to Singapore Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all outstanding Singapore Letters of Credit, which funds shall be held by Singapore Agent as Cover.  U.K. Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by any Agent or by the Majority Lenders (through any Agent), pay to U.K. Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all outstanding U.K. Letters of Credit, which funds shall be held by U.K. Agent as Cover.

9.4                                 Preservation of Security for Letter of Credit Liabilities.  In the event that, following (i) the occurrence of an Event of Default and the exercise of any rights available to any Agent or any Lender under the Loan Documents, and (ii) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and under the Loan Documents and all other amounts secured by the Security Documents, any Letters of Credit or Bankers’ Acceptances shall remain outstanding and undrawn upon, the applicable Agent shall be entitled to hold (and each Borrower and each other Obligor hereby grants and conveys to Agent a security interest in and to) all cash or other Property (“Proceeds of Remedies”) realized or arising out of the exercise of any rights available under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Letters of Credit and/or such Bankers’ Acceptances.  Such Proceeds of Remedies shall be held for the ratable benefit of the applicable Lenders; provided, however, that any cash and other liquid assets in excess of the aggregate Bankers’ Acceptance Liabilities and Letter of Credit Liabilities shall be promptly paid over to the applicable Obligor.  The rights, titles, benefits, privileges, duties and obligations of the applicable Agent with respect thereto shall be governed by the terms and provisions of this Agreement and, to the extent not inconsistent with this Agreement, the applicable Security Documents.  The applicable Agent may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as such Agent, in the exercise of its sole discretion, deems appropriate.  Such Proceeds of Remedies shall be applied to Reimbursement Obligations arising in respect of any such Letters of Credit, the payment of any Lender’s obligations under any such Letter of Credit and/or the Obligations relating to any such Bankers’ Acceptance when such Letter of Credit is drawn upon or such Bankers’ Acceptance matures, as the case may be.  Nothing in this Section shall cause or permit an increase in the maximum amount of the Obligations permitted to be outstanding from time to time under this Agreement.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, any amounts realized under this Section which constitute an asset of any Foreign Subsidiary shall only be applied to the payment of Canadian Obligations, Singapore Obligations or U.K. Obligations.

9.5                                 Currency Conversion After Maturity.  At any time following the occurrence of an Event of Default and the acceleration of the maturity of the Canadian Obligations pursuant to Section 9.1, the Canadian Lenders shall be entitled to convert, with two (2) Business Days’ prior notice to Canadian Borrowers, any and all or any part of the then unpaid and outstanding LIBOR Borrowings and Base Rate Borrowings of the Canadian Borrowers to Canadian Prime Loans.  Any such conversion shall be calculated so that the resulting Canadian Prime Loans shall be the equivalent on the date of conversion of the amount of Dollars so converted.  Any accrued and unpaid interest denominated in Dollars at the time of any such conversion shall be similarly converted to Canadian Dollars, and such Canadian Prime Loans and accrued and unpaid interest thereon shall thereafter bear interest in accordance with the terms hereof.

9.6                                 Remedies Cumulative.  No remedy, right or power conferred upon any Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

10.                                 Agents.

10.1                           Appointment, Powers and Immunities.  Each U.S. Lender hereby irrevocably appoints and authorizes U.S. Agent to act as its agent hereunder, under the U.S. Letters of Credit and under the other Loan Documents with such powers as are specifically delegated to U.S. Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Each Canadian Lender hereby irrevocably appoints and authorizes Canadian Agent to act as its agent hereunder, under the Canadian Letters of Credit and under the other Loan Documents with such powers as are specifically delegated to Canadian Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.    Each Singapore Lender hereby irrevocably appoints and authorizes Singapore Agent to act as its agent hereunder, under the Singapore Letters of Credit and under the other Loan Documents with such powers as are specifically delegated to Singapore Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Each U.K. Lender hereby irrevocably appoints and authorizes U.K. Agent to act as its agent hereunder, under the U.K. Letters of Credit and under the other Loan Documents with such powers as are specifically delegated to U.K. Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Any Loan Documents executed in favor of any Agent shall be held by such Agent for the ratable benefit of the applicable Lenders. None of the Agents (“Agents” as used in this Section 10 shall include reference to their Affiliates and their own and their Affiliates’ respective officers, shareholders, directors, employees and agents) (a) shall have any duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit, and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement, the Letters of Credit, or any other Loan Document or any other document referred to or provided for herein or therein or any Property covered thereby or for any failure by any Obligor or any other Person to perform any of its obligations hereunder or thereunder, or shall have any duty to inquire into or pass upon any of the foregoing matters; (c) shall be required to initiate or conduct any litigation or collection proceedings hereunder or under the Letters of Credit or any other Loan Document except to the extent requested and adequately indemnified by the Majority Lenders; (d) shall be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under the Letters or Credit or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or willful misconduct; (e) shall be bound by or obliged to recognize any agreement among or between any Borrower and any Lender to which such Agent is not a party, regardless of whether such Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (f) shall be charged with notice or knowledge of any fact or information not herein set out or provided to such Agent in accordance with the terms of this Agreement or any other Loan Document; (g) shall be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, and (h) shall be responsible for the acts or edicts of any Governmental Authority.  Any Agent may employ agents and attorneys-in-fact and none of the Agents shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Without in any way limiting any of the foregoing, each Lender acknowledges that none of the Agents (nor any Issuer) shall have greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500).  In any foreclosure proceeding concerning any Collateral, each holder of an Obligation if bidding for its own account or for its own account and the accounts of other Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against the Obligations held by it or the Obligations held by the other Lenders; instead, such holder must bid in cash only.  However, in any such foreclosure proceeding, (i) U.S. Agent may (but shall not be obligated to) submit a bid for all U.S. Lenders (including itself) in the form of a credit against the U.S. Obligations, and U.S. Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all U.S. Lenders, (ii)  Canadian Agent may (but shall not be obligated to) submit a bid for all Canadian Lenders (including itself) in the form of a credit against the Canadian Obligations, and Canadian Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all Canadian Lenders, (iii) Singapore Agent may (but shall not be obligated to) submit a bid for all Singapore Lenders (including itself) in the form of a credit against the Singapore Obligations, and Singapore Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all Singapore Lenders, and (iv) U.K. Agent may (but shall not be obligated to) submit a bid for all U.K. Lenders (including itself) in the form of a credit against the U.K. Obligations, and U.K. Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all U.K. Lenders.

10.2                           Reliance.  Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for any Borrower), independent accountants and other experts selected by such Agent.   None of the Agents shall be required in any way to determine the identity or authority of any Person delivering or executing the same.  As to any matters not expressly provided for by this Agreement, the Letters of Credit, or any other Loan Document, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act by U.S. Agent pursuant thereto shall be binding on all of the U.S. Lenders, any action taken or failure to act by Canadian Agent pursuant thereto shall be binding on all of the Canadian Lenders, any action taken or failure to act by Singapore Agent pursuant thereto shall be binding on all of the Singapore Lenders and any action taken or failure to act by U.K. Agent pursuant thereto shall be binding on all of the U.K. Lenders.  Pursuant to written instructions of the Majority Lenders, the Agents shall have the authority to execute releases of the Security Documents on behalf of the Lenders without the joinder of any Lender.  If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of any Agent under this

Agreement or any other Loan Document, then and in any of such events such Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Loan Document or otherwise; and if such Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

10.3                           Defaults.  None of the Agents shall be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or Reimbursement Obligations) unless such Agent has received notice from a Lender or a Borrower specifying such Default and stating that such notice is a “Notice of Default.”  In the event that any Agent receives such a Notice of Default, such Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment).  Each Agent shall (subject to Section 10.7 hereof) take such action with respect to such Notice of Default as shall be directed by the Majority Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Notice of Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Loan Documents, at law or in equity.

10.4                           Material Written Notices.  In the event that any Agent receives any written notice of a material nature from any Borrower or any Obligor under the Loan Documents, such Agent shall promptly inform each of the Lenders thereof.

10.5                           Rights as a Lender.  With respect to their applicable Commitments and the Obligations, each of Wells Fargo, HSBC Canada, HSBC Singapore and HSBC U.K., in its capacity as  a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each Agent in its individual capacity.  Each Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with any Borrower (and any of their Affiliates) as if it were not acting as an Agent, and each Agent may accept fees and other consideration from any Borrower (in addition to the fees heretofore agreed to between any Borrower and any Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.6                           Indemnification.  The Canadian Lenders, the U.S. Lenders, Singapore Lenders  and U.K. Lenders, respectively, agree to indemnify Canadian Agent, U.S. Agent, Singapore Agent and U.K. Agent, respectively  (to the extent not reimbursed under Section 2.2(c), Section 11.3 or Section 11.4 hereof, but without limiting the obligations of any Borrower under said Sections 2.2(c), 11.3 and 11.4), ratably in accordance with the sum of the applicable Lenders’ respective Canadian Commitments, U.S. Commitments, Singapore Commitments and U.K. Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE

NEGLIGENCE OF ANY INDEMNIFIED PARTIES, which may be imposed on, incurred by or asserted against the applicable Agent in any way relating to or arising out of this Agreement, the Letters of Credit or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which any Borrower is obligated to pay under Sections 2.2(c), 11.3 and 11.4 hereof, interest, penalties, attorneys’ fees and amounts paid in settlement, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.  The obligations of the Lenders under this Section 10.6 shall survive the termination of this Agreement and the repayment of the Obligations.

10.7                           Non-Reliance on Agents and Other Lenders.  Each Lender agrees that it has received current financial information with respect to each Borrower and each other Obligor and that it has, independently and without reliance on any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and each other Obligor and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  None of the Agents shall be required to keep itself informed as to the performance or observance by any Obligor of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Obligor.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder, under the Letters of Credit or the other Loan Documents, none of the Agents shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor (or any of their affiliates) which may come into the possession of any Agent.

10.8                           Failure to Act.  Except for action expressly required of an Agent hereunder, under the Letters of Credit or under the other Loan Documents, each Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 10.6 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9                           Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent  as provided below, U.S. Agent, Canadian  Agent, Singapore Agent and U.K. Agent, respectively,  may resign at any time by giving notice thereof to the U.S. Lenders, the Canadian Lenders, Singapore Lenders and U.K. Lenders, respectively,  and to U.S. Borrower, Canadian Borrowers, Singapore Lender and U.K. Borrower, respectively.  Any Agent may be removed at any time with or without cause by the Majority Lenders; provided, that such Agent shall continue as U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be,  until such time as any successor shall have accepted appointment hereunder as U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be.  Upon any such resignation or removal, (i) the Majority Lenders without the consent of any Borrower shall have the right to appoint a successor U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, so long as such successor U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, that is not a Lender at the time of such appointment so long as Borrowers consent to such appointment (which consent shall not be unreasonably withheld) and the successor Agent delivers to the applicable Borrower the forms required by Section 4.1(i) on or before the date of acceptance of its appointment as successor Agent.  If no successor U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring U.S. Agent’s, Canadian Agent’s, Singapore Agent’s or U.K. Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, then the retiring Agent may, on behalf of the applicable Lenders, appoint a successor U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, without the necessity of any consent on the part of any Borrower or any Lender.  Any successor U.S. Agent shall be a bank which has an office in the United States and a combined capital and surplus of at least $250,000,000, any successor Canadian Agent shall be a bank which has an office in Canada and a combined capital and surplus of at least C$250,000,000, any successor Singapore Agent shall be a bank which has an office in Singapore and a combined capital and surplus of at least $200,000,000 Singapore Dollars and any successor U.K. Agent shall be a bank which has an office in the United Kingdom and a combined capital and surplus of at least £100,000,000.  Upon the acceptance of any appointment as U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents.  Such successor Agent shall promptly specify by notice to Borrowers its Principal Office referred to in Section 3.1 and Section 4 hereof.  After any retiring Agent’s resignation or removal hereunder as an Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

10.10                     No Partnership.  Neither the execution and delivery of this Agreement nor any of the other Loan Documents nor any interest the Lenders, Agents or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and any Agent.  The relationship between the Lenders, on the one hand, and any Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Loan Documents shall be construed to constitute any Agent as trustee or other fiduciary for any Lender or to impose on any Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.

10.11                     Authority of Agent.  Each Lender acknowledges that the rights and responsibilities of each Agent under this Agreement and the Loan Documents with respect to any action taken by such Agent or the exercise or non-exercise by any Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this

Agreement and/or the other Loan Documents shall, as between such Agent and the Lenders, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between such Agent and the Obligors, such Agent shall be conclusively presumed to be acting as agent for the applicable Lenders with full and valid authority so to act or refrain from acting; and each Obligor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

11.                                 Miscellaneous.

11.1                           Waiver.  No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default.  No failure on the part of any Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.

11.2                           Notices.  All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telegraph, telecopy (confirmed by mail), cable or other writing and telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof (or provided for in an Assignment and Acceptance); or, as to any party hereto, at such other address as shall be designated by such party in a notice (given in accordance with this Section) (i) as to any Borrower, to Agents, (ii) as to U.S. Agent, to U.S. Borrower and to each U.S. Lender, (iii) as to Canadian Agent, to Canadian Borrowers and to each Canadian Lender, (iv) as to U.K. Agent, to U.K. Borrower and to each U.K. Lender,  (v) as to Singapore Agent, to Singapore Borrower and to each Singapore Lender, (vi) as to any U.S. Lender, to U.S. Borrower and Agents, (vii) as to any Canadian Lender, to Canadian Borrowers and Agents, (viii) as to any Singapore Lender, to Singapore Borrower and Agents and (ix) as to any U.K. Lender, to U.K. Borrower and Agents.  Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when (a) transmitted by telecopier or delivered to the telegraph or cable office, (b) personally delivered, (c) one Business Day after deposit with an overnight mail or delivery service, postage or carriage charges prepaid or (d) three Business Days’ after deposit in a receptacle maintained by the United States Postal Service or Canada Post or the official postal service of the United Kingdom or Singapore, as the case may be, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.

11.3                           Expenses, Etc.  Whether or not any Loan is ever made or any Bankers’ Acceptances ever accepted and purchased or any Letter of Credit ever issued, Borrowers shall pay or reimburse within 10 Business Days after written demand (a) (i) U.S. Agent for paying the reasonable fees and expenses of legal counsel to U.S. Agent in the United States, in Canada and in the United Kingdom, (ii) Canadian Agent for paying the reasonable fees and expenses of legal counsel to Canadian Agent in Canada, (iii) Singapore Agent for paying the reasonable fees and expenses of legal counsel to Singapore Agent in Singapore and (iv) U.K. Agent for paying the reasonable fees and expenses of legal counsel to U.K. Agent in the United Kingdom, in connection with the preparation, negotiation, execution and delivery of this Agreement

(including the exhibits and schedules hereto), the Security Documents and the other Loan Documents and the making of the Loans and the acceptance and purchase of Bankers’ Acceptances and the issuance of Letters of Credit hereunder, and any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Loan Document; (b) any Agent for any reasonable and customary search fees, collateral audit fees and appraisal fees; (c) any Agent for reasonable out-of-pocket expenses incurred in connection with the preparation, documentation, administration and syndication of the Loans or any of the Loan Documents (including, without limitation, the advertising, marketing, printing, publicity, duplicating, mailing and similar expenses)  and Letter of Credit Liabilities; (d) any Agent for paying all required transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any other Loan Document or any other document referred to herein or therein; (e) any Agent for paying all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Agreement, any Security Document or any document referred to herein or therein; and (f) following the occurrence and during the continuation of an Event of Default, any Lender or any Agent for paying all amounts reasonably expended, advanced or incurred by such Lender or such Agent to satisfy any obligation of any Obligor under this Agreement or any other Loan Document, to protect the Collateral, to collect the Obligations or to enforce, protect, preserve or defend the rights of the Lenders or Agents under this Agreement or any other Loan Document, including, without limitation, reasonable fees and expenses incurred in connection with such Lender’s or such Agent’s participation as a member of a creditor’s committee in a case commenced under the Bankruptcy Code or the Insolvency Act 1986 (England and Wales) or other similar law, fees and expenses incurred in connection with lifting the automatic stay prescribed in § 362 of the Bankruptcy Code or the Insolvency Act 1986 (England and Wales) and fees and expenses incurred in connection with any action pursuant to § 1129 of the Bankruptcy Code or the Insolvency Act 1986 (England and Wales) and all other reasonable and customary out-of-pocket expenses incurred by such Lender or such Agent in connection with such matters, together with interest thereon at the Past Due Rate applicable to U.S. Revolving Loans on each such amount from the due date until the date of reimbursement to such Lender or such Agent.

11.4                           Indemnification.  Subject to Section 4.2, Borrowers, jointly and severally,  shall indemnify each Agent, each Lender and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages (excluding taxes, which shall be governed solely by Section 4.1, Section 11.3 and Section 11.16) to which any of them may become subject, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, insofar as such losses, liabilities, claims or damages arise out of or result from any (i) actual or proposed use by any Borrower of the proceeds of any extension of credit (whether a Loan, a Bankers’ Acceptance or a Letter of Credit) by any Lender hereunder; (ii) breach by any Obligor of this Agreement or any other Loan Document; (iii) violation by any Obligor of any Legal Requirement; or (iv) investigation, litigation or other proceeding relating to any of the foregoing, and Borrowers, jointly and severally,  shall reimburse each Agent, each Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable and customary expenses (including reasonable and customary legal fees) incurred in connection with any such investigation or proceeding; provided, however, that none of the Borrowers shall have any obligations pursuant to this Section with respect to any losses, liabilities, claims, damages or expenses incurred by the Person seeking indemnification by reason of the gross negligence or willful misconduct of that Person or with respect to any disputes between or among any of Agents, Lenders and Issuers.  Nothing in this Section is intended to limit the obligations of any Borrower under any other provision of this Agreement.  Each Agent and each Lender, respectively, shall indemnify Borrowers and hold Borrowers harmless from and against the gross negligence or willful misconduct of such Agent or such Lender, as the case may be.  Nothing in this Section shall render Canadian Borrowers, Singapore Borrower or U.K. Borrower liable in respect of the U.S. Obligations.  In the case of any indemnification hereunder, the applicable Agent or the respective Lender, as appropriate, shall give written notice to the applicable Borrower of any such claim or demand being made against an indemnified person and the applicable Borrower shall have the non-exclusive right to join in the defense against any such claim or demand, provided that if such Borrower provides a defense, the indemnified person shall bear its own cost of defense unless there is a conflict of interests between such Borrower and such indemnified person.  No indemnified person may settle any claim to be indemnified without the consent of the applicable Borrower, such consent not to be unreasonably withheld or delayed.

11.5                           Amendments, Etc.  No amendment or modification of this Agreement, the Notes or any other Loan Document shall in any event be effective against any Borrower or any other Obligor party thereto unless the same shall be agreed or consented to in writing by such Person.  No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by any Obligor therefrom, shall in any event be effective against the Lenders unless the same shall be agreed or consented to in writing by the Majority Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following:  (a) increase any U.S. Commitments, Canadian Commitments, Singapore Commitments or U.K. Commitments of any of the Lenders (or reinstate any termination or reduction of the U.S. Commitments, Canadian Commitments, Singapore Commitments or U.K. Commitments), or subject any of the Lenders to any additional obligations; (b) reduce the principal of, or interest on, any Loan, Reimbursement Obligation, fee or other amount due hereunder; (c) postpone or extend the Revolving Loan Maturity Date, the Termination Date, the Availability Period or any scheduled date fixed for any payment of principal of, or interest on, any Loan, Reimbursement Obligation, fee or other sum to be paid hereunder or waive any Event of Default described in Section 9.1(a) hereof; (d) change the percentage of any of the U.S. Commitments, Canadian Commitments, Singapore Commitments  or U.K. Commitments, as the case may be, or of the aggregate unpaid principal amount of Obligations, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement; (e) change any provision contained in Sections 2.2(c), 7.9, 11.3 or 11.4 hereof or this Section 11.5; (f) release any Person from liability under a Guaranty or release all or substantially all of the security for the Obligations or release Collateral (exclusive of Collateral with respect to which any Agent is obligated to provide a release pursuant to this Agreement or any of the other Loan Documents or by law) in any one (1) calendar year ascribed an aggregate value on the most recent financial statements of the applicable Borrower delivered to Agents in excess of $1,000,000, and (g) modify the provisions of Sections 4.1(b) or 4.3 hereof regarding pro rata application of amounts after an Event of

Default shall have occurred and be continuing.  Notwithstanding anything in this Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 without the consent of U.S. Agent to the extent it affects U.S. Agent, as U.S. Agent or Canadian Agent to the extent it affects Canadian Agent, as Canadian Agent, Singapore Agent to the extent it affects Singapore Agent, as Singapore Agent, or U.K. Agent to the extent it affects U.K. Agent, as U.K. Agent.

11.6                           Successors and Assigns.

(a)                                  This Agreement shall be binding upon and inure to the benefit of Borrowers, Agents and the Lenders and their respective successors and assigns; provided, however, that, except as permitted by Section 8.4 hereof, no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders, and any such assignment or transfer without such consent shall be null and void.  Each Lender may sell participations to any Person in all or part of any Loan or Bankers’ Acceptance, or all or part of its Notes, U.S. Commitments, Canadian Commitments, Singapore Commitments or U.K. Commitments, as the case may be, or interests in Letters of Credit or Bankers’ Acceptances, in which event, without limiting the foregoing, the provisions of the Loan Documents shall inure to the benefit of each purchaser of a participation; provided, however, the pro rata treatment of payments, as described in Section 4.3 hereof and rights to compensation under Section 3.3 hereof, shall be determined as if such Lender had not sold such participation; provided further that no Obligor shall have any liability or obligation with respect to any increased costs, expenses or liabilities arising by reason of any such participation.  No Lender that sells one or more participations to any Person shall be relieved by virtue of such participation from any of its obligations to Borrowers under this Agreement.  In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to (i) any fees payable hereunder to the Lenders, (ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, any of the Obligations and (iii) the release of the Liens on all or substantially all of the Collateral.

(b)                                 Each U.S. Lender may assign to one or more U.S. Lenders or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) the aggregate amount of the U.S. Commitments of the assigning U.S. Lender subject to each such assignment shall in no event be less than $5,000,000 and (ii) other than in the case of an assignment to another U.S. Lender (that is, at the time of the assignment, a party hereto) or to a Lender Affiliate of such U.S. Lender or to a Federal Reserve Bank, Agents and, so long as no Event of Default shall have occurred and be continuing, U.S. Borrower must each give its prior written consent, which consents shall not be unreasonably withheld.  Each Canadian Lender may assign to one or more Canadian  Lenders or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) the aggregate amount of the Canadian Commitments of the assigning Canadian Lender subject to each such assignment shall in no event be less than $3,000,000 and (ii) other than in the case of an assignment to another Canadian  Lender (that is, at the time of the assignment, a party hereto) or to a Lender Affiliate of such Canadian  Lender,  Agents and, so long as no Event of Default shall have occurred and be continuing, Canadian Borrowers must each give its prior written consent, which consents shall not be unreasonably withheld.  Each U.K. Lender may assign to one or more U.K. Lenders or any other Person which (in any such case) is both a Qualifying Lender and a Section 212 Lender all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (x) the aggregate amount of the U.K. Commitments of the assigning U.K. Lender subject to each such assignment shall in no event be less than $3,000,000 and (y) other than in the case of an assignment to another U.K. Lender (that is, at the time of the assignment, a party hereto) or to a Lender Affiliate of such U.K. Lender which (in any such case) is both a Qualifying Lender and a Section 212 Lender, Agents and, so long as no Event of Default shall have occurred and be continuing, U.K. Borrower must each give its prior written consent, which consents shall not be unreasonably withheld.  Each Singapore Lender may assign to one or more Singapore Lenders or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (x) the aggregate amount of the Singapore Commitments of the assigning Singapore Lender subject to each such assignment shall in no event be less than $3,000,000 and (y) other than in the case of an assignment to another Singapore Lender (that is, at the time of the assignment, a party hereto) or to a Lender Affiliate of such Singapore Lender, Agents and, so long as no Event of Default shall have occurred and be continuing, Singapore Borrower must each give its prior written consent, which consents shall not be unreasonably withheld.  After giving effect to any assignment (other than an assignment of all of the commitments and Loans of the assigning Lender), the assigning Lender shall have commitments and Loans aggregating at least $3,000,000 unless otherwise agreed to by the U.S. Borrower and the U.S. Agent.  As a condition precedent to any such assignment, the parties to each such assignment shall execute and deliver to the applicable Agent (with a copy to U.S. Agent where applicable), for its acceptance an Assignment and Acceptance in substantially the form of Exhibit E hereto (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recording fee of $3,000 paid to the applicable Agent by the assignee (for which Borrowers will have no liability).  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto except in respect of provisions of this Agreement which survive payment of the Obligations and termination of the U.S. Commitments, Canadian Commitments, Singapore Commitments or U.K. Commitments, as the case may be).  Notwithstanding anything contained in this Agreement to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement and the other Loan Documents as collateral to a Federal Reserve Bank; provided that no such assignment shall release such Lender from any of its obligations hereunder.

(c)                                  By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Obligor or the performance or observance by any Borrower or any Obligor of any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered under either Section 6.2 or Section 7.2 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes U.S. Agent, Canadian Agent, Singapore Agent or U.K. Agent, as the case may be, to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)                                 The entries in the records of each applicable Agent as to each Assignment and Acceptance delivered to it and the names and addresses of the Lenders and the U.S. Commitments, Canadian Commitments, Singapore Commitments or U.K. Commitments of, and principal amount of the Obligations owing to, each Lender from time to time shall be conclusive, in the absence of manifest error, and Obligors, Agents and the Lenders may treat each Person the name of which is recorded in the books and records of the applicable Agent as a Lender hereunder for all purposes of this Agreement and the other Loan Documents.

(e)                                  Upon the applicable Agent’s receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder, together with any Note or Notes subject to such assignment and the written consent to such assignment (to the extent consent is required), such Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in its records and (iii) give prompt notice thereof to the applicable Borrower.  Within five Business Days after receipt of notice, the applicable Borrower, at its own expense, shall execute and deliver to the applicable Agent new Notes payable to the order of such assignee in the appropriate amounts and, if the assigning Lender has retained U.S. Commitments, Canadian Commitments, Singapore Commitments or U.K. Commitments, as the case may be,  hereunder, new Notes to the order of the assigning Lender in the appropriate amounts.  Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the forms required hereunder.   Thereafter, the replaced Notes shall be surrendered to the applicable Agent by the applicable Lender or Lenders, marked renewed and substituted and the originals thereof delivered to the applicable Borrower (with copies to be retained by the applicable Agent).  Where applicable, a copy of each Assignment and Acceptance executed by an assigning Lender and the assignee thereunder, together with any Note or Notes subject to such assignment and the written consent to such assignment (to the extent consent is required) shall be sent to U.S. Agent.

(f)                                    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of any Borrower; provided such Person agrees to maintain the confidentiality of such information in accordance with Section 11.18.

11.7                           Limitation of Interest.  U.S. Borrower, U.K. Borrower, Singapore Borrower, U.S. Lenders, U.K. Lenders and Singapore Lenders intend to strictly comply with all applicable usury laws of the United States and Texas (or the usury laws of any jurisdiction, including Canada, the United Kingdom and Singapore, whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas).  Canadian Borrowers and the Canadian Lenders intend to strictly comply with all applicable usury laws in effect in Canada (or the usury laws of any jurisdiction, including the State of Texas, whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws in effect in Canada).  Accordingly, the provisions of this Section 11.7 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread during the full term of the Obligations.  In no event shall Borrowers or any other Person be obligated to pay, or any Agent, any Issuer or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under applicable laws or (b) total interest in excess of the amount which such Person could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Ceiling Rate.  None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 9.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section 11.7, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Agent, any Issuer or any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Person, it shall be credited pro tanto against the then-outstanding principal balance of the applicable Borrower’s obligations to such Person, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

11.8                           Survival.  The obligations of Borrowers under Sections 2.2(c), 2.2(d), 7.9, 11.3 and 11.4 hereof and all other obligations of Borrowers in any other Loan Document (to the extent stated therein), the obligations of each Issuer under the last sentence of Section 2.2(b)(iii) and the obligations of the Lenders under Sections 4.1(d), 4.1(i),  10.6, 11.4, 11.7, 11.17 and 11.18 hereof, shall, notwithstanding anything herein to the contrary, survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and the Letters of Credit.

11.9                           Captions.  Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.10                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

11.11                     Governing Law.  THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT; PROVIDED, HOWEVER, THAT, EXCEPT AS MAY BE REQUIRED UNDER APPLICABLE LAWS, THE USURY LAWS OF THE STATE OF TEXAS OR THE UNITED STATES OF AMERICA SHALL NOT APPLY TO LOANS MADE TO AND BANKERS ACCEPTANCES ACCEPTED IN CANADA BY CANADIAN LENDERS DRAWN BY CANADIAN BORROWERS, BUT RATHER THE USURY LAWS IN EFFECT IN CANADA SHALL GOVERN IN SUCH CONTEXT.

11.12                     Severability.  Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law.  If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

11.13                     Interest Act (Canada).  Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be.  All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

11.14                     Judgment Currency.  The obligation of each Borrower to make payments on any Obligation to the Lenders or to any Agent hereunder in any currency (the “First Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “Second Currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the applicable Lender or the applicable Agent of the full amount of the First Currency payable, and accordingly the primary obligation of each Borrower shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the Second Currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the First Currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.

11.15                     Conflicts Between This Agreement and the Other Loan Documents.  In the event of any conflict between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.

11.16                     Limitation on Charges; Substitute Lenders; Non-Discrimination.  Anything in Sections 2.2(d), 3.3, 4.1 or 7.9 notwithstanding:

(1)                                  no Borrower shall be required to pay to any Lender reimbursement or indemnification with regard to any costs or expenses described in such Sections, unless such Lender notifies the applicable Borrower of such costs or expenses within 90 days after the date paid or incurred;

(2)                                  none of the Lenders shall be permitted to pass through to any Borrower charges and costs under such Sections on a discriminatory basis (i.e., which are not also passed through by such Lender to other customers of such Lender similarly situated where such customer is subject to documents providing for such pass through); and

(3)                                  if any Lender elects to pass through to any Borrower any material charge or cost under such Sections or elects to terminate the availability of LIBOR Borrowings for any material period of time, the applicable Borrower may, within 60 days after the date of such event and so long as no Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination such Borrower shall (i) if Agents and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (ii) have arranged for another financial institution approved by Agents (such approval not to be unreasonably withheld or delayed) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, the applicable Borrower shall have given written notice to Agents of such intention and the Lenders shall have the option, but no obligation, for a period of 30 days after receipt of such notice, to increase their U.S. Commitments, Canadian Commitments, Singapore Commitments or U.K. Commitments, as the case may be, in order to replace the affected Lender in lieu of such substitution.

11.17                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18                     Confidentiality.  Each of the Agents, Wells Fargo, HSBC Canada, HSBC U.K., HSBC Singapore and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement so long as such assignee or participant agrees to be bound by confidentiality provisions substantially similar to this Section or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower (or any Subsidiary of a Borrower) so long as such counterparty (and, if applicable, its advisors) agrees to be bound by confidentiality provisions substantially similar to this Section, (g) with the consent of the applicable Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, Wells Fargo, HSBC Canada, HSBC U.K., HSBC Singapore or any Lender on a nonconfidential basis from a source other than a Borrower or a Subsidiary of a Borrower.  For the purposes of this Section, “Information” means all information received from a Borrower (or any Subsidiary of a Borrower) relating to any Borrower (or any Subsidiary of a Borrower) or its business, other than any such information that is available to any Agent, Wells Fargo, HSBC Canada, HSBC U.K., HSBC Singapore or any Lender on a nonconfidential basis prior to such disclosure; provided that, in the case of information received after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.19                     USA Patriot Act Notice.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

11.20                     Special Condition Precedent to Singapore Revolving Loans and Letters of Credit.  Notwithstanding anything herein to the contrary, no Singapore Lender shall have any obligation to make any Singapore Revolving Loan or to issue any Singapore Letter of Credit unless and until the Singapore Agent shall have acknowledged  in writing to the Singapore Borrower (with a copy to the U.S. Agent) that the Singapore Agent is satisfied that all conditions precedent relating to the grant and perfection of Liens upon the Singapore Borrower’s assets or relating to guaranties by the Singapore Borrower or otherwise pertaining to the Singapore Borrower, all set forth in Section 5.1 of this Agreement, have been satisfied (which acknowledgment the Singapore Agent shall promptly deliver after such conditions are satisfied).  Until such time as Singapore Agent has delivered such acknowledgement, commitment fees shall not accrue hereunder with respect to the Singapore Commitments.  Notwithstanding the foregoing, the U.K. Lenders, the Canadian Lenders, the U.S. Lenders and the Issuers of U.K. Letters of Credit, Canadian Letters of Credit and U.S. Letters of Credit agree that the foregoing conditions precedent shall not constitute conditions precedent to their obligations to make the initial U.K. Revolving Loans, Canadian Revolving Loans, or U.S. Revolving Loans or to issue or participate in the initial U.K. Letters of Credit, Canadian Letters of Credit or U.S. Letters of Credit or to accept and purchase the initial Banker’s Acceptances hereunder.

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

VERITAS DGC INC.,
a Delaware corporation

By:		/s/ MARK E. BALDWIN
Mark E. Baldwin, Executive Vice President,
Chief Financial Officer and Treasurer

VERITAS ENERGY SERVICES INC.,
a corporation formed under the laws of the Province
of Alberta

By:		/s/ MICHAEL D. LAURIN
Michael D. Laurin, President

VERITAS ENERGY SERVICES PARTNERSHIP,
a general partnership formed under the laws of the
Province of Alberta

By:		Veritas Energy Services Inc.,
a corporation formed under the laws of the
Province of Alberta, its Partner

	By:	/s/ MICHAEL D. LAURIN
Michael D. Laurin, President

VERITAS GEOPHYSICAL (ASIA PACIFIC)
PTE. LTD., a company incorporated under the laws
of Singapore

By:		/s/ NIRMAL SINGH
Nirmal Singh, Director

VERITAS DGC LIMITED,
a company incorporated in England and Wales

By:	/s/ NICHOLAS A.C. BRIGHT
Nicholas A.C. Bright, Managing Director

Address for Notices:

Veritas DGC Inc.
10300 Town Park Drive
Houston, Texas 77072
Attention: Mark E. Baldwin, Executive Vice
President, Chief Financial Officer &
Treasurer
(Fax) 832-351-8701

With a required copy to:

Veritas DGC Inc.
10300 Town Park Drive
Houston, Texas 77072
Attention: Office of the General Counsel
(Fax) 832-351-8792

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as U.S. Agent and Lead
Arranger, Issuer of U.S. Letters of Credit and
a U.S. Lender

	By:	/s/ Philip C. Lauinger III
	Name:	Philip C. Lauinger III
	Title:	Vice President

Address for Notices:

U.S. Commitment:	1000 Louisiana, 9th Floor
MAC: T5002-090
$30,000,000.00	Houston, Texas 77002
Attention: Philip C. Lauinger III
Telecopy No.: 713-319-1087

Canadian Commitment:

$0

U.K. Commitment:

$0

Singapore Commitment:

$0

HSBC BANK PLC,
as U.K. Agent, Issuer of U.K. Letters of Credit
and as a U.K. Lender

	By:	/s/ C. A. Jones
	Name:	C. A. Jones
	Title:	Senior Corporate Banking Manager

Address for Notices:

U.S. Commitment:	The Forum
Marlborough Road
$0	Swindon
Wiltshire
SN3 1QN
United Kingdom
Attention: Chris Jones
Telecopy No.: 0044 (0) 8455 877312

Canadian Commitment:

0

U.K. Commitment:

$10,000,000.00

Singapore Commitment:

$0

HSBC BANK CANADA,
as Canadian Agent, Issuer of Canadian Letters
of Credit and as a Canadian lender

	By:	/s/ ALLISON DOWHANIK
Allison Dowhanik,
Vice-President, Commercial Financing

	By:	/s/ PETER BORSOS
	Name:	Peter Borsos
	Title:	Assistant Vice President, Commercial
Financial Services

Address for Notices:

U.S. Commitment:	407 - 8th Avenue S.W.
Calgary, Alberta, T2P 1E5
$0	Canada
Attention: Vice-President
Telecopy No.: 403-693-8561

Canadian Commitment:

$10,000,000.00

U.K. Commitment:

$0

Singapore Commitment:

$0

THE HONGKONG AND SHANGHAI BANKING
CORPORATION LIMITED, SINGAPORE
BRANCH, as Singapore Agent, Issuer of Singapore
Letters of Credit and as a Singapore Lender

	By:	/s/ JANET YOUNG
	Name:	Janet Young
	Title:	Head, Commercial Banking

	By:	/s/ MARCUS KWEK
	Name:	Marcus Kwek
	Title:	Assistant Vice President

Address for Notices:

U.S. Commitment:	21 Collyer Quay #08-01
HSBC Building
$0	Singapore 049320
Attention: Marcus Kwek
Telecopy No.: (65) 6533-2326

Canadian Commitment:

$0

U.K. Commitment:

$0

Singapore Commitment:

$15,000,000.00

JPMORGAN CHASE BANK, N.A.

	By:	/s/ CHRISTOPHER P. DVORACHEK
	Name:	Christopher P. Dvorachek
	Title:	Vice President

Address for Notices:

U.S. Commitment:	910 Travis Street, 7th Floor
Houston, Texas 77002
$5,000,000.00	Attention: Curt Prudhomme
Telecopy No.: 713-751-6199

Canadian Commitment:

$5,000,000.00

U.K. Commitment:

$0

Singapore Commitment:

$0

NATEXIS BANQUES POPULAIRES

	By:	/s/ DANIEL PAYER
	Name:	Daniel Payer
	Title:	Vice President

	By:	/s/ LOUIS P. LAVILLE, III
	Name:	Louis P. Laville, III
	Title:	Vice President and Group Manager

Address for Notices:

U.S. Commitment:	333 Clay Street, Suite 4340
Houston, Texas 77002
$10,000,000.00	Attention: Tanya McAllister
Telecopy No.: 713-571-6165

Canadian Commitment:

$0

U.K. Commitment:

$0

Singapore Commitment:

$0